EXHIBIT 4.1

VELOCITY EXPRESS CORPORATION,

as the Company

and

WELLS FARGO BANK, N.A.,

as Trustee

INDENTURE

Dated as of July 3, 2006

$78,205,000 aggregate principal amount

of

12% Senior Secured Notes Due 2010

ANNEXES

Annex I	Initial Purchasers
Annex II	Sources and Uses of Proceeds

EXHIBITS

INDENTURE

Velocity Express Corporation

$78,205,000 aggregate principal amount of

12% Senior Secured Notes Due 2010

INDENTURE, dated as of July 3, 2006, between VELOCITY EXPRESS CORPORATION, a Delaware corporation, as issuer (the “Company”), and WELLS FARGO BANK, N.A., a national banking association, as trustee (the “Trustee”), pursuant to which each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person, merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquired Disqualified Stock” means, with respect to any specified Person, Disqualified Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Disqualified Stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

“Acquired Preferred Stock” means, with respect to any specified Person, Preferred Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Preferred Stock incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

“Additional Assets” means (a) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, (b) any controlling interest or Joint Venture interest in another business or (c) any other tangible or intangible asset, right or interest (other than securities, cash, Cash Equivalents or other current assets) as may at any time or from time to time be owned or acquired by the Company or any Restricted Subsidiary, including any and all assets, rights or interests of Target and/or its Subsidiaries after giving effect to the Target Merger.

“Additional Notes” means any additional 12% Senior Secured Notes Due 2010, issued by the Company in accordance with, and subject to the limitations contained in, Section 2.01(b), having the same terms in all respects as the Notes issued on the Issue Date, except that interest will accrue on the Additional Notes from the most recent date to which interest has been paid on the Notes (other than Additional Notes) or, if no interest has been paid, from the Issue Date. Except as aforesaid, all Additional notes shall be treated as a single class of securities, as amended from time to time in accordance with the terms hereof, as the Notes issued pursuant to this Indenture on and from the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly, through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified Person. For the purpose of this definition, “control” when used with respect to any specified Person means the possession, direct or indirect, of the power to manage or direct or cause the direction of the management and policies of such Person directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.14.

“Agent” means any Registrar, Paying Agent or other agent or custodian duly designated as such for purposes of, among other things, service of process or receiving notices or demands.

“Agent Members” has the meaning set forth in Section 2.16.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Applicable Facility Cap” has the meaning set forth in Section 4.16(a).

“Applicable Pari Passu Indebtedness” means, in respect of any asset that is the subject of an Asset Sale, Pari Passu Indebtedness of the Company or its Restricted Subsidiaries that has a Stated Maturity prior to or at the same time as the Stated Maturity of the Notes.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (other than the creation of a Lien) of any assets (other than the disposition of inventory, equipment, supplies, accounts receivable and/or Cash Equivalents in the ordinary course of business consistent with past practice and other than the Permitted Real Estate Sale) (provided that the sale, conveyance or other disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.08 and/or Section 5.01 and not by Section 4.12);

(2) the sale by the Company or any of its Restricted Subsidiaries of Capital Stock of any of the Company’s Restricted Subsidiaries or Joint Ventures; and

(3) the issuance by any of the Company’s Restricted Subsidiaries of Capital Stock of such Restricted Subsidiary,

in the case of each of the foregoing clauses (1), (2) or (3), whether in a single transaction or a series of related transactions (A) that has a fair market value in excess of $500,000 or (B) for Net Proceeds in excess of $250,000.

Notwithstanding the foregoing, the following will not be deemed to be an Asset Sale: (a) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary provided that such assets (to the extent constituting Collateral) shall remain subject to the Lien of the Security Documents; (b) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary provided that such assets (to the extent constituting Collateral) shall remain subject to the Lien of the Security Documents; (c) Sale and Lease-Back Transactions; (d) Restricted Payments permitted by Section 4.10; (e) Permitted Investments; (f) any dispositions deemed to result from the creation, granting or existence of Permitted Liens; (g) dispositions of Cash Equivalents and issuances of Capital Stock made in connection with the Merger Closing substantially in the manner and amounts provided for in the Sources & Uses Schedule; and (h) concurrently with, and in exchange for the specified consideration payable therefor upon, the closing of any Target Alternative Transaction, the Company’s tender or disposition, in accordance with the terms and procedures specified in the Target Alternative Transaction documents, of Target Capital Stock acquired on the Issue Date from the Specified Target Holders.

“Asset Sale Offer” has the meaning set forth in Section 4.12.

“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction or functionally comparable transaction, the amount determined by multiplying the greater, at the time such arrangement is entered into, of (1) the fair value of the asset or property subject to such arrangement (as determined by the Company) or (2) the net proceeds of the sale of such asset or property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such asset or property as of the date of determination and of which the denominator is the full initial term of such lease.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” or any other law relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“BofA Facility” has the meaning set forth in the definition of the term “Existing Senior Obligations”.

“Business Day” or “business day” has the meaning set forth in Section 12.07.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (v) all warrants, options or other rights to acquire any item listed in (i) through (iv) of this definition.

“Cash Collateralized Letter of Credit” means that certain irrevocable letter of credit issued pursuant to the BofA Facility for which total undrawn amount and the maximum potential reimbursement obligations that may by its terms exist at any time as of and after the Issue Date in no event shall exceed $94,500 in the aggregate.

“Cash Equivalents” means (a) United States Dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $250 million, (d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least P-1 or Al-1 by Moody’s or S&P, respectively, and (f) investments in any U.S. Dollar-denominated money market fund as defined by Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, or any successor statute or statutes thereto.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly (including, but not limited to, by means of voting, support or lock-up agreements or the like) of securities representing 50% or more of the voting power of all Capital Stock of the Company; or

(2) Continuing Directors shall cease to constitute at least a majority of the directors constituting the Board of Directors; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Capital Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Capital Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Capital Stock (other than Disqualified Stock) of the surviving or transferee Person and such converted or exchanged Capital Stock represents at least a majority of the voting power of all Capital Stock of such surviving or transferee Person immediately after giving effect to such issuance; or

(5) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company or, prior to the Target Merger, the adoption by the Board of Directors of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Offer” has the meaning set forth in Section 4.08.

“Change of Control Payment” has the meaning set forth in Section 4.08.

“Change of Control Payment Date” has the meaning set forth in Section 4.08.

“Collateral” means any and all of the tangible or intangible assets, properties, rights and interests in which the Company and/or any Subsidiary Guarantor presently owns or maintains, or at any time or from time to time hereafter acquires or possesses, any interest or entitlement that is purported or required to be pledged, assigned and/or otherwise made subject to the Liens created pursuant to the Security Documents.

“Common Stock” means the common stock, par value $0.004 per share, of the Company.

“Company” means the party named as such in the first paragraph of this Indenture and further defined in the second paragraph hereof, until a successor replaces such party pursuant to Article 5 and thereafter means the successor.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus in each case, without duplication:

(i) an amount equal to any extraordinary loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such loss was deducted in computing such Consolidated Net Income;

(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent that such provision for taxes was included in computing such Consolidated Net Income;

(iii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(iv) depreciation and amortization (including amortization of financing fees, debt discounts and goodwill/other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income; and

(v) any non-cash charges (including non-cash restructuring charges and non-cash compensation expense recorded in respect of the issuance or grant of Capital Stock to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such Capital Stock may only be redeemed at the option of the holder for Capital Stock of the Company (other than Disqualified Stock)) reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period); minus

(vi) any non-cash items increasing Consolidated Net Income for such period (without duplication, excluding any reversal of a reserve for cash expenses, if the establishment of such reserve had previously decreased Consolidated Net Income), other than the accrual of review in the ordinary course of business), in each case, on a consolidated basis and determined in accordance with GAAP and Regulation S-X under the Exchange Act if applicable.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that (x) the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person, and (y) a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter ant all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations to that Restricted Subsidiary or its stockholders.

In connection with acquisitions or Asset Sales consummated subsequent to the commencement of any Covenant Reference Period, Consolidated Cash Flow shall be calculated for any such acquisition or Asset Sale on a pro forma basis for such Covenant Reference Period and in accordance with Regulation S-X under the Exchange Act if applicable.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary (or that is accounted for by the equity method of accounting) shall be included only to the extent of the lesser of (x) the amount of dividends or distributions paid in cash (but not by means of a loan) to the referent Person or a Restricted Subsidiary thereof or (y) the referent Person’s (or, subject to clause (ii), a Restricted Subsidiary of the referent Person’s) proportionate share of the Net Income of such other Person;

(ii) the Net Income (but not loss) of any Restricted Subsidiary (or that is accounted for by the equity method of accounting) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

(iii) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date, the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all current liabilities of the Company and its Restricted Subsidiaries as of such date (excluding any such current liabilities that are, by their terms, extendible or renewable at the option of the Company or the applicable Restricted Subsidiary to a date more than 12 months after such date) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with GAAP.

“Continuing Director” means, as of the date of determination, any Person who:

(i) was a member of the Board of Directors on the Issue Date; or

(ii) was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office as of the date hereof is listed in Section 12.02.

“Covenant Defeasance” has the meaning set forth in Section 9.03.

“Covenant Reference Period” means, with respect to the Company as of any date, the consecutive period of the four (4) most recently-ended fiscal quarters for which financial statements are available; provided that, with respect to any determinations made or required to be made under this Indenture as of any date prior to conclusion of the fourth (4th) fiscal quarter ending after the Issue Date, the Covenant Reference Period shall be based upon an annualized computation using applicable data reported for such lesser number of fiscal quarter(s) ended since the Issue Date.

“Cure Amount” has the meaning set forth in Section 4.16A(b).

“Default” means any event that is, or with the giving of notice or the lapse of time, or both, would constitute, an Event of Default.

“Defaulted Interest” has the meaning provided in Section 2.13.

“Defaulted Financing” has the meaning set forth in Section 4.16A(b).

“Default Option Period” has the meaning set forth in Section 4.16A(b).

“Default Participating Holders” has the meaning set forth in Section 4.16A(b).

“Default Refinancing” has the meaning set forth in Section 4.16A(b).

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Company, which Person must be a clearing agency registered under the Exchange Act.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who (1) does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and (2) is not an Affiliate, officer, director or an employee of any person (other than the Company or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after which the Notes mature; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date on which the Notes mature shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.10 and Section 4.08 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required pursuant to such Sections. The “liquidation preference” of any Disqualified Stock shall be the amount payable thereon upon liquidation prior to any payment to holders of Common Stock or, if none, the amount payable by the issuer thereof upon maturity or mandatory redemption.

“Equity Sale Proceeds” means the net cash proceeds received by the Company or Restricted Subsidiary, after giving effect to all underwriting commissions, discounts and fees and after payment of all transaction costs, expenses and fees, in respect of any issuance and sale of its Capital Stock (including by conversion or exercise of equity-linked securities of the Company) subsequent to the Issue Date that would not otherwise be prohibited by or inconsistent with any express limitation or restriction on such issuances or sales contained in this Indenture.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Proceeds” has the meaning set for in Section 4.12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exempt Preferred Stock” means any issued and outstanding Preferred Stock of the Company or any Restricted Subsidiary that (x) imposes no requirement or obligation whatsoever (whether absolute, contingent or otherwise) as to the Company’s or applicable Restricted Subsidiary’s payment of or accommodation for any mandatory dividend, guaranteed return or redemption, purchase or repurchase commitment in favor of holders thereof, excluding, in each case, any such requirements or obligations first becoming due and payable in accordance with their respective terms on a date subsequent to the Stated Maturity of the Notes, and (y) provides for payment-in-kind treatment of any non-mandatory dividends, accretions and distributions as may otherwise be made thereon by the Company or applicable Restricted Subsidiary.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence, and considered Indebtedness of the Company or any of its Restricted Subsidiaries, on the Issue Date, until such amounts are paid, including any reimbursement obligations (absolute or contingent) with respect to letters of credit (whether or not drawn upon), if any, outstanding as of the Issue Date; provided that, as determined as of or otherwise used in this Indenture in respect of any date or period occurring or continuing on or after the Issue Date, the term “Existing Indebtedness” shall specifically exclude, for purposes of Section 4.09(iii) and all other provisions of this Indenture, the Notes and/or the Security Documents, any and all Existing Senior Obligations, as the same shall have been fully and finally satisfied and discharged prior to or simultaneously with the Issue Date as a concurrent condition to the occurrence thereof.

“Existing Senior Creditor” means, as of the moment immediately prior to satisfaction and discharge of all Existing Senior Obligations on the Issue Date by direct disbursement of proceeds therefrom for such purpose, each Person holding or possessing any rights, interests or entitlements in, to or with respect to any such Existing Senior Obligations.

“Existing Senior Obligations” means any and all of the Indebtedness and related Obligations of the Company and/or its Restricted Subsidiaries outstanding immediately prior to, the disbursement of Note proceeds on the Issue Date, comprised exclusively of the following: (i) $22,000,000 in aggregate principal, interest and/or other Obligations fully due and payable as of the Issue Date to the lenders under the $42.5 million Amended and Restated Loan and Security Agreement, dated as of November 26, 2003 (as the same has been and may hereafter be amended, restated or otherwise modified), among VEI, as borrower, the lenders party thereto and Bank of America, N.A. (as successor to Fleet Capital), as agent for such lenders (the “BofA Facility”) and (ii) $6,000,000 in aggregate principal, interest and/or other Obligations fully due and payable as of the Issue Date pursuant to a certain Senior Subordinated Note issued by VEI to BET Associates, LP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries or any other applicable Person incurs, assumes, purchases, repurchases or redeems any Indebtedness (other than ordinary working-capital borrowings) or issues, purchases, repurchases or redeems Disqualified Stock or Preferred Stock (other than Exempt Preferred Stock) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, purchase, repurchase or redemption of Indebtedness or such issuance, purchase, repurchase or redemption of Disqualified Stock or Preferred Stock (other than Exempt Preferred Stock) as if the same had occurred at the beginning of the applicable Covenant Reference Period.

In addition, for purposes of making the computation referred to above:

(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries or any other applicable Person, including through mergers or consolidations, during the applicable Covenant Reference Period or subsequent to such Covenant Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Covenant Reference Period;

(ii) the Consolidated Cash Flow and Fixed Charges attributable to discontinued operations and to operations or businesses disposed of prior to the Calculation Date shall be excluded, but, in the case of such Fixed Charges, only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(iii) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date has been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(iv) if since the beginning of the applicable Covenant Reference Period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of such Covenant Reference Period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense (subject to the exclusions relating to debt issuance costs and original issue discount as otherwise addressed in clause (iii) immediately below) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, determined in accordance with GAAP;

(ii) the interest component of any commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, determined in accordance with GAAP, and net payments or receipts (if any) pursuant to Hedging Obligations of the types described in clauses (i) through (iii) of the definition thereof to the extent such Hedging Obligations relate to Indebtedness that is not itself a Hedging Obligation;

(iii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, but excluding amortization of debt issuance costs and original issue discount, non-cash interest payments (but including, without limitation, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(iv) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

(v) the product of (a) all dividend payments (other than any payments to the referent Person or any of its Restricted Subsidiaries and any dividends payable in the form of Qualified Capital Stock) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries other than dividends payable solely in Qualified Capital Stock of such Person or to such Person or its Restricted Subsidiary(ies), times (b) (x) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, or (y) if the dividends are deductible by such Person for income tax purposes, one.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“Global Notes” has the meaning set forth in Section 2.16.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or Disqualified Stock of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Disqualified Stock of such other Person (including those arising by virtue of partnership arrangements) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or Disqualified Stock of the payment thereof or to protect such obligee against loss in respect thereof in whole or in part (including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values and (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs in energy, raw materials, manufactured products or related commodities.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume or Guarantee such Indebtedness. If any Person becomes a Restricted Subsidiary on any date after the Issue Date (including by redesignation of an Unrestricted Subsidiary), the Indebtedness and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of Section 4.09 but will not be considered the sale or issuance of Capital Stock for purposes of Section 4.12. The accretion of original issue discount or payment of interest in kind will not be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person (except, in each case, to the extent constituting an accrued expense or trade payable of such Person):

(1) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances;

(3) Capital Lease Obligations and Attributable Debt in respect of Sale and Lease-Back Transactions;

(4) the balance deferred and unpaid of the purchase price of any property; and

(5) net Hedging Obligations,

if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, as well as

(a) all indebtedness of others secured by a Lien on any asset of such Person whether or not such indebtedness is assumed by such Person; provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness; and

(b) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of the types described above of any other Person.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national reputation in the United States which, in the judgment of the majority of the Disinterested Members of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means the purchasers identified on Annex I.

“Institutional Accredited Investor” means an institutional investor constituting an “accredited investor” within the meaning of any of Rules 501(a)(1), (2), (3) or (7) set forth in Regulation D under the Securities Act.

“interest” means interest accruing in respect of the Notes hereunder, including Defaulted Interest, if any.

“Interest Payment Date” means June 30 and December 30 of each year, commencing June 30, 2007 or, in the case of any Defaulted Interest as may be due and payable in accordance with Section 2.13, the later of (x) the fifth (5th) Business Day following the Trustee’s written demand on behalf of the Holders to the Company for payment of Defaulted Interest or (y) the next-scheduled semi-annual interest payment date in accordance with the foregoing clause of this definition.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“Investments” means, with respect to any Person, all investments by such Person in a Person (including an Affiliate of such Person) in the form of direct or indirect loans, advances or extensions of credit to such other Person (including any Guarantee by such Person of the Indebtedness or Disqualified Stock of such other Person) or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities of such other Person, together with all items that are or would be classified as investments of such investing Person on a balance sheet prepared in accordance with GAAP; provided that:

(w) investments made in connection with a bankruptcy proceeding in substitution of the Company’s interest as a creditor in such proceeding;

(x) trade credit and accounts receivable in the ordinary course of business;

(y) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees; and

(z) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds,

in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries, shall not be considered Investments.

“Issue Date” means the date hereof, the date of initial issuance of the Notes.

“Issue Date Conditions” means each of the following conditions and requirements to be and remain satisfied prior to and as of or, as applicable, immediately after giving effect to the issuances and transactions provided in this Indenture as occurring immediately upon the Issue Date:

(1) the Company shall have obtained all approvals and consents of its stockholders, the Board of Directors, the Existing Senior Creditors, the Specified Target Holders and, as and to the extent applicable, all regulatory/other governmental and the Nasdaq Stock Market, Inc. authorities, in each case with respect to any and all of the transactions contemplated by this Indenture, the Notes and/or the Security Documents, including specifically, but without limitation, stockholder and/or Nasdaq approval of the Series Q Transaction and of the Warrants and the Common Stock issuable in respect thereof;

(2) no Default shall have occurred and be continuing (or, upon giving effect to the Issue Date, shall result) other than any such Default as will by its nature be fully remedied immediately upon giving effect to the closing of the sale of the Units and the Series Q Transaction on the Issue Date or within such time thereafter as would prevent same from becoming an Event of Default hereunder; provided, in each case, that the Company shall have made sufficient provision for immediate and direct application of proceeds receivable by it on the Issue Date in respect of the sale of the Units and the concurrent Series Q Transaction closing and have otherwise delivered such assurances demonstrating to the reasonable satisfaction of the Required Holders the manner and timing for effecting such remedy of Default;

(3) all Security Documents required to be executed and delivered as of the Issue Date shall have been duly executed and delivered by the Company and the Subsidiary Guarantors to and in favor of the Trustee and the Holders, and the Collateral shall otherwise at such time be assembled and constituted such as to permit attachment, perfection and priority of all Liens as are provided to be created or attach and become perfected on and as of the Issue Date in favor of the Holders pursuant to such Security Documents;

(4) the Company shall have completed the Series Q Transaction in substantially the manner provided for the most-recent round of Series Q Transaction documentation made available by the Company on or prior to the Issue Date for review by prospective Holders; and

(5) simultaneously with and by direct disbursement on the Issue Date of Notes proceeds for such purposes, the Company shall have (A) paid and discharged in full any and all Existing Senior Obligations, other than the Cash Collateralized Letter of Credit, in accordance with their respective terms against payment of cash proceeds in an amount equal to or less than the threshold amounts specified in the Sources & Uses Schedule for application to such payment and discharge; (B) effected the full and final purchase and acquisition from the Specified Target Holders of all applicable Target securities specified in the definition thereof, against payments made on the Company’s behalf in amounts equal to or less than the threshold amounts specified in the Sources & Uses Schedule for each Specified Target Holder grouping or class; and (C) entered into with holders representing at least an additional 2% of Target’s fully-diluted common equity as of the Issue Date a valid and binding voting or proxy agreement or arrangement whereby such holders will be required to vote such additional percentage of Target’s fully-diluted common equity in favor of the Target Merger.

“Joint Venture” means any joint venture between the Company or any Restricted Subsidiary and any other Person, whether or not such joint venture is a Subsidiary of the Company or any Restricted Subsidiary.

“Legal Defeasance” has the meaning set forth in Section 9.02.

“Legal Holiday” has the meaning set forth in Section 12.07.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof), or the assignment or conveyance of any right to receive income therefrom.

“Maturity Date” when used with respect to any Note, means the date on which the principal amount of such Note becomes due and payable as therein or herein provided.

“Merger Closing” shall mean the effective date and time of consummation of the Target Merger in all significant respects in accordance with the terms and conditions set forth in the Target Merger Agreement and related transaction documents substantially in the form made available to the Trustee and the Holders as the operative Target Merger documentation as of the Issue Date, such consummation occurring (x) only upon satisfaction of all conditions precedent to the Target Merger specified in the Target Merger Agreement without any party’s waiver or release thereof or accommodation, modification or side-arrangement with respect thereto and otherwise without amendment to, limitation on or impairment of any rights, remedies, interests, entitlements, obligations or liabilities of the Company and/or its Restricted Subsidiaries under or in connection with such Target Merger Agreement and/or the Target Merger generally, excluding, in each case, any of the foregoing that are/were of a purely administrative nature or have/had no more than a de minimus impact, if any, on the assets, liabilities, businesses, operations and/or financial condition of the Company and/or its Restricted Subsidiaries; and, after giving effect to the Target Merger, and (y) in circumstances where all Indebtedness of the Target and/or Target Subsidiaries shall have been (or, simultaneously with the Merger Closing, shall be) fully and finally paid off and discharged on or prior to the Target Merger Closing, and upon and after giving effect to the Target Merger Closing, Target and each Target Subsidiary shall have duly and validly acceded to this Indenture as, and have guaranteed and assumed all corresponding Note Obligations imposed on, Subsidiary Guarantors in this Indenture and associated documentation governing or evidencing the Note Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined, in accordance with GAAP and before any reduction in respect of Preferred Stock (other than Exempt Preferred Stock) dividends, excluding, however,

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with

(a) any Asset Sale or any disposition pursuant to a Sale and Lease-Back Transaction or

(b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds (excluding any proceeds deemed to be “cash” pursuant to clause (x) of the proviso immediately following clause (iii) of Section 4.12) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the collection, sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the payment of Indebtedness (other than Permitted Senior Obligations) secured by a Lien on any asset sold in such Asset Sale, or which must by the terms of such Lien or by applicable law be paid out of the proceeds of such Asset Sale, (iv) all payments made with respect to liabilities directly associated with the assets which are the subject of the Asset Sale, including, without limitation, trade payables and other accrued liabilities, and (v) any reserves for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve for future liabilities established in accordance with GAAP; provided that the reversal of any such reserve that reduced Net Proceeds when issued shall be deemed a receipt of Net Proceeds in the amount of such proceeds on such day.

“Non-144A Global Note” has the meaning set forth in Section 2.16.

“Non-144A Note” has the meaning set forth in Section 2.02.

“Note Obligations” means any and all Obligations imposed on the Company, the Subsidiary Guarantors and their respective assets and properties for the benefit of the Holders (or of the Trustee, the Paying Agent or any other Person(s) acting as agent, trustee or representative for and on behalf of the Holders in connection herewith or therewith) pursuant to any term or provision of this Indenture, the Notes, the Security Documents and/or any other agreement, instrument or document executed and/or delivered pursuant to any of the foregoing.

“Notes” means the 12% Senior Secured Notes Due 2010 issued by the Company, treated as a single class of securities, as amended from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Notice of Financing Default” has the meaning set forth in Section 4.16A(b).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Officers” means any of the following: Chairman, President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary, Controller or any Senior Vice President.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel (who may be counsel to the Company or the Subsidiary Guarantors) stating the matters required by Section 12.05 and delivered to the Trustee.

“Optional Redemption Price” means the amount set forth below (expressed in percentages of the par value of the Notes), if redeemed during the twelve (12) month period commencing on June 30 of the applicable year set forth below; provided that the first such period specified below for year 2006 shall commence on the Issue Date and end on June 29, 2007:

Year	Redemption Price
2006	112%
2007	106%
2008	106%
2009 and thereafter	100%

in each case, as Optional Redemption Price shall be (x) in addition to and not in lieu of any and all accrued and unpaid interest on such Notes to but excluding the Redemption Date and (y) inapplicable and unavailable to the extent that any Special Mandatory Redemption Price or other redemption payment is specifically provided for pursuant to the express terms of this Indenture as applicable and in effect at such time and in such circumstances for which any purported optional redemption of the Notes is initiated or sought by the Company.

“Pari Passu Indebtedness” means any Indebtedness of the Company or a Subsidiary Guarantor that is not subordinated to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be.

“Participating Holders” has the meaning set forth in Section 4.16A(a).

“Paying Agent” has the meaning set forth in Section 2.04.

“Paying Agent Agreement” means that certain Paying Agent Agreement dated as of the Issue Date between and among the Company, CD&L Acquisition Corp., a Delaware corporation and a direct, wholly-owned Subsidiary of the Company, and American Stock Transfer & Trust Company, as paying agent.

“Payment Default” means, with respect to any Indebtedness, a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in the instrument(s) governing such Indebtedness.

“Peritas” means Peritas, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of THLPV.

“Permitted Business” means the business of providing transportation and distribution/logistics services to individual consumers and businesses and any business reasonably related, incidental, complementary or ancillary thereto or any expansions or extensions of business reasonably derived from the foregoing as may from time to time be determined by the Board of Directors to be in the Company’s or its Restricted Subsidiary’s best interests.

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment: (i) such Person becomes a Restricted Subsidiary of the Company; or (ii) such

Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d) any non-cash consideration received as consideration in an Asset Sale that was made pursuant to and in compliance with the provisions described in Section 4.12;

(e) any acquisition of assets or Capital Stock solely in exchange for, or out of the net cash proceeds of a substantially concurrent issuance of, Capital Stock (other than Disqualified Stock) of the Company or as otherwise expressly permitted hereby for purposes of the Merger Closing;

(f) Hedging Obligations entered into in the ordinary course of business and otherwise permitted under this Indenture;

(g) any Investment received by the Company or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim in bankruptcy or in partial or full satisfaction of accounts receivable owed by a financially troubled Person to the extent reasonably necessary in order to prevent or limit any loss by the Company or any of its Restricted Subsidiaries in connection with such accounts receivable;

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(i) cash or Cash Equivalent advances to customers of the Company and its Subsidiaries that are made in the ordinary course of business and are consistent with past practice in an aggregate amount not to exceed at any time outstanding $250,000;

(j) Investments in an aggregate amount, taken together with all other Investments made in reliance on this clause (j), not to exceed at any time outstanding $250,000 (minus any reductions in the aggregate amount of such Investments as a result of the disposition thereof, including through liquidation, payment or other reduction, including by way of dividend or distribution, for cash, the aggregate amount of such reductions not to exceed the aggregate amount of such Investments outstanding and previously made pursuant to this clause (j)); and

(k) cash or Cash Equivalent advances to Peritas that are made from and after the Issue Date in the ordinary course of business and consistent with past practice and do not exceed $75,000 for or during any calendar month or $1,000,000 in the aggregate for any and all such advances at any time made on or after the Issue Date;

(l) Investments in the Notes (including, specifically, any Additional Notes); and

(m) any Investment existing as of the Issue Date, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal docs not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith.

“Permitted Liens” means:

(1) Liens in favor of the Company or any Subsidiary Guarantor;

(2) Liens securing the Notes (including any Additional Notes that may be issued pursuant to the terms of this Indenture) and any other Note Obligations;

(3) Liens on property of a Person existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Company or a Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets of the Company or its Restricted Subsidiaries other than those of the Person merged into or consolidated with the Company or that becomes a Restricted Subsidiary of the Company;

(4) Liens on property (together with general intangibles and proceeds related to such property) existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens (including the interest of a lessor under a capital lease) on any asset (together with general intangibles and proceeds related to such property) existing at the time of acquisition thereof or incurred within 180 days following the time of acquisition or completion of construction thereof, whichever is later, to secure or provide for the payment of all or any part of the purchase price (or construction price) thereof (including obligations of the lessee under any such capital lease);

(6) Liens imposed by law, such as laborers’, other employees’, vendors’, materialmen’s, carriers’, warehousemen’s and mechanics’ Liens on the property of the Company or any Restricted Subsidiary, including Liens arising out of letters of credit issued to secure the Company’s obligations thereunder;

(7) easements, building restrictions, rights-of-ways, irregularities of title and such other encumbrances or charges not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(8) leases, subleases or licenses by the Company or any of its Restricted Subsidiaries as lessor, sublessor or licensor in the ordinary course of business and otherwise permitted by this Indenture, excluding in each case any and all Capital Lease Obligations;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Indebtedness under Hedging Obligations that are permitted to be incurred under clause (vi) of Section 4.09;

(11) Liens incurred in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Restricted Subsidiaries, including Liens securing letters of credit issued to secure the Company’s obligations thereunder, or any tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(12) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

(13) Liens arising by reason of deposits necessary to qualify the Company or any Restricted Subsidiary to conduct business, maintain self-insurance or comply with any law;

(14) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, prejudgment Liens that are being contested in good faith by appropriate proceedings and Liens arising out of judgments or awards against the

Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review; provided that in each case any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(15) Liens securing assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(16) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, Asset Sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Company or any Restricted Subsidiary on the property to be disposed of, to the extent such dispositions are permitted by this Indenture;

(17) Liens on assets (other than Principal Property) of the Company or any Restricted Subsidiary arising as a result of a Sale and Lease-Back Transaction with respect to such assets; provided that the proceeds from such Sale and Lease-Back Transaction are applied to the payment of Indebtedness or acquisition of Additional Assets or the making of capital expenditures pursuant to Section 4.12;

(18) the interest of a lessor or licensor under an operating lease or license under which the Company or any of its Restricted Subsidiaries is lessee, sublessee or licensee, including protective financing statement filings, and/or licenses or leases by the Company or any of its Restricted Subsidiaries as licensor or lessor in the ordinary course of business and otherwise permitted by this Indenture for patents, copyrights, trademarks, trade names and other intellectual property;

(19) Liens to secure Indebtedness comprised of Permitted Refinancing Indebtedness, Purchase Money Obligations or Capital Lease Obligations permitted by clauses (iv) and (xii) of the second paragraph of Section 4.09 covering only the property or assets acquired with or financed by such Indebtedness or, in the case of any Permitted Refinancing Indebtedness, property or assets as were previously subject to Liens securing the Indebtedness being refinanced thereby;

(20) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens described in clauses (1) through (19) of this definition; provided that such extension, renewal or replacement Lien shall be limited to the same property or assets that secured the Lien being so extended, renewed or replaced and shall in no event be amended or adjusted such as to result in any Lien or priority that purports to take priority over or otherwise conflicts with any Liens created in favor of the Holders pursuant to the Security Documents or, at any time from and after the Subordination Required Date, the Liens created in favor of the Holders pursuant to the Security Documents or any Liens created in favor of the Senior Facility Creditors pursuant to the Senior Facility Documents or is inconsistent with the relative priorities as established among the Holders and the Senior Facility Creditors with respect to the immediately foregoing Liens as set forth in the Subordination Agreement;

(21) the Senior Lien, as, when and to the extent expressly provided for in the Subordination Agreement;

(22) a Lien on Cash Pledged to secure the Cash Collateralized Letter of Credit, in an amount equal to 105% of the undrawn amount of such Letter of Credit; and

(23) Liens not otherwise permitted by clauses (1) through (22) above encumbering assets having an aggregate Fair Market Value not in excess of $1,000,000.

“Permitted Real Estate Sale” means the sale of the Company’s sole piece of owned real estate located in the State of Georgia that subject to arms’-length conveyance to a non-Affiliate purchaser pursuant to a purchase agreement in effect on the Issue Date for aggregate sale proceeds to the Company and/or applicable Restricted Subsidiary(ies), consistent with prevailing local real-estate market pricing, of approximately $500,000.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness (other than the Note Obligations and, except as complying in each and every instance with all conditions and requirements as are applicable hereunder to the initial incurrence and continuing maintenance thereof pursuant to Sections 4.16 and 4.16A and the other applicable terms and conditions of this Indenture, the Subordination Agreement and/or the Security Documents, the Senior Facility Obligations) of the Company or any of its Restricted Subsidiaries; provided that:

(i) the principal amount (or liquidation preference in the case of Preferred Stock (other than Exempt Preferred Stock) or Disqualified Stock) of such Permitted Refinancing Indebtedness (or if such Permitted Refinancing Indebtedness is issued at a discount, the initial issuance price of such Permitted Refinancing Indebtedness plus any accreted amounts pursuant to the terms of such Indebtedness) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a Stated Maturity date no earlier than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a Stated Maturity date later than the Stated Maturity date of, and is subordinated by its terms in right of payment to, the Notes on subordination terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iv) such Indebtedness is incurred by the Company or a Subsidiary Guarantor if the Company or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(v) such Indebtedness is incurred by the Company or a Restricted Subsidiary if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Senior Obligations” means, in each case to the extent outstanding at any time or from time to time on or after the Issue Date in accordance with all terms and conditions governing or evidencing same as effect on such date and in conformity with all applicable requirements and limitations contained in this Indenture, each of the Note Obligations and the Senior Facility Obligations.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any kind.

“Physical Notes” means certificated Notes in registered form in substantially the form set forth in Exhibit A.

“PORTAL Market” means the Private Offerings, Resales and Trading through Automated Linkages Market operated by the National Association of Securities Dealers, Inc. or any successor thereto.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of this Indenture.

“principal” of (x) a Note means the principal of the Note (assuming the full accreted value thereof) plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time or (y) any Senior LOC Obligations has the meaning provided in the definition of such term below.

“Principal Property” means any building, structure or other facility used primarily for manufacturing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value of which on the date as of which the determination is being made is an amount which exceeds 3% of Consolidated Net Tangible Assets.

“Private Placement Legend” means the legend initially set forth on the Rule 144A Notes and Other Notes that are Restricted Notes in the form set forth in Exhibit B.

“Purchase Agreement” means the purchase agreement, dated the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Purchase Money Obligations” means Indebtedness of the Company or a Subsidiary Guarantor incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of an asset; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the asset being financed, or in the case of real property or fixtures, the real property or fixtures to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after the acquisition of such asset by the Company or such Subsidiary Guarantor, or such installation, construction or improvement.

“Qualified Capital Stock” shall mean all Capital Stock of a Person other than Disqualified Stock of such Person.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A promulgated under the Securities Act.

“Qualified Notice” has the meaning set forth in Section 4.16A(a).

“Qualified Participation Notice” has the meaning set forth in Section 4.16A(b).

“Qualified Accounts Receivable” means the unpaid portion of any credit card receivable or other account receivable (determined in accordance with GAAP) payable to the Company and/or any Restricted Subsidiary in United States Dollars that are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (subject only to the Senior Lien, as, when and to the extent expressly provided for in the Subordination Agreement), net of any returns, discounts, claims, credits, charges or other allowances, charge-backs, offsets, deductions, counterclaims, disputes or other defenses relating to any such receivable or otherwise, and reduced by the aggregate amount of all reserves; provided that the term “Qualified Accounts Receivable” shall in no event include any receivable, account or portion thereof that is more than 90 days past due.

“Redemption Date” means, when used with respect to any Note(s) subject to redemption under Section 3.01, the date fixed for such redemption pursuant to the provisions specified in such Section.

“Refinancing Option Period” has the meaning set forth in Section 4.16A(a).

“Registrar” has the meaning set forth in Section 2.04.

“Required Holders” means, as of any date, the Holders of at least 50% in aggregate principal amount of the Notes at such time outstanding pursuant to this Indenture.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer in the Corporate Trust Department of the Trustee including any vice president, assistant vice president or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, and to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” has the same meaning as “Restricted Security” set forth in Rule 144(a)(3) promulgated under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note.

“Restricted Subsidiary” of the Company means any Subsidiary of the Company (whether or not the Company has previously designated such Subsidiary as an Unrestricted Subsidiary) (1) more than 50% of whose net sales and operating revenues during the applicable Covenant Reference Period were derived in, or more than 50% of whose operating properties are located in, the United States (excluding its territories and possessions, but including Puerto Rico) or (2) more than 50% of whose assets consist of securities of other Restricted Subsidiaries or (3) which owns a Principal Property. Unless the context otherwise requires, each reference to a “Restricted Subsidiary” shall refer to a Subsidiary of the Company.

“Retained Note” has the meaning set forth in Section 3.08.

“Retaining Holder” has the meaning set forth in Section 3.08.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” has the meaning set forth in Section 2.16.

“Rule 144A Note” has the meaning set forth in Section 2.02.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” means any arrangement with any Person (other than the Company or a Subsidiary), or to which any such Person is a party, providing for the leasing, pursuant to a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, to the Company or a Restricted Subsidiary of any property or asset which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person (other than the Company or a Subsidiary) to which funds have been or are to be advanced by such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Agreement” means the Security Agreement to be executed and delivered on and effective as of the Issue Date by the Company and each of the Subsidiary Guarantors, as debtors, to and in favor of the Trustee, for the benefit of the Holders, as secured party, in substantially the form attached as Exhibit G hereto.

“Security Documents” means the Security Agreement, the Control Agreement (as defined in the Security Agreement), the Subordination Agreement (as and when required to be entered into as of the Subordination Required Date) and the various other security agreements, mortgages, pledge agreements, collateral assignments and/or other instruments evidencing or creating any security interests or Liens in favor of the Holders or the Trustee acting for and on behalf of the Holders, in each case as amended, replaced, modified, or restated from time to time in accordance with its terms and the terms of this Indenture.

“Senior Facility Agent” means Wells Fargo Foothill, Inc., a California corporation, or any other bank or financial institution proposed by the Company of national reputation or otherwise reasonably acceptable to the Trustee, in such bank’s or financial institution’s capacity as administrative, collateral or other facility agent, trustee, nominee or representative appointed in accordance with Senior Facility Documents to act for and on behalf of the Senior Facility Creditors, together with any replacement thereof or successor thereto duly appointed to act in such capacity.

“Senior Facility Agreement” has the meaning set forth in Section 4.16.

“Senior Facility Creditors” means each lender party to (specifically including, without limitation, each issuer of or with respect to LOC Obligations arising or outstanding pursuant to) the Senior Loan Agreement, along with each other Person holding or beneficiary to any assignment of, participation in or accession to the rights of a lender, noteholder, issuer, creditor, secured party or other obligee with respect to Senior Facility Obligations evidenced by or arising under the Senior Facility Documents, and shall also mean and include the Senior Facility Agent.

“Senior Facility Documents” means, in each case as may be entered into by the Company and/or its Restricted Subsidiaries on or after the Issue Date in accordance with the terms and subject to the conditions and limitations contained in Section 4.16, the Senior Facility Agreement and all instruments and documents from time to time governing or evidencing Senior LOC Obligations that have been incurred pursuant to terms and conditions of the Senior Facility Agreement, together with the various security agreements, mortgages, pledge agreements, collateral assignments and/or other instruments executed and/or delivered by the Company and/or any Restricted Subsidiary(ies) to or in favor of the Senior Facility Creditors (or the Senior Facility Agent acting on their behalf) pursuant to any express requirement set forth in the Senior Facility Agreement, in each case as amended, replaced, modified, or restated from time to time in accordance with its terms and the terms of the Subordination Agreement.

“Senior Facility Obligations” means all Senior LOC Obligations and all revolving Indebtedness of the Company and/or its applicable Restricted Subsidiaries for borrowed money advanced or extended by the Senior Facility Creditors pursuant to the terms and conditions of the Senior Facility Agreement, together with interest (including post-petition interest), premium and fees payable on or in respect of such Senior LOC Obligations and/or other Indebtedness, all costs, expenses, indemnities and other amounts payable in connection therewith, as expressly provided for in the Senior Facility Agreement as originally executed and in effect on and as of the Subordination Required Date or as amended as permitted thereby.

“Senior Lien” has the meaning assigned to such term in the Subordination Agreement as entered into in its definitive form on the Subordination Required Date, and each reference thereto made in this Indenture and/or the other Transaction Documents shall mean and include such Senior Lien as, when and to the extent created on or attaching to, and for so long as existing on and continuing with respect to, the Collateral in accordance with the express terms and conditions of such Subordination Agreement.

“Senior LOC Obligations” means, in each case as first incurred at any time on or after the Subordination Required Date, Indebtedness of the Company and/or applicable Subsidiary Guarantor(s) to or in favor of one or more Senior Facility Creditors as of any date represented by the sum of the aggregate undrawn portions of plus the aggregate of all reimbursements due under letters of credit issued in accordance with the terms and conditions of the Senior Loan Agreement, which sum shall, for purposes of the Applicable Facility Cap or any other provisions of this Indenture imposing restrictions or otherwise based on or pertaining to the principal portion of any Senior Facility Obligations or other Indebtedness of the Company and/or its Restricted Subsidiaries, shall constitute the principal amount of any and all of the Senior LOC Obligations included among the Senior Facility Obligations or other Indebtedness as may be referenced herein.

“Senior LOC Preferred Use” means the issuance of, and the Company’s or its Restricted Subsidiaries’ incurrence of Senior LOC Obligations evidenced by, standby letters of credit issued pursuant to the terms and conditions of the Senior Facility Agreement either (x) in replacement of, as and when acquired and assumed in connection with the Merger Closing, certain irrevocable letters of credit issued on behalf of the Target and/or Target Subsidiaries prior to Issue Date and remaining outstanding through the Merger Closing, representing as of each such date a total of reimbursement obligations plus undrawn amounts in no event exceeding $3,500,000 or (y) for purposes of achieving net insurance-cost savings (after pro forma application of all letter-of-credit-related expenses) to the Company and/or its Restricted Subsidiaries, as projected by the Company in a reasonably-computed and reasonably-detailed, good faith estimate certified to by the Company as such in an Officer’s Certificate delivered to the Trustee, by substitution of such letter-of-credit financing for its or their traditional cost-management practices as to insurance-related matters in the ordinary course.

“Series Q Transaction” means the offering and sale on the Issue Date of the Company’s Series Q Convertible Preferred Stock, par value $0.004 per share, resulting in aggregate proceeds to the Company of $40,000,000, together with the various related transactions to occur simultaneously with such offering and sale as expressly provided in the Purchase and Sale Agreement dated as of the Issue Date between the Company and the Purchasers party thereto, in each case, as to be completed simultaneously with the Issue Date in substantially the manner provided for the most-recent round of Series Q Transaction documentation made available by the Company on or prior to the Issue Date for review by prospective Holders.

“Significant Holders” means, as of any date, the Holders of at least 25% in aggregate principal amount of the Notes at such time outstanding pursuant to this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the Issue Date.

“Sources & Uses Schedule” has the meaning set forth in Section 2.01(c).

“Special Mandatory Redemption Date” means the date that is twenty (20) Business Days after the Special Redemption Trigger.

“Special Mandatory Redemption Price” means a cash amount equal to (x) 106% of the original principal amount of any and all Notes as initially outstanding on and as of the Issue Date; plus (y) any and all accrued and unpaid interest on such Notes from and including the Issue Date to but excluding the Special Mandatory Redemption Date.

“Special Redemption Trigger” shall mean the earliest to occur of the following:

(i) the closing or consummation of a Target Alternative Transaction; or

(ii) effectiveness of termination of the Target Merger Agreement by any party or for any reason; or

(iii) failure for any other reason of the Merger Closing to occur on or prior to the two hundred seventieth (270th) day immediately following the Issue Date, regardless of the disposition or status at such time of the Target Merger Agreement.

“Specified Target Holders” means the Persons owning, holding or possessing immediately prior to occurrence of the Issue Date: (a) any and all issued and outstanding shares of Target’s Series A Convertible Preferred Stock, (b) any and all of Target’s outstanding Series A Convertible Notes and all related Obligations and (c) shares of Target common stock and/or options or warrants to acquire Target common stock, which together represent in the aggregate no less than 49%, but no more than 50%, of Target’s total issued and outstanding common stock on a fully-diluted basis on and as of the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (or any later date established by any amendment to such original documentation) and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means Indebtedness that is by its terms subordinated to the Notes and the Subsidiary Guarantees, as applicable.

“Subordination Agreement” means the Intercreditor and Subordination Agreement to be entered into on or prior to the Subordination Required Date in substantially the form as attached as Exhibit E hereto by the Trustee, acting for and on behalf of the Holders pursuant to specific authorization granted by each Holder as provided in Section 8.01(b), to and in favor of the Senior Facility Creditors.

“Subordination Required Date” means the date of the Company’s (and/or any Restricted Subsidiary’s) execution or delivery of any Senior Facility Document(s).

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries such Person (or any combination thereof).

“Subsidiary Guarantee” means a guarantee of the Notes and the Note Obligations, along with accession to the Security Documents, by a Subsidiary Guarantor.

“Subsidiary Guarantor” means each Restricted Subsidiary in its capacity provided for in the Subsidiary Guarantee required to be executed by it in accordance with the provisions of this Indenture, in each case, until the Subsidiary Guarantee of such Person is released in accordance with the provisions of this Indenture.

“Surviving Person” has the meaning set forth in Section 5.01.

“Target” means CD&L, Inc., a Delaware corporation.

“Target Alternative Transaction” means the merger or acquisition of or with respect to Target, as directed by Target’s Board of Directors in the exercise of its fiduciary responsibilities, consummated or to be consummated by or with any Person, on any terms or otherwise in any manner other than consummation of the Merger Closing as between the Company, Target and their applicable Subsidiaries pursuant to terms and conditions as documented and agreed in the Target Merger Agreement.

“Target Merger” means the acquisition by the Company of the Target pursuant to the Target Merger Agreement, resulting in the Target becoming a 100%-owned Subsidiary of the Company.

“Target Merger Agreement” means the Agreement and Plan of Merger of even date with this Indenture by and between the Company, the Company’s acquisition-purpose Subsidiary, and Target.

“Target Merger Closing” means the effective date and time of the consummation of the Target Merger.

“Tax Original Issue Discount” means the amount of ordinary interest income on a Note that must be accrued as original issue discount for United States federal income tax purposes under the Internal Revenue Code, pursuant to United States Treasury Regulation Section 1.1275-4 or any successor provision.

“Terminal Value Conditions” means, in each case as determined as of and by reference to the Maturity Date, either of the following: (x) Consolidated Cash Flow for the Company for then-applicable Covenant Reference Period exceeding $40 million or (y) a Volume-Weighted Average Trading Price for the Common Stock exceeding $2.75 per share for any 20 trading days falling within any consecutive 30-trading-day period occurring at any time after the Issue Date and prior to the Maturity Date.

“Terminal Value Payment” means, if and to the extent that the Terminal Value Conditions have not then been met, a cash payment to the Holders on the Maturity Date in an amount equal 1 years’ interest assessed at the rate of 12 % per annum on the entire principal balance of the Notes subject to repayment on such Maturity Date.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture (except as provided in Section 8.03).

“Transaction Documents” means, collectively, this Indenture, the Notes, the Security Documents, the Warrants, the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors named therein and the Initial Purchasers and the Paying Agent Agreement, together with any and all other agreements, instruments and/or documents executed and delivered pursuant to any express provision of the aforementioned documents.

“Trustee” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“Units” means the (A) 75,000 units issued on the Issue Date pursuant to the Purchase Agreement, comprising $75,000,000 aggregate principal amount of Notes plus Warrants to purchase an aggregate of 25,875,000 shares of Common Stock; and (B) 3,205 additional units issued on Issue Date pursuant to even-dated agreements with certain holders of Company securities in payment and exchange for the tender thereof back to the Company, comprising $3,205,000 aggregate principal amount of Notes plus Warrants to purchase an aggregate of 9,285,855 shares of Common Stock.

“Unrestricted Subsidiary” means (A) each of USDS Canada Ltd. and Velocity Express Canada Ltd., each a Canadian limited company, and (B) any Subsidiary of (i) the Company that may be designated by the Board of Directors as an Unrestricted Subsidiary pursuant to resolutions duly adopted or taken after the Issue Date and (ii) an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that

(a) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated or any of its Subsidiaries shall be deemed an “incurrence” of such

Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation,

(b) such designation would be permitted by Section 4.10, and

(c) if applicable, the Investment and the incurrence of Indebtedness referred to in clause (a) of this proviso would be permitted by Section 4.09 and Section 4.10.

Any such designation by the Board of Directors pursuant to the preceding sentence shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.09 and Section 4.10.

If at any time the Company or any Restricted Subsidiary Guarantees any Indebtedness of such Unrestricted Subsidiary or makes any other Investment in such Unrestricted Subsidiary and such incurrence of Indebtedness or Investment would not be permitted by Section 4.09 and Section 4.10, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date in Section 4.09, the Company shall be in default of such Section). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted by Section 4.09 and (ii) no Default or Event of Default would be in existence following such designation.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“VEI” means Velocity Express, Inc., a Delaware corporation and Restricted Subsidiary hereunder.

“Volume-Weighted Average Trading Price” means, for any specified period of consecutive trading days for the Common Stock on the Nasdaq National Market (or, if the Common Stock is not listed on the Nasdaq National Market, such other national or regional securities exchange or quotation system on which it is so listed or quoted), an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Stock occurring during such period times (y) the number of shares of Common Stock sold at such price, divided by (ii) the total number of shares of Common Stock so traded during such period.

“Warrants” means each of those certain warrants originally issued to the Initial Purchasers on the Issue Date together with the Notes as comprising the Units.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

SECTION 1.02. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for this Indenture to be qualified under the TIA is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture securityholder” means a Holder or Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” means the Trustee.

“obligor” on the Notes means the Company, the Subsidiary Guarantors or any other obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings therein assigned to them.

SECTION 1.03. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2) “or” is not exclusive;

(3) words in the singular include the plural, and in the plural include the singular;

(4) words used herein implying any gender shall apply to both genders;

(5) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subsection;

(6) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company;

(7) “$,” “U.S. Dollars” and “United States Dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts; and

(8) whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Defaulted Interest to the extent that, in such context, Defaulted Interest amounts are, were or would be payable in respect thereof.

ARTICLE TWO

THE SECURITIES

SECTION 2.01. Amount of Notes; Additional Notes; Use of Proceeds.

(a) Subject to satisfaction of all Issue Date Conditions and the issuance of the Notes and disbursement of proceeds thereof on the Issue Date as herein provided, the Trustee shall initially authenticate Notes for original issue on the Issue Date in an aggregate principal amount of $78,205,000 (subject to deemed increase at the Maturity Date pursuant to Section 2.15) upon a written order of the Company in the form of an Officers’ Certificate of the Company (other than as provided in Section 2.08). The Trustee shall authenticate additional Notes thereafter in replacement of or exchange or substitution for such initially-authenticated Issue Date Notes upon such orders and otherwise in such circumstances and manner provided for in Section 2.08 and elsewhere in this Article 2. Each such written order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

(b) The Company shall be entitled, subject to satisfaction of each of the conditions contained in the proviso hereto, to issue and sell, in a single, one-time offering, Additional Notes that shall be fungible in all respects with and trade under the same CUSIP number as the Notes in a maximum additional principal amount not to exceed $10,000,000 (or such lesser amount as reflects the then-current accreted value of the originally-issued Notes relative to their aggregate initial value when first issued and outstanding on the Issue Date; provided that (i) the Company shall, in compliance with all applicable securities laws (including each of the Holder officers’ good faith and commercially-reasonable efforts in cooperating with the Company toward qualification of such offering for Regulation D or other applicable exceptions from registration), afford the Holders, ratably in proportion to the respective Note Obligations represented by each of them (with secondary opportunity for first-round purchasing Holders to acquire, in accordance with their relative Note Obligations vis-à-vis other second-round participating Holders, any or all unsubscribed Additional Notes from the first-round, pro-rata offering), a right of first purchase covering all Additional Notes as may be offered, with purchase right shall be held open to the Holders for a period of not less than fifteen (15) Business Days after the Company’s initial notice to the Trustee of any such proposed offering; and (ii) no offering or sale whatsoever of Additional Notes shall be permitted to be made unless and until (A) Consolidated Cash Flow shall equal or exceed $20,000,000 for the Covenant Reference Period; (B) the incurrence of the full Indebtedness amount represented by any and all Additional Notes then proposed for issuance will be made pursuant to the first paragraph of Section 4.09 and not result in any Default or breach of the Fixed Charge Coverage Ratio test or other covenant or requirement separately imposed under Article 4 or any other applicable provision(s) of this Indenture, the Notes and the Security Documents and (C) the ratio of the Company’s consolidated secured Indebtedness, after giving pro forma effect to such incurrence and the immediate application of proceeds thereof calculated as required by Regulation S-X of the Exchange Act, to then-current stockholders’ equity is no worse than that as reported in the Company’s most-recent financial statements on file with the SEC (or, if applicable, any more-recent audited financial statements as are then available).

(c) Attached as Annex II to this Indenture is the Schedule of Sources and Uses (the “Sources & Uses Schedule”) that shall in all respects govern (x) direct disbursements on the Issue Date of proceeds of the Notes issuance and Series Q Transaction for application (in each case, on a ratable basis in proportion to the relative percentages represented by the Notes, on the one hand, and the Series Q Transaction on the other hand, to the total amount of such proceeds together) on such date to the various payments included among the Issue Date Conditions, and (y) the Company’s and its Restricted Subsidiaries’ use and application of the remainder of such proceeds up to and through the Merger Closing strictly for purposes of, and in substantially (but in no event exceeding) the amounts specified in the Sources & Uses Schedule for use for and application to, the Target Merger upon consummation of Merger Closing. Pending application of remaining proceeds as required under the foregoing clause (y), all such proceeds (other than amounts required to be funded directly into the paying agent account contemplated by the Paying Agent Agreement (it being acknowledged that funds so deposited into the Designated Account shall be available to the Company for working capital purposes unless and until exercise by the Trustee on behalf of the Holders of rights and remedies with respect to the Designated Account as, when and on the terms provided for in the Security Documents).

SECTION 2.02. Form and Dating.

The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, which is incorporated in and forms a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rule or usage to which the Company is subject. For so long as constituting Restricted Notes hereunder, all Notes offered and sold to Qualified Institutional Buyers in reliance on Rule 144A (“Rule 144A Notes”) or to Institutional Accredited Investors in reliance on Regulation D and/or other exemptions to registration under the Securities Act (“Non-144A Notes”) shall bear the legend, and shall include and require use of the form of assignment, set forth in Exhibit B and, as a condition to any actual or purported transfer or assignment of any such Restricted Notes constituting Non-144A Notes or otherwise being transferred or assigned other than in reliance on a Rule 144A resale exemption, shall further require delivery to each applicable Agent of certifications in form and substance as set forth in Exhibit C. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the Notes shall constitute, and are expressly made, a part of this Indenture and, to the extent applicable, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and agree to be bound thereby.

The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

SECTION 2.03. Execution and Authentication.

The Notes shall be executed on behalf of the Company by its Chairman of the Board, its President or one of its Senior Vice Presidents. The signature of any of these Officers on the Notes may be manual or facsimile.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company and Affiliates of the Company. Each Paying Agent is designated as an authenticating agent for purposes of this Indenture.

The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

SECTION 2.04. Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), and an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company, if any, in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more additional Paying Agents. The term “Paying Agent” includes any additional Paying Agent. Neither the Company nor any Affiliate thereof may act as Paying Agent.

The Company shall enter into an appropriate agency agreement, which shall incorporate the provisions of the TIA, with any Agent that is not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07.

The Company initially appoints the Trustee as Registrar, Paying Agent and Agent for service of notices and demands in connection with the Notes and this Indenture.

SECTION 2.05. Paying Agent To Hold Money in Trust.

Each Paying Agent shall hold in trust for the benefit of the Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or premium or interest on the Notes (whether such money has been paid to it by the Company or any other obligor on the Notes or the Subsidiary Guarantors), and the Company and the Paying Agent shall notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.01(1) or (2), upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Noteholders.

SECTION 2.07. Transfer and Exchange.

Subject to Sections 2.16 and 2.17, when Notes are presented to the Registrar with a request from the Holder of such Notes to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer as requested. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorneys duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall issue and execute and the Trustee shall authenticate new Notes (and the Subsidiary Guarantors shall execute the guarantee thereon) evidencing such transfer or exchange at the Registrar’s request. No service charge shall be made to the Noteholder for any registration of transfer or exchange. The Company may require from the Noteholder payment of a sum sufficient to cover any transfer taxes or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.11, 3.06, 4.08, 4.12 or 8.05 (in which events the Company shall be responsible for the payment of such taxes). The Registrar shall not be required to exchange or register a transfer of any Note for a period of 15 days immediately preceding the mailing of notice of redemption of Notes to be redeemed or of any Note selected, called or being called for redemption except the unredeemed portion of any Note being redeemed in part.

Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of the beneficial interests in such Global Note may be effected only through a book entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.

Except as expressly provided herein, neither the Trustee nor the Registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any Federal or state securities laws.

SECTION 2.08. Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note (and the Subsidiary Guarantors shall execute the guarantee thereon) if the Holder of such Note furnishes to the Company and the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note and if the requirements of Section 8-405 of the New York Uniform Commercial Code as in effect on the date of this Indenture are met. If required by the Trustee or the Company, an indemnity bond shall be posted, sufficient in the reasonable judgment of the Board of Directors to protect the Company, the Subsidiary Guarantors, the Trustee or any Paying Agent from any loss that any of them may suffer if such Note is replaced. The Company may charge such Holder for the Company’ reasonable out-of-pocket expenses in replacing such Note and the Trustee may charge the Company for the Trustee’s expenses (including, without limitation, attorneys’ fees and disbursements) in replacing such Note. Every replacement Note shall constitute a contractual obligation of the Company.

SECTION 2.09. Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation, (c) to the extent set forth in Sections 9.01 and 9.02, on or after the date on which the conditions set forth in Section 9.01 or 9.02 have been satisfied, those Notes theretofore authenticated and delivered by the Trustee hereunder and (d) those described in this Section 2.09 as not outstanding. Subject to Section 2.10, a Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

If the Paying Agent holds, in its capacity as such, on any Maturity Date, money sufficient to pay all accrued interest and principal with respect to the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Company or any other Affiliate of the Company shall be disregarded as though they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes as to which a Responsible Officer of the Trustee has actually received an Officers’ Certificate stating that such Notes are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee established to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not the Company (or any successor issuer for purposes thereof), a Subsidiary Guarantor, any other obligor on the Notes or any of their respective Affiliates.

SECTION 2.11. Temporary Notes.

Until definitive Notes are prepared and ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.

SECTION 2.12. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall (subject to the record-retention requirements of the Exchange Act) dispose of such canceled Notes in its customary manner. The Company may not reissue or resell, or issue new Notes to replace, Notes that the Company has redeemed or paid, or that have been delivered to the Trustee for cancellation.

SECTION 2.13. Defaulted Interest.

If the Company defaults on a payment of interest on the Notes, it shall pay an additional margin of 3 1/2%, as Defaulted Interest on the outstanding principal balance of the Notes for which such unpaid interest amount had accrued through the applicable Interest Payment Date and for the period for which such unpaid interest remains unpaid until it is paid, if at all, plus (to the extent permitted by law) any interest payable on such Defaulted Interest, to the Persons who are Noteholders on the applicable record date provided for in the Notes. The Company may make payment of any Defaulted Interest in cash or in any other lawful manner not inconsistent with the requirements (if applicable) of any securities exchange on which the Notes may be listed and, upon such notice as may be required by such exchange, if, after such written notice given by the Company to the Trustee of the proposed payment, such manner of payment shall be deemed practicable by the Trustee.

SECTION 2.14. CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if so, such CUSIP number shall also apply to the Additional Notes, if any, and shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any such CUSIP number used by the Company in connection with the issuance of the Notes and of any change in the CUSIP number.

SECTION 2.15. Deposit of Moneys.

Prior to 10:00 a.m., New York City time, on each Interest Payment Date and the Maturity Date, the Company shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or Maturity Date (which payments shall include, in the case of the Maturity Date, any Terminal Value Payment as may then be due and payable to the Holders), as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date or Maturity Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Notes represented thereby. The principal and interest on Physical Notes shall be payable, either in person or by mail, at the office of the Paying Agent.

SECTION 2.16. Book-Entry Provisions for Global Notes.

(a) Rule 144A Notes shall be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Note”). Non-144A Notes initially shall be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Non-144A Global Note,” and, together with the Rule 144A Global Note and any other global notes representing Notes, the “Global Notes”). The Global Notes shall (i) bear legends as set forth in Exhibits B and D, (ii) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, and (iii) be delivered to the Trustee as custodian for such Depository.

Members of, or direct or indirect participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.17. In addition, a Global Note shall be exchangeable for Physical Notes if (i) the Depository (x) notifies the Company that it is unwilling or unable to continue as depository for such Global Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of such Physical Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes. In all cases, Physical Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures).

(c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall upon receipt of a written order from the Company authenticate and make available for delivery, one or more Physical Notes of like tenor and amount.

(d) In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to paragraph (b), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the

Depository in writing in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e) Any Physical Note constituting a Restricted Note delivered in exchange for an interest in a Global Note pursuant to paragraph (b), (c) or (d) shall, except as otherwise provided by paragraphs (a)(i)(x) and (c) of Section 2.17, bear the Private Placement Legend, unless the Company determine otherwise in compliance with applicable law.

(f) On or prior to the 40th day after the later of the commencement of the offering of the Notes represented by the Non-144A Global Note and the Issue Date (such period through and including such 40th day, the “Restricted Period”), a beneficial interest in a Non-144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the corresponding Rule 144A Global Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made (i)(a) to a Person that the transferor reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A or (b) to an Institutional Accredited Investor pursuant to another exemption from the registration requirements under the Securities Act which is accompanied by an Opinion of Counsel or such other certifications and documents required pursuant to this Indenture in the particular circumstances of such transfer regarding the availability of such exemption and (ii) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

(g) Beneficial interests in the Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Non-144A Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through the PORTAL Market.

(h) Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(i) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.17. Special Transfer Provisions.

(a) Transfers to QIBs. The following provisions shall apply with respect to the registration or any proposed registration of transfer of a Note constituting a Restricted Note to a QIB:

(i) the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on such Holder’s Note stating, or to a transferee who has advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii) if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the

Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

(b) Private Placement Legend. Upon the registration of transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the registration of transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been sold pursuant to an effective registration statement under the Securities Act and the Registrar has received an Officers’ Certificate from the Company to such effect.

(c) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

(d) Other Legends, Notations, Endorsements for PORTAL Market/Other Trading Market Eligibility. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required by the Registrar, the Depositary, the National Association of Securities Dealers, Inc. or applicable Agent thereof in order for the Notes to be tradable on the Portal Market or as may be required for the Notes to be tradable on any other market developed for trading of securities pursuant to Rule 144A or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

The Registrar shall retain in accordance with its record retaining policies all letters, notices and other written communications received pursuant to Section 2.16 or this Section 2.17. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable notice to the Registrar.

SECTION 2.18. Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.19 Special Provisions Regarding Notes Tendered for Warrant Exercise.

(a) Tender Generally; Treatment of Note Principal. In circumstances where any Note(s) shall be tendered by the applicable Holder(s) pursuant to Section 4 of the Warrants in payment of the Exercise Price (as defined therein) specified therein, such payment shall be computed for the Notes so tendered at an attributed value of 100% of the principal amount thereof. Upon such tender, Notes shall be deemed to have been redeemed and extinguished, effective as of the date of delivery of the Notice of Exercise or Notice of Automatic Exercise, as applicable, pursuant to (and as such terms are defined in) the Warrants, in an aggregate principal amount equal to the total Exercise Price payment to which such principal was applied and, immediately upon such redemption and extinguishment, the Notes will cease to be outstanding or accrue interest, such that the only right of the Holders in respect of the Notes so redeemed shall be to receive from the Company (i) the applicable issuance due to such Holders per Warrant terms of the Capital Stock for which such Exercise Price was paid and (ii) cash payments of interest and premium, as applicable, as provided below in Section 2.19(b). If in connection with any exercise of Warrants, the principal amount of Notes tendered in payment of the Exercise Price exceeds the aggregate Exercise Price for the Warrant Shares (as defined in the Warrant) subject to such exercise, the Company will cause a Note for the amount of such excess to be delivered to the Holder by delivery of a certificated Note (if the Notes tendered were certificated Notes) or by appropriate designation on a Global Note (if the Notes tendered were part of a Global Note) within five (5) Business Days after the related Warrant Shares are deemed to be issued to the Holder pursuant to Section 5 of the Warrants.

(b) Interest, Premium, Etc. All interest that has accrued, but not been paid, through and including the date of delivery of the Notice of Exercise or Notice of Automatic Exercise as aforesaid on the total Note principal tendered by each Holder pursuant to either such notice shall be paid by the Company to such Holder, simultaneously with effectiveness of such exercises per the applicable Warrant terms, in immediately available cash funds by wire transfer to the account designated by such Holder in writing to the Company. If any record, notice or similar date is fixed, whether by the Company in accordance with the provisions of this Indenture or otherwise by operation of any applicable term(s) or provision(s) herein contained, for the purpose of determining the Holders entitled to payment in respect of Notes that have been called by the Company for, or that are otherwise specified herein as becoming subject to, redemption by the Company pursuant to Article 3 or any related provisions set forth in this Indenture, and such record, notice or other date so established precedes delivery of such Notice of Exercise or Notice of Automatic Exercise, as the case may be, the applicable premium, if any, over the principal amount of Notes as are otherwise subject to delivery by applicable Holders to the Company in payment of the Exercise Price that would have been paid to each such Holder if such Notes were, instead, redeemed pursuant to such redemption call or redemption event, shall be paid to such Holders, simultaneously with redemption payments as and when made or required to be made to all other Holders pursuant to this Indenture, in immediately available cash funds by wire transfer to the account designated by such Holders in writing to the Company.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Optional Redemption; Notices to Trustee.

(a) At any time after June 30, 2009, the Company may, at its option on any one or more occasions, redeem any or all of the Notes against payment of the then-applicable Optional Redemption Price.

(b) In addition, at any time on or after the 90th day immediately following the Issue Date, the Company may, at its option on any one or more occasions, redeem Notes against payment of the then-applicable Optional Redemption Price in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under this Indenture; provided that the following conditions and limitations shall apply to all redemptions pursuant to this Section 3.01(b):

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries);

(2) payment of the full amount of the Optional Redemption Price shall be effected exclusively from Equity Sale Proceeds available for such purpose, it being expressly understood and agreed that Equity Sale Proceeds from Warrant exercises shall not be deemed to be available for redemptions effected pursuant to this clause (b) but, rather, shall exclusively be used for and applied against redemptions subject to the separate allowance made below in clause (c) of this Section 3.01; and

(3) the Redemption Date occurs within 90 days after the date of the closing of the Capital Stock issuance and sale giving rise to Equity Sale Proceeds.

(c) The Company shall be entitled, as separate and additional provision made for the Company’s benefit wholly independent from the foregoing 35% limitation set forth in the immediately-foregoing clause (b), to effect, using exclusively such Equity Sale Proceeds as are solely and directly derived from exercises of

Warrants by applicable holders in accordance with their respective terms, redemption of Notes against payment of the then-applicable Optional Redemption Price in an aggregate principal amount not to exceed, in combination with redemptions effected pursuant to the immediately-foregoing clause (b), which shall remain subject to and shall in no event exceed (by virtue of the aggregation for mere computational purposes with redemptions pursuant to this clause (c)) the 35% limitation otherwise applicable thereto, 50% of the aggregate principal amount of Notes issued under this Indenture.

(d) The Trustee will select Notes called for redemption pursuant to this Section 3.01 on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notes called for redemption pursuant to this Section 3.01 become due on the date fixed for redemption. On and after the Redemption Date, interest shall stop accruing on Notes or portions thereof called for redemption.

If the Company elects to redeem Notes pursuant to this Section 3.01, at least 35 days prior to the Redemption Date (unless a shorter notice shall be agreed to in writing by the Trustee, but not more than 65 days before the Redemption Date), the Company shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee an Officers’ Certificate stating that such redemption will comply with the conditions contained in this Section 3.01. Notice given to the Trustee pursuant to this Section 3.01 may not be revoked after the time that notice is given to Noteholders pursuant to Section 3.03.

SECTION 3.02. Selection by Trustee of Notes To Be Redeemed.

The Trustee shall select the Notes to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, either on a pro rata basis or by lot, or such other method as the Trustee shall deem fair and appropriate; provided that, in the case of a redemption pursuant to Section 3.01(b), the Trustee shall select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the Depository). The Trustee shall promptly notify the Company of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. The Trustee may select for redemption portions of the principal of the Notes that have denominations larger than $1,000. Notes and portions thereof the Trustee selects shall be redeemed in amounts of $1,000 or whole multiples of $1,000. For all purposes of this Indenture unless the context otherwise requires, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption.

At least 30 days (subject to reduction in circumstances as addressed in clauses (x) or (y) of the first sentence of the last paragraph of Section 3.01), and no more than 60 days, before a Redemption Date, the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each Holder of Notes to be redeemed at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04.

The notice shall identify the Notes to be redeemed (including the CUSIP numbers thereof) and shall state:

(1) the Redemption Date;

(2) the redemption price and the amount of premium and accrued interest to be paid;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) that such redemption is effected on the basis of Section 3.01; and

(8) the aggregate principal amount of Notes that are being redeemed.

At the Company’s written request made at least 5 Business Days prior to the date on which notice is to be given, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s sole expense.

SECTION 3.04. Effect of Notice of Redemption.

Once the notice of redemption described in Section 3.03 is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Optional Redemption Price. Upon surrender to the Paying Agent, such Notes shall be paid at the Optional Redemption Price; provided that if the Redemption Date is after a regular record date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date; and provided, further, that if a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.

SECTION 3.05. Deposit of Redemption Price.

On or prior to 10:00 A.M., New York City time, on each Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds money sufficient to pay the Optional Redemption Price of, including premium, if any, and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered by the Company to the Trustee for cancellation.

On and after any Redemption Date, if money sufficient to pay the Optional Redemption Price of the Notes called for redemption shall have been made available in accordance with the immediately preceding paragraph, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the Optional Redemption Price, subject to the provisos in Section 3.04 with respect to accrued and unpaid interest on such Notes. If any Note surrendered for redemption shall not be so paid, interest will be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case at the rate and in the manner provided in the Notes.

SECTION 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Trustee shall authenticate for the Holder thereof a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Special Mandatory Redemption; Notices to Trustee.

Upon occurrence of any Special Redemption Trigger, the Company shall be required to effect redemption on the Special Mandatory Redemption Date of any and all Notes, other than any Retained Notes as contemplated by Section 3.08, then outstanding by remittance to the Paying Agent for the ratable accounts of the Noteholders (other than Retaining Holders as contemplated by Section 3.08) of the full Special Mandatory Redemption Price therefor, which payment shall be made in accordance with Section 3.10. The Company shall immediately notify the Trustee of the Special Redemption Trigger’s occurrence and shall at such time deliver to the Trustee an Officers’ Certificate affirming the Company’s obligation and agreement to effect the Special Mandatory Redemption as provided in this Article 3 and setting forth the Special Mandatory Redemption Price applicable to such Special Mandatory Redemption.

SECTION 3.08. Notice of Special Mandatory Redemption to Holders.

Upon the occurrence of the Special Redemption Trigger, notice of the Special Mandatory Redemption will be promptly mailed by first class mail by the Company to each Holder of Notes at his or her last address as the same appears on the registry books maintained by the Registrar pursuant to Section 2.04 and to the Trustee.

The notice shall state that all the Notes will be redeemed (including the CUSIP numbers thereof) and shall state:

(1) the Special Mandatory Redemption Date;

(2) the Special Mandatory Redemption Price;

(3) the name and address of the Paying Agent;

(4) that Notes must be surrendered to the Paying Agent to collect the Special Mandatory Redemption Price;

(5) that unless the Company defaults in making the redemption payment, interest on the Notes ceases to accrue on and after the Special Mandatory Redemption Date; and

(6) that Sections 3.07 through 3.10 are the provisions pursuant to which the Notes are being redeemed at such time.

If on or prior to the fifteenth (15th) day after the Company’s delivery of any notice in accordance with the foregoing provisions, any Holder (a “Retaining Holder”) shall deliver to the Trustee written confirmation of such Retaining Holder’s irrevocable election to forego the Special Mandatory Redemption (and any and all payments, rights and interests associated therewith that would otherwise accrue to such Holder on the Special Mandatory Redemption Date) as provided in this Indenture with respect to all (but not less than all) of the Notes at such time held thereby, such Notes (the “Retained Notes”) shall not be subject to the Special Mandatory Redemption at such time occurring, and shall remain issued and outstanding thereafter in accordance with all terms and conditions of this Indenture that are then otherwise applicable thereto as if and to the same extent as the Special Mandatory Redemption Date had never occurred.

SECTION 3.09. Effect of Notice of Special Mandatory Redemption.

Once the notice of redemption described in Section 3.08 is mailed, the Notes (other than any Retained Notes) will become due and payable on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Upon surrender to the Paying Agent, such Notes shall be paid at the Special Mandatory Redemption Price; provided that if the Special Mandatory Redemption Date is a Legal Holiday, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Special Mandatory Redemption Date to such succeeding Business Day.

SECTION 3.10. Special Mandatory Redemption Price.

On or prior to 10:00 A.M., New York City time, on the Special Mandatory Redemption Date, the Company shall deposit with the Paying Agent the full amount of the Special Mandatory Redemption Price for any and all outstanding Notes other than Retained Notes, if any. On and after the Special Mandatory Redemption Date, if money sufficient to pay the applicable Special Mandatory Redemption Price shall have been made available in accordance with this Section, all Notes other than Retained Notes will cease to accrue interest and the only right of the Holders of the such Notes will be to receive payment of the Special Mandatory Redemption Price. If any Note surrendered for redemption shall not be so paid, interest will be paid, from the Special Mandatory Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case at the rate and in the manner provided in the Notes.

SECTION 3.11. Holder Optional Redemption Right.

If, for the Covenant Reference Period ended immediately prior to the second (2nd) anniversary of the Issue Date, Consolidated Cash Flow for the Company is less than $20 million, the Company shall so notify the Trustee and the Holders, and each Holder shall have the right to cause the Company upon such Holder’s delivery of written notice thereto, with a simultaneous copy to the Trustee, to redeem, on or prior to the 45th day following the end date for such Covenant Reference Period, up to 25% of the original principal amount of the Notes then outstanding, initially held or acquired by such Holder, such redemption to be effected at 100%, or par value, of such principal and accompanied by accrued and unpaid interest through such redemption date on the principal amount so redeemed. In addition to and without limiting the foregoing, if, for the Covenant Reference Period ended immediately prior to the third (3rd) anniversary of the Issue Date, Consolidated Cash Flow for the Company is less than $25 million, each Holder shall have the further right to cause the Company upon such Holder’s delivery of written notice thereto to redeem, on or prior to the 45th day following the end date for such Covenant Reference Period, up to an additional 25% of the original principal amount of the Notes then outstanding, initially held or acquired by such Holder, such redemption to be effected at 100%, or par value, of such principal and accompanied by accrued and unpaid interest through such redemption date on the principal amount so redeemed. If the conditions to Automatic Exercise (as defined in the Warrants) of the Warrants have been satisfied (disregarding the fact that any such Automatic Exercise may not occur prior to June 30, 2008), then the Holder redemption rights provided for in this Section 3.11 shall be subject to automatic and irrevocable termination if, at or prior to either of the foregoing dates for which redemption is otherwise provided herein, the Volume-Weighted Average Trading Price for the Common Stock exceeds $2.75 per share for any 20 trading days falling within any consecutive 30-trading-day period occurring at any time since the Issue Date and through either such redemption date as aforesaid. The Company shall promptly notify the Trustee to such effect if and when any such termination occurs.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay such installment.

The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

SECTION 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain a primary office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) at the location from time to time designated by the Company in writing to the Trustee where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain a primary office or agency designated for such purposes in accordance with the foregoing Section 4.02(a). The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.04.

SECTION 4.03. Legal Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and the corporate, partnership, limited liability company or other legal existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory), and franchises of the Company and the Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.04. Maintenance of Properties; Insurance; Compliance with Law.

(a) The Company shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all material properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided, however, that nothing in this Section 4.04(a) shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of such material properties if such discontinuance is, in the reasonable judgment of the Company, desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

(b) The Company shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers, with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section 4.04(b) shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries.

(c) The Company shall, and shall cause each of its Restricted Subsidiaries to comply with all statutes, laws, ordinances or government rules and regulations to which they are subject, non-compliance with which would materially adversely affect the business, financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.05. Waiver of Stay, Extension or Usury Laws.

The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive any of the Company and the Subsidiary Guarantors from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that they may lawfully do so) each of the Company and the Subsidiary Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.06. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the fiscal year ending July 1, 2007, a certificate of an Officer (as enumerated by Section 314(a)(4) of the TIA) stating that the Officer has conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under this Indenture during such fiscal year, and further stating, as to each such Officer signing such certificate, that, to the best of such Officers’ knowledge, based upon such review, the Company has fulfilled all obligations under this Indenture or, if there has been a Default under this Indenture that is continuing, a description of the event and what action the Company and the Subsidiary Guarantors are taking or propose to take with respect thereto.

(b) The Company will deliver to the Trustee, within 30 days after the occurrence thereof, a certificate of an Officer detailing any continuing Default of which such Officer is aware, its status and what action the Company is taking or proposes to take with respect to such Default.

(c) The Company will provide written notice to the Trustee of any change in its fiscal year.

(d) The Company shall promptly notify the Trustee the first time the Notes are rated Investment Grade; provided, however, that the failure to deliver such notice shall in no event be deemed a Default or an Event of Default.

SECTION 4.07. Taxes.

The Company shall, and shall cause each of its Restricted Subsidiaries to, pay prior to delinquency all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings, provided however that the Company and its Restricted Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or governmental levies whose amount, applicability or validity is being contested in good faith by appropriate proceedings or which is not of material importance to the business, operations, financial conditions or results of operations of the Company and its Subsidiaries, taken as a whole.

SECTION 4.08. Repurchase at the Option of Holders upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”) on a date established by the Board of Directors that is not more than 90 days after the occurrence of such Change of Control (the “Change of Control Payment Date”).

(b) Within 30 days following the date on which a Change of Control occurs, the Company shall send (or within 20 days following the date on which such Change of Control occurs the Company shall request in writing that the Trustee send, in which case the Trustee shall send within such 30 day period), by first-class mail, postage prepaid, a notice to each Holder of Notes at its last registered address and, if given by the Company, the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1)	that the Change of Control Offer is being made pursuant to this Section 4.08 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(2)	the Change of Control Payment and the Change of Control Payment Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by applicable law);

(3)	that any Note not tendered will continue to accrue interest;

(4)	that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent and Registrar for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7)	that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and

(8)	the circumstances and relevant facts regarding such Change of Control.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful: (x) accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer; (y) deposit with the Paying Agent an amount equal to the Change of Control Payment for all Notes or portions of Notes tendered; and (z) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes tendered the Change of Control Payment for them, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Upon the payment of the Change of Control Payment, the Trustee shall cancel and retain or destroy the Notes so purchased. For purposes of this Section 4.08, the Trustee shall act as the Paying Agent.

(e) Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 4.08 by virtue thereof.

SECTION 4.09. Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.

From and after the Issue Date:

(1) the Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Debt and Indebtedness represented by the issuance of any Additional Notes);

(2) the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock (including Acquired Disqualified Stock); and

(3) the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock (including Acquired Preferred Stock);

provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt and Indebtedness represented by Additional Notes) and the Company and the Subsidiary Guarantors may issue shares of Disqualified Stock (including Acquired Disqualified Stock), provided that any such Indebtedness (other than Additional Notes) ranks junior to, and has a maturity date no earlier than 91 days after the Maturity Date of, the Notes (and any Additional Notes), if the Fixed Charge Coverage Ratio for the applicable Covenant Reference Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2 to 1, determined on a pro forma basis and calculated as required by Regulation S-X of the Exchange Act (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such Covenant Reference Period, with any letters of credit and bankers’ acceptances being deemed to have an aggregate principal amount of Indebtedness equal to the maximum amount available thereunder.

The immediately preceding paragraph will not apply to:

(i) the incurrence or existence of Indebtedness constituting, at any time on or after the Issue Date (but only as and when permitted to be incurred thereafter in accordance with all applicable conditions and limitations contained in Section 4.16 and in no event in an aggregate outstanding principal amount exceeding the Applicable Facility Cap), Senior Facility Obligations less 50% of the aggregate amount of any repayments of term Indebtedness under Senior Facility Obligations and all repayments of revolving credit Indebtedness under such Senior Facility Obligations effected with a corresponding commitment reduction under such Senior Facility Obligation pursuant to clause (a) of the second paragraph of Section 4.12;

(ii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and Subsidiary Guarantees thereof;

(iii) the Existing Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness of the type described in clause (i), (ii), (v) or (ix) of this Section 4.09);

(iv) except as separately (and exclusively) addressed in clause (i) or (ii) of this Section 4.09, the incurrence by the Company or any of its Restricted Subsidiaries of any Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred under (A) the Fixed Charge Coverage Ratio test set forth above or (B) clauses (ii) and (iii) above, clause (xi) below or this clause (iv);

(v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however,

that (i) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, then (other than intercompany notes that constitute Collateral) such Indebtedness is expressly subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Notes or the Subsidiary Guarantees, as the case may be, and (ii) (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute a simultaneous incurrence of such Indebtedness that is not permitted by this clause (v) by the Company or such Restricted Subsidiary, as the case may be;

(vi) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by this Indenture to be outstanding which is designed solely to protect the Company or any Restricted Subsidiary against fluctuations in foreign currency exchange rates; provided that such Hedging Obligation does not increase the principal amount of any such Indebtedness other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; provided that such obligations are entered into for valid business purposes other than speculative purposes (as determined by the Company’s or such Restricted Subsidiary’s principal financial officer in the exercise of his or her good faith business judgment);

(vii) the issuance by any of the Company’s Restricted Subsidiaries of shares of Preferred Stock to the Company or a Wholly Owned Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of Capital Stock that results in such Preferred Stock being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary or (B) the transfer or other disposition by the Company or a Wholly Owned Restricted Subsidiary of any such shares to a Person other than the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary on such date that is not permitted by this clause (vii);

(viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by worker’s compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

(ix) the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(x) Acquired Debt or Acquired Disqualified Stock; provided that such Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and provided further that immediately after giving effect to such incurrence, the Fixed Charge Coverage Ratio for the applicable Covenant Reference Period preceding the date of such incurrence would have been at least 2 to 1 or, if not, will have improved immediately thereafter, determined on a pro forma basis (including giving pro forma effect to the applicable transaction related thereto);

(xi) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(xii) the incurrence by the Company and the Subsidiary Guarantors of Purchase Money Obligations and Capital Lease Obligations in an aggregate principal amount not to exceed $1 million at any one time outstanding or, to the extent that the Company and the Subsidiary Guarantors shall pursue a certain acquisition project for tracking and tracing hardware and software in substantially the manner detailed to the Significant Holders by memorandum description also made available to the Trustee on the Issue Date for the benefit of the Holders, not to exceed to exceed $9 million (less the net cash proceeds of the Permitted Real Estate Sale) at any one time outstanding, the entire amount of such excess allowance being made and earmarked for exclusive application to Capital Lease Obligations expected by the Company to be incurred in connection with the foregoing acquisition project substantially in the amounts, at the times and otherwise in the manner substantially heretofore described and memorialized by the Company to the Holders.

(xiii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligation, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; and

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within three business days of incurrence.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company shall, in its sole discretion, classify on the date of incurrence (and from time to time reclassify in whole or in part) such item of Indebtedness or Preferred Stock in any matter that complies with this Section 4.09 and such Indebtedness or Preferred Stock will be treated as having been incurred pursuant to the clauses or the first paragraph hereof, as the case may be, designated by the Company (provided that all Permitted Senior Obligations shall at all times be deemed to have been incurred pursuant to clauses (i) or (ii), as applicable, of this Section 4.09). The amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

SECTION 4.10. Limitation on Restricted Payments.

From and after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Capital Stock, other than:

(x) dividends or distributions payable in Qualified Capital Stock of the Company, and

(y) dividends or distributions payable to the Company or any Restricted Subsidiary of the Company;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Restricted Subsidiary or any direct or indirect Subsidiary thereof, or otherwise of any Person in relation to whom the Company and/or any Restricted Subsidiary is a direct or indirect Subsidiary, other than any such Capital Stock owned by the Company or any of its Restricted Subsidiaries;

(3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Debt of the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or any Restricted Subsidiary, except, in each case, payment of interest or principal at Stated Maturity; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively determined by a firm of independent public accountants or Independent Financial Advisors proposed by the Company and reasonably acceptable to the Required Holders) of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(a) no Default or Event of Default shall have occurred and be continuing after giving effect thereto; and

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Covenant Reference Period preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09; and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clause (b), (d) or (e) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which financial statements have been filed with the SEC pursuant to Section 4.18 (or for which audited financial statements are otherwise available) at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the Issue Date of Capital Stock of the Company or of debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Capital Stock of the Company, plus

(iii) to the extent that any Restricted Investment that was made after the Issue Date and was included in the calculation of aggregate Restricted Payments under this clause (c) is sold for cash or otherwise liquidated, repaid or otherwise reduced, including by way of dividend or distribution (to the extent not included in calculating Consolidated Net Income), for cash, the lesser of (A) the cash return with respect to such Restricted Investment (less the cost of disposition, if any) or (B) the initial amount of such Restricted Investment, plus

(iv) an amount equal to the sum of (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or other transfers of assets (to the extent not included in calculating Consolidated Net Income), in each case, to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries and (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made after the Issue Date by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary that were included in the calculation above of aggregate Restricted Payments under this clause (c).

Except after the occurrence and during the continuance of any Event of Default (whereupon each of the following exceptions (other than clause (b) below, which shall be unaffected by such occurrence and continuance) to such prohibitions shall no longer apply or remain available to the Company and/or any Restricted Subsidiary), the foregoing provisions of this Section 4.10 will not prohibit the following Restricted Payments:

(a) the payment of any dividend within 90 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(b) dividends or distributions by any Wholly-Owned Restricted Subsidiary of the Company payable to the Company or another Wholly-Owned Restricted Subsidiary of the Company;

(c) the payment of cash dividends on any series of Disqualified Stock issued after the Issue Date in an aggregate amount not to exceed the cash received by the Company since the Issue Date upon issuance of such Disqualified Stock;

(d) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company, any Restricted Subsidiary or any Joint Venture (or the acquisition of all the outstanding Capital Stock of any Person that conducts no operations and has no assets or liabilities other than the ownership of Capital Stock in a Joint Venture) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from (and shall not previously have been included in) clause (c)(ii) of the preceding paragraph;

(e) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in reliance on this clause (e) shall not exceed $250,000 in any calendar year;

(f) notwithstanding anything to the contrary contained herein, repurchases of Capital Stock deemed to occur upon the exercise of stock options, to the extent such repurchases represent a portion of the exercise price thereof or withholding of applicable taxes thereon and the purchase price, or applicable withholding taxes, for such repurchases is paid solely in Qualified Capital Stock;

(g) the acquisition, ownership and disposition of any Capital Stock in Joint Ventures in which each of the following conditions are met: (i) the Company’s or any Restricted Subsidiary’s aggregate contributions to and cumulative investment in the Joint Venture consist at least 75% of the reasonable fair value of services rendered to the Joint Venture by the Company or applicable Restricted Subsidiary, with the total investment amount in respect of any particular Joint Venture or grouping or series of related Joint Ventures in no event exceeding $2 million on a cumulative basis at any and all times, or $1 million in the aggregate for any and all Joint Venture investments or transactions during any single fiscal year; (ii) the Company’s or any Restricted Subsidiary’s investment or participation in the Joint Venture is entirely nonrecourse to the Company, the applicable Restricted Subsidiary and/or their respective assets and properties, with no mandatory or other capital calls or funding requirements being imposed thereon; and (iii) no breach of or Default under any other covenant separately contained in, and independent enforceable against the Company and/or the Subsidiary Guarantors in accordance with, this Article 4 shall result from and after giving effect to any such Joint Venture investment or transaction;

(h) Restricted Payments expressly provided to occur pursuant to, or as an express condition to any right or obligation arising under, the Transaction Documents; and

(i) additional Restricted Payments in an aggregate amount not to exceed $250,000 in any fiscal year or $1 million in the aggregate.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the first paragraph of this Section 4.10.

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 4.10 (except to the extent such Investments were repaid to the Company or a Restricted Subsidiary in cash). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation, as conclusively determined by the Board of Directors. Such designation will only be permitted if any such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of this Indenture, such designation shall be deemed to have occurred for all purposes of this Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.10 were computed.

SECTION 4.11. Limitation on Liens.

From and after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens, on any asset now owned or hereafter acquired, or any income or profits therefrom, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the Notes or the Subsidiary Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

SECTION 4.12. Limitation on Asset Sales.

From and after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company and/or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively evidenced by an Officers’ Certificate delivered to the Trustee or, if such Asset Sale involves aggregate consideration in excess of $1 million, a resolution of the Board of Directors that is set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Capital Stock issued or sold or otherwise disposed of,

(ii) at least 75% of the consideration therefor received by the Company and/or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and

(iii) if such Asset Sale involves the transfer of Collateral, (a) it complies with the applicable provisions of the Security Documents and (b) all consideration received in such Asset Sale (including Additional Assets) shall, if applicable, be expressly made subject to the Lien under the Security Documents;

provided that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than Subordinated Debt) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee, to the extent they are promptly converted or monetized by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

(a) to permanently repay, first, any Senior Facility Obligations then outstanding, or, thereafter, outstanding Applicable Pari Passu Indebtedness (and to permanently reduce in corresponding amounts commitments with respect thereto in the case of revolving borrowings); or

(b) to acquire Additional Assets (to the extent otherwise permitted by this Indenture and, in any event, with such Additional Assets automatically being included in and among the Collateral subject to the Security Documents immediately upon acquisition, with all appropriate action having been taken or procured by the Company and/or applicable Restricted Subsidiaries to cause immediate attachment and perfection at such time of the Trustee’s Lien for the benefit of the Holders in conformity with all requirements of such Security Documents) or make a capital expenditure, in each case, in a Permitted Business (or enter into a binding commitment for any such acquisition or expenditure); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360 day period. If the acquisition or expenditure contemplated by such binding commitment is not consummated on or before such 180th day and the Company shall not have applied such Net Proceeds pursuant to clause (a) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness included among the Senior Facility Obligations or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” Subject in all respects to any election by the Majority Holders to, in lieu of any Asset Sale Offer as described in this Section 4.12, cause a permanent reduction in the Applicable Facility Cap as provided in Section 4.16(c) in an amount corresponding to the cumulative Excess Proceeds accruing to the Company and/or Restricted Subsidiaries since the Issue Date (but only to the extent that such cumulative Excess Proceeds amount exceeds the $1 million threshold for an Asset Sale Offer Trigger Date in accordance with the following provisions), on any date that the aggregate amount of Excess Proceeds under this Indenture exceeds $1 million (an “Asset Sale Offer Trigger Date”), the Company will be required to make an offer to all Holders of Notes issued under this Indenture (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness ranking pari passu and equally and ratably secured with such Notes (“Other Indebtedness”), such Other Indebtedness on a pro rata basis with the Notes that may be purchased out of the Excess Proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of purchase in accordance with the procedures set out in this Indenture. To the extent that the aggregate amount of Notes (and any Other Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offers is less than the Excess Proceeds, the Company may, subject to the other terms of this Indenture, use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof in connection with any Asset Sale Offer exceeds the amount of

Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis; provided that no Note shall be repurchased in part if the remaining balance thereof would be less than $1000. Upon completion of the offer to purchase made under this Indenture, the amount of Excess Proceeds that was the subject of such offer to purchase shall be reset at zero.

(a) The Company shall mail (or cause the Trustee to mail) a notice of a Asset Sale Offer by first-class mail, postage prepaid, to the record Holders as shown on the register of Holders within 30 days following the Asset Sale Offer Trigger Date, with a copy, if such notice is being mailed by the Company, to the Trustee, containing all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer and shall state the following terms:

(1)	that the Asset Sale Offer is being made pursuant to this Section 4.12, that all Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Notes and other Indebtedness tendered in a Asset Sale Offer plus accrued interest at the expiration of such offer exceeds the Excess Proceeds, the Company shall select on a pro rata basis, the Notes and Other Indebtedness to be purchased (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, as applicable, or multiples thereof shall be purchased);

(2)	the offer price (including the amount of accrued interest) and the Asset Sale Offer date of payment (“Asset Sale Offer Payment Date”), which shall be not less than 30 nor more than 60 days following the date notice of the applicable Asset Sale Offer is mailed;

(3)	that any Note not tendered will continue to accrue interest;

(4)	that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Payment Date;

(5)	that Holders electing to have a Note purchased pursuant to an Asset Sale Offer will be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Asset Sale Offer Payment Date;

(6)	that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Asset Sale Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Notes such Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7)	that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Note surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

(b) On or before the Asset Sale Offer Payment Date, the Company shall (1) accept for payment Notes or portions thereof (in integral multiples of $1,000) validly tendered pursuant to the Asset Sale Offer, (2) deposit with the Paying Agent an amount sufficient to pay the purchase price plus accrued and unpaid interest, if any, of all Notes to be purchased and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company. Upon receipt by the Paying Agent of the monies specified in clause (b) above and a copy of the Officers’ Certificate specified in clause (3) above, the Paying Agent shall promptly mail to the Holders of

Notes so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest, if any, out of the funds deposited with the Paying Agent in accordance with the preceding sentence. The Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Upon the payment of the purchase price for the Notes accepted for purchase, the Trustee shall cancel and retain or destroy the Notes so purchased. Any monies remaining after the purchase of Notes pursuant to a Asset Sale Offer shall be returned within three business days by the Trustee to the Company except with respect to monies owed as obligations to the Trustee pursuant to Article 7. For purposes of this Section 4.12, the Trustee shall act as the Paying Agent.

(c) To the extent the amount of Notes tendered pursuant to any Asset Sale Offer is less than the amount of Net Cash Proceeds subject to such Asset Sale Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for any purpose not prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 4.12 by virtue thereof.

SECTION 4.13. Dividends Limitations and Other Payment Restrictions Affecting Restricted Subsidiaries.

From and after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any Restricted Subsidiary to:

(i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries

(1) on its Capital Stock, or

(2) with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

(a) existing agreements as in effect on the Issue Date, including any amendment, modification or supplement thereof provided that such amendment, modification or supplement is materially no more restrictive than such existing agreement as in effect on the Issue Date and does not prohibit or prevent a Restricted Subsidiary from paying dividends or otherwise distributing funds to the Company in amounts sufficient to enable the Company to make interest and principal payment on the Notes as and when due;

(b) Indebtedness permitted by this Indenture to be incurred containing restrictions on the ability of Restricted Subsidiaries to consummate transactions of the types described in clause (i), (ii) or (iii) above not materially more restrictive than those contained in this Indenture and the Security Documents;

(c) this Indenture, the Security Documents and, to the extent not imposing any prohibition or limitation of any of the rights, remedies or obligations provided for in the foregoing (other than pursuant to express Subordination Agreement terms), the Senior Facility Documents;

(d) applicable law, rule, regulation or order;

(e) restrictions existing on the Issue Date with respect to a Person acquired by the Company or any of its Restricted Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

(g) construction loans and Purchase Money Obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so constructed or acquired;

(h) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of the Company or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(i) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, provided that in the absence of a default under any such agreement, no restriction shall prevent a Restricted Subsidiary from paying dividends or otherwise distributing funds to the Company in amounts sufficient to enable the Company to make interest and principal payment on the Notes as and when due; and

(j) any restriction with respect to shares of Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such shares of Capital Stock or any restriction with respect to the assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition.

For purposes of determining compliance with this Section 4.13, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (a) through (j) above, the Company shall, in its sole discretion, classify such restriction in any matter that complies with this Section 4.13 and such restriction will be treated as existing pursuant to the clauses designated by the Company.

SECTION 4.14. Limitation on Transactions with Affiliates.

From and after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $60,000 a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the Disinterested Members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $500,000, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm reasonably acceptable to the Required Holders; provided that:

(i) transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries (but excluding any transaction with any Restricted Subsidiary of which more than 5% of the outstanding voting securities (as determined in accordance with Section 13(d) under the Exchange Act) are beneficially owned by Persons who are (a) officers, directors or employees of the Company or any of its Subsidiaries or any beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction, (b) a beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (c) individuals related to an officer or director of the Company or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin);

(iii) customary loans, advances, fees and compensation paid to, and customary reimbursements made to and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, including reimbursements made and to be made, in a cumulative amount not to exceed $250,000 in any single fiscal year or $600,000 at any and all times, to one of the Company’s principal securityholders, TH Lee Putnam Ventures (“THLPV”), pursuant to a Reimbursement Agreement with VEI dated June 29, 2006;

(iv) transactions pursuant to any contract or agreement in effect on the Issue Date (including VEI’s existing written agency arrangements with Peritas on precisely the terms and conditions as evidenced by contract documents most recently made available to the Holders prior to the Issue Date), as the same may be amended, modified or replaced from time to time, so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Company and its Restricted Subsidiaries in any material respect than the contract or agreement as in effect on the Issue Date;

(v) any Restricted Payment permitted by Section 4.10; and

(vi) any transaction entered into on an arm’s-length basis in the ordinary course of business between the Company or any of its Restricted Subsidiaries, on the one hand, and any Joint Venture, on the other hand (but excluding and such transaction with any Restricted Subsidiary or Joint Venture of which more than 5% of the outstanding voting securities (as determined in accordance with Section 13(d) under the Exchange Act) are beneficially owned by Persons who are (a) officers, directors or employees of the Company or any of its Subsidiaries or any beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) at the time of such transaction, (b) a beneficial owner of 5% or more of the outstanding voting securities of the Company (as determined in accordance with Section 13(d) under the Exchange Act) or (c) individuals related to an officer or director of the Company or any of its Affiliates which relation is by blood, marriage or adoption and not more remote than first cousin); provided, that any such transaction (or series of related transactions) that involves $1.0 million or more in the aggregate shall be subject to prior approval by the Disinterested Members of the Board of Directors,

in each case, shall be deemed not to be Affiliate Transactions and therefore (except as otherwise specified in such clauses) not subject to the requirements of clauses (i) and (ii) of the initial paragraph above.

SECTION 4.15. Limitation on Sale and Leaseback Transactions.

From and after the Issue Date, the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) the Company or such Restricted Subsidiary, as the case may be, could have:

(i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 4.09 and

(ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.11 without securing the Notes; and

(b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of such Sale and Leaseback Transaction.

SECTION 4.16. Conditions and Limitations Regarding Senior Facility Obligations.

On or after the Issue Date, the Company shall be entitled, in all respects subject to compliance with Section 4.09 and each of the conditions and limitations set forth in the proviso below in this Section 4.16, to enter into a revolving credit- or revolving loan-facility agreement (such agreement, as it may be amended from time to time in accordance with its terms and the terms of the Subordination Agreement, the “Senior Facility Agreement”) with, and to execute and/or deliver other Senior Facility Documents to or in favor of, one or more Senior Facility Creditors (1) on terms and conditions that: (a) taken as a whole, are materially no less favorable (as determined by the Company in the reasonable and good faith business judgment of the Board of Directors and its chief financial officer, to the extent not otherwise subject to written objection from the Significant Holders, delivered to the Company not later than the 10th Business Day after the Trustee’s receipt of the Company’s written designation of any such credit- or loan-facility agreement, in its most-recent draft form as attached to such designation, to serve as the Senior Facility Agreement for purposes hereof, articulating in adequate detail their reasonable and good-faith basis or bases for disputing such Company determination) to the Company and/or its Restricted Subsidiaries than those in effect under the BofA Facility immediately prior to its satisfaction and discharge on the Issue Date; (b) made available for Holder refinance options as provided in Section 4.16A below; or (c) otherwise approved in writing by the Required Holders in the exercise of their reasonable and good faith business judgment, and (2) provide for a aggregate maximum principal amount available for any and all borrowings, advances, Senior LOC Obligations or other incurrences authorized thereunder not to exceed that provided for in Section 4.09 and an initial maximum amount of $5 million of principal, plus, to the extent incurred on or prior to the 180th day immediately following the Subordination Required Date and consisting exclusively of, and applied in their entirety to, Senior LOC Preferred Uses, an additional principal amount of Senior LOC Obligations not to exceed $5 million (the aggregate $10 million in initial availability as aforesaid, as subject to reduction in the amount by which the foregoing $5 million allowance for Senior LOC Preferred Uses exceeds the total principal amount of Senior LOC Obligations outstanding in respect of Senior LOC Preferred Uses upon expiration of the 180-day period provided for incurrence thereof, the “Initial Facility Cap”), in each case subject to the following conditions and limitations:

(a) neither the Company nor any Restricted Subsidiary shall be permitted to borrow or otherwise incur aggregate Indebtedness under or in connection with the Senior Facility Documents in a principal amount at any time exceeding the Initial Facility Cap, unless and until such time as the Company shall have delivered notice to the Trustee describing that Consolidated Cash Flow for the immediately-preceding Covenant Reference Period has first exceeded $25,000,000, whereupon an additional $5,000,000 in principal amount of Indebtedness shall be added to the Initial Facility Cap (as so increased and/or further increased as provided in the following sentence, and as subject to the reductions referred to in Section 4.16(c) below, the “Adjusted Facility Cap”) and immediately become available for borrowings, advances, letter of credit obligations or other incurrences under the Senior Facility Documents. The Adjusted Facility Cap as described in the foregoing sentence shall be subject to further increase in two (2) additional increments of $5,000,000 in principal amount (the Initial Facility Cap or any Adjusted Facility Cap as applicable and in effect as of any relevant date after giving effect to the increases and adjustments as and when provided for in this Section 4.16(a), the “Applicable Facility Cap”) upon the Company’s delivery of an Officer’s Certificate to the Trustee confirming that Consolidated Cash Flow for the immediately-preceding Covenant Reference Period has first exceeded each of $30,000,000 and $35,000,000, resulting, upon attainment of the latter such threshold and after giving effect to any and all of the foregoing adjustments, in a maximum aggregate principal amount available for any and all borrowings, advances, letter of credit obligations or other incurrences at any one time outstanding under the Senior Facility Documents in no event to exceed $25,000,000;

(b) on and effective as of the Subordination Required Date, the Senior Facility Agent, acting for and on behalf of the Senior Facility Creditors, shall have entered into the Subordination Agreement with the Trustee, acting for and on behalf of the Holders, in substantially the form thereof attached as Exhibit E;

(c) Section 2 of the form of Subordination Agreement attached as Exhibit E hereto provides that the revolving commitment available under the Senior Facility Agreement shall be permanently reduced by amounts corresponding to: (i) the aggregate Senior Facility Obligations reduced (or deemed reduced) by the application (or deemed application) of Collateral collected or received by any Senior Facility Creditor(s) upon or by means of Lien execution or enforcement actions taken by or on behalf of such Senior Facility Creditor(s) and (y) the aggregate amount of Excess Proceeds (computed cumulatively since the Issue Date) certified by the Trustee to the Senior Facility Agent as having been directed by the Required Holders for application, in lieu of an Asset Sale Offer to which the Holders would otherwise be entitled pursuant to Section 4.12, to permanently reduce the revolving commitment available under the Senior Facility Documents, and, by their respective signatures or later accession hereto, the Company and each Subsidiary Guarantor hereby evidences its acknowledgement of and consent to such commitment reductions on the terms as provided in this Section 4.16 and in Exhibit E hereto and further acknowledges that, as between the Company and the Restricted Subsidiaries, on the one hand, and the Trustee and the Noteholders, on the other hand, and entirely without regard to any actions taken or required or omitted to be taken by the Senior Facility Creditors or any other Person under the Senior Facility Documents in order to effect such any such reduction, the Applicable Facility Cap shall be permanently reduced by the amount(s) provided for in this Section 4.16(c) with immediate and automatic effect upon occurrence of the circumstances prompting any such commitment reduction as aforesaid;

(d) the Company acknowledges and agrees that any principal Indebtedness as may be incurred or assumed by the Company under or in connection with the Senior Facility Documents that is at any time in excess of the Applicable Facility Cap or which, together with “Related Senior Indebtedness” described (and defined) in Exhibit E hereto, would not otherwise at such time be permitted to be secured by the Senior Lien in accordance with the Subordination Agreement, shall in no event constitute or be entitled to the benefits of treatment as Senior Facility Obligations or Permitted Refinancing Obligations, nor shall any Lien securing or purporting to same have or be entitled to Permitted Lien status, for purposes of Default rights or remedies as provided in Article Six or for any other purpose whatsoever of this Indenture, the Subordination Agreement, the Notes and the Security Documents;

(e) notwithstanding the Holders’ authorization of the Company’s and/or its Restricted Subsidiaries’ incurrence of Senior Facility Obligations as such documentation is provided in this Section 4.16, nothing contained herein or elsewhere in this Indenture shall in any manner be deemed or construed as waiving, limiting, releasing or otherwise impairing any obligation or liability of the Company, or any right or remedy of the Holders, with respect to any other covenant (including, specifically, Section 4.09) contained in this Article 4, each of which shall be and remain independently complied with after giving effect to any and all incurrences of Indebtedness or other transactions and matters authorized pursuant to this Section 4.16; and

(f) the Trustee shall, upon the Company’s notice of any request therefor, provide written assurance as reasonably requested by and reasonably satisfactory to the Senior Facility Agent confirming that, as concerns the Holders’ rights under the first paragraph of this Section 4.16 to reject or otherwise oppose the terms and conditions of, or the Company’s or any Restricted Subsidiary’s entry into, the Senior Facility Agreement, (x) no

Significant Holder objection has been delivered or remains effective in accordance with the provisions allowing for same, (y) the Refinancing Option Period provided in Section 4.16A(a) has lapsed without exercise of Holder options or is otherwise inapplicable and/or (z) the Required Holders have granted their written approval to the Company’s and its applicable Restricted Subsidiaries’ entry into the Senior Loan Agreement on the terms and conditions as proposed.

SECTION 4.16A Refinancing and Defaulted Financing Options in Favor of Holders.

(a) If at any time while the Notes are outstanding the Company proposes (x) to enter into the Senior Facility Documents pursuant to Section 4.16 on terms that taken as a whole are materially less favorable (as determined, for all purposes of this Section 4.16A, in the manner provided in the foregoing Section 4.16) to the Company than those existing under the BofA Facility immediately prior to the Issue Date or (y) subsequently to refinance Senior Facility Obligations or replace Senior Facility Documents on terms that taken as a whole are materially less favorable to the Company than those taken as a whole then in effect under the then-existing Senior Facility Documents, the Company shall afford the Holders, by delivery of written notice of such proposed financing or refinancing (i) setting forth all of the material terms and conditions for such proposed financing or refinancing; (ii) providing a reasonably detailed description of the procedures to be followed by such Holders to exercise their rights under this Section 4.16A(a) and (iii) attaching or enclosing a copy of this Section 4.16A(a), and the Holders shall have, a thirty (30) day period (subject to earlier termination effective immediately upon the Holders’ delivery of written notice to the Company indicating their intention not to pursue any such option) after receipt of such notice (the “Refinance Option Period”) during which the Holders shall have the right to provide such financing or refinancing to the Company on the terms and conditions at least as favorable to the Company as those set forth in such notice. Each Holder who desires to participate in such financing or refinancing shall deliver to the Company, prior to the end of the Refinance Option Period, a notice electing to participate in such financing or refinancing and stating the maximum principal amount of such financing or refinancing such Holder is willing to fund. The Holders shall not be permitted to participate in such financing or refinancing unless the Company receives during the Refinance Option Period notices from Holders electing to fund an amount at least equal to the full amount of such proposed financing or refinancing (a “Qualified Notice”) (which notice may be signed and delivered in counterparts). During the Refinance Option Period (and if the Holders deliver a Qualified Notice, thereafter until the consummation of such financing or refinancing), the Company shall provide such cooperation and information as such Holders, or any of them, may reasonably request in connection with their evaluation of such financing or refinancing. If the Holders deliver a Qualified Notice, then the Holders who delivered such notice (the “Participating Holders”) shall enter into definitive documentation for such facility with the Company and shall be prepared to fund any such facility pursuant to the terms thereof (subject to the terms and conditions for the closing of such financing), and such financing shall be provided by the respective Participating Holders in proportion to the amount of financing or refinancing each of them committed to fund in the Qualified Notice or in such other proportion as such Holders shall agree. If the Holders fail to deliver a Qualified Notice during the Refinance Option Period, then the Company may consummate such financing or refinancing during the forty-five (45) day period after the expiration of the Refinance Option Period on the terms and conditions described to the Holders. If the Company does not consummate such financing or refinancing during such forty-five (45) day period or if the Company proposes to modify any material terms of such financing or refinancing, then the Company shall not consummate such financing or refinancing without again following the procedures provided in this Section 4.16A(a). The rights provided by this Section 4.16A(a) shall apply to any subsequent Obligations of the Company and/or its Restricted Subsidiaries incurred as a result of the entry into or later refinancing or replacement of the Senior Facility Documents as referred to in the first sentence of this Section 4.16A(a), and the rights of the Holders under this Section 4.16A(a) as to any particular financing or refinancing shall not be affected by the failure of the Holders to exercise the right provided by this Section 4.16A(a) with respect to any preceding financing or refinancing.

(b) Subject, in the case of Senior Facility Obligations to any conflicting provisions as may be contained in Section 16 of the Subordination Agreement as shall govern and control with respect to any and all matters subject thereto, if at any time while the Notes are outstanding the Company defaults on any Senior Facility Obligations or any Pari Passu Indebtedness (a “Defaulted Financing”), then, in addition to any other obligations of the Company under this Indenture or any other Transaction Documents, the Company shall deliver to the Trustee and to the Holders notice of such default (a “Notice of Financing Default”). Such Notice of Financing Default shall: (i) set forth in reasonable detail all of the material facts and circumstances related to such Defaulted Financing and such default, (ii) state the amount necessary to acquire such defaulted Indebtedness (the “Cure Amount”), (iii) provide a reasonably detailed description of the procedures to be followed by such Holders to exercise their rights under this Section 4.16A(b) and (iv) be accompanied by a copy of this Section 4.16A(b). During the thirty (30) day period after receipt of such notice (the “Default Option Period”), the Holders shall have the right to elect to purchase such Defaulted Financing from the lenders thereof (if such a purchase is permitted by such lender and is not otherwise subject to any consent or approval mandated by applicable law, regulation, rule, order or similar legal requirement) or to provide to the Company financing to replace the Defaulted Financing, on terms and conditions equivalent to such Defaulted Financing (a “Default Refinancing”). Subject to the conditions of this Section 4.16A(b) and compliance with all applicable securities laws (including the Holder’s good-faith and commercially-reasonable efforts in cooperation with other applicable parties objectives toward qualification for Regulation D exemptions in connection with any such transactions), each Holder who desires to participate in such Default Refinancing shall deliver to the Company, during the Default Option Period, a notice electing to participate in such Default Refinancing and stating the maximum amount of the Cure Amount such Holder is willing to fund. Holders shall not have the right to participate in such Default Refinancing unless the Company receives prior to the end of the Default Option Period notices from Holders electing to fund an amount at least equal to the Cure Amount (a “Qualified Participation Notice”) (which notice may be signed and delivered in counterparts). During the Default Option Period (and if the Holders deliver a Qualified Participation Notice, thereafter until the consummation of such Default Refinancing), the Company shall provide such cooperation and information as such Holders, or any of them, may reasonably request in connection with their evaluation and negotiation of the purchase or refinancing of such Defaulted Financing. If the Holders deliver a Qualified Notice, then the Holders who delivered such notice (the “Default Participating Holders”) shall negotiate with the Company and/or the lenders of such Defaulted Financing, in good faith, to purchase the Defaulted Financing (if such a purchase is permitted by the lender) or provide such replacement financing to the Company on terms and conditions equivalent to such Defaulted Financing (subject to the terms and conditions for the closing of such financing), and such financing shall be provided by the respective Default Participating Holders in proportion to the amount of Cure Amount each of then committed to fund in the Qualified Participation Notice or in such other proportion as such Holders shall agree. The rights provided by this Section 4.16A(b) shall apply to any subsequent default by the Company under any Indebtedness that ranks senior to or pari passu with the Notes, and the rights of the Holders under this Section 4.16A(b) as to any particular default shall not be effected by the failure of the Holders to exercise the right provided by this Section 4.16A(b) with respect to any preceding default. The provisions of this Section 4.16A(b) are intended to be separate from the provisions of Section 4.16A(a), such that if a Default Notice is provided under this Section 4.16A(b) and subsequently the Company proposes to refinance such defaulted indebtedness, another notice would be required pursuant to Section 4.16A(a) with respect to such proposed refinancing.

SECTION 4.17. Line of Business.

The Company will not, from and after the Issue Date, and will not permit any of its Restricted Subsidiaries to at any time, engage in any business other than the Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.18. Reports to Holders.

Whether or not the Company and the Subsidiary Guarantors are then subject to Section 13 (a) or 15(d) of the Exchange Act, from and after the Issue Date, the Company and the Subsidiary Guarantors will electronically file with the SEC, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that the Company and the Subsidiary Guarantors are or would be required to file with the SEC pursuant to Section 13(a) or 15 (d) if the Company and the Subsidiary Guarantors are or were so subject, and such documents will be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Company and the Subsidiary Guarantors are or would be required so to file such documents if the Company and the Subsidiary Guarantors are or were so subject, unless, in any case, such filings are not then permitted by the SEC.

If such filings with the SEC are not then permitted by the SEC, or such filings are not generally available on the Internet free of charge, from and after the Issue Date, the Company and the Subsidiary Guarantors will, without charge to the Holders, within 15 days of each Required Filing Date, transmit by mail to Holders, as their names and addresses appear in the note register, and file with the Trustee copies of the annual reports, quarterly reports and other periodic reports that the Company and the Subsidiary Guarantors would be required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company and the Subsidiary Guarantors were subject to such Section 13(a) or 15(d) and, promptly upon written request, supply copies of such documents to any prospective Holder or beneficial owner at the Company’s cost.

In addition, from and after the Target Merger, the Company and the Subsidiary Guarantors will, for so long as any Notes remain outstanding, furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.19. Creation of Subsidiaries; Guarantees by Restricted Subsidiaries.

(a) From and after the Issue Date, the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary; provided that this Section 4.19(b) shall not be applicable to:

(i) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(ii) any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers’ acceptances.

(b) If the Guaranteed Indebtedness is subordinated in right of payment to the Notes or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect, the Guarantee of such guaranteed Indebtedness must be subordinated in right of payment to the Subsidiary Guarantee to at least the extent that the Guaranteed Indebtedness is subordinated to the Notes.

SECTION 4.20. Calculation of Tax Original Issue Discount.

The Company shall file with the Trustee within 20 days following the end of each tax year (i) a written notice specifying the amount of Tax Original Issue Discount (including daily rates and accrual periods) accrued on the Notes as of the end of such year and (ii) such other specific information relating to such Tax Original Issue Discount as may then be reasonably requested by the Trustee and relevant under the United States Internal Revenue Code and/or the Treasury Regulations promulgated thereunder.

SECTION 4.21. Minimum Cash.

The Company and its Restricted Subsidiaries shall maintain at all times cash and Cash Equivalents which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Subordination Agreement) of not less than the following:

(i) $17.5 million from and after the Issue Date until the earlier to occur of the Merger Closing and the Special Mandatory Redemption;

(ii) if the Merger Closing occurs, $7.5 million for the first twelve months after the Merger Closing shall have occurred and $8.5 million from and after the first anniversary of the Merger Closing, increasing by $1.0 million on each anniversary of the Merger Closing until the Maturity Date; and

(iii) if the Special Mandatory Redemption occurs, $7.5 million for the first twelve months after that redemption and $8.5 million from and after the first anniversary of that redemption, increasing by $1.0 million on each anniversary of that redemption until the Maturity Date.

SECTION 4.22. Minimum Cash and Accounts Receivable.

The Company and its Restricted Subsidiaries shall maintain at all times cash, Cash Equivalents and Qualified Accounts Receivable which are subject to the perfected Lien created in favor of the Trustee for the benefit of the Holders pursuant to the Security Documents (in each case, free of Liens other than (i) Security Document Liens as aforesaid, (ii) rights of setoff of the applicable depository bank or securities intermediary, and (iii) the Senior Lien as, when and to the extent applicable pursuant to the Subordination Agreement) of not less than the following:

(i) $35.0 million from and after the Issue Date until the earlier to occur of the Merger Closing and the Special Mandatory Redemption;

(ii) if the Merger Closing occurs, $30 million for the first twelve months after the Merger Closing shall have occurred and if the Merger Closing occurs, $31 million from and after the first anniversary of the Merger Closing, increasing by $2.0 million on each anniversary of the Merger Closing until the Maturity Date; and

(iii) if the Special Mandatory Redemption occurs, $30 million for the first twelve months after that redemption and $32 million from and after the first anniversary of that redemption, increasing by $2.0 million on each anniversary of that redemption until the Maturity Date.

SECTION 4.23. Payments For Consent.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.24. Future Subsidiary Guarantors.

If the Company or any of its Restricted Subsidiaries acquires or creates any Subsidiary after the Issue Date, then the Company will cause that newly-acquired or -created Subsidiary to execute a Subsidiary Guarantee in the form attached as Exhibit F hereto pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, deliver an Opinion of Counsel to the Trustee within ten (10) Business Days of the date on which it was acquired or created to the effect that such supplemental indenture has been duly authorized, executed and delivered by that Subsidiary and constitutes a valid and binding agreement of that Subsidiary, enforceable in accordance with its terms (subject to customary exceptions), and secure its obligations hereunder pursuant to Article Eleven and the Security Documents pursuant to the terms thereof.

SECTION 4.25. No-Default Certificate.

Not less than two (2) Business Days prior to the proposed consummation of the Merger Closing and the use and application of Sources & Uses Schedule proceeds in the amounts for the purposes therein provided for upon such consummation, the Company shall deliver to the Trustee (with a copy simultaneously delivered by the Company to each Holder (it being acknowledged by the Company that, for this purpose, the term “Holder” shall mean and include each Initial Purchaser then retaining any legal or beneficial interest (without formal requirement of notation or listing on the Registrar’s books) in any of the Notes (and/or, to the extent the Company is then in possession of accurate contact and address information therefor, all successors to and/or assignees or transferees of such legal or beneficial interests of the Initial Purchasers in respect of any Notes)) an Officer’s Certificate certifying that, as of the date on which delivered and at consummation of the Merger Closing and the use and application of proceeds as aforesaid (immediately after giving pro forma effect to such consummation and proceeds use and application), no Default at such time exists or is continuing.

SECTION 4.26. Deposit Account Control Agreement.

(a) If, by the 180th day following the Issue Date, the Merger Closing has not occurred, the Company shall enter into with the Trustee and American Stock Transfer & Trust Company, as paying agent under the Paying Agent Agreement, a Control Agreement (as defined in the Security Agreement) deposit account control agreement for the benefit of the Holders to perfect the Lien of the Security Document relating to the cash held by the paying agent under the Paying Agent Agreement pursuant to the terms of that agreement.

(b) On or before the first date on which a Special Redemption Trigger occurs, the Company shall deliver irrevocable instructions to the Paying Agent pursuant to Section 16 of the Paying Agent Agreement to deliver to the Trustee, for the benefit of the Holders, the merger consideration deposited with the Paying Agent on the Issue Date for the purpose of making the Special Mandatory Redemption. The Company covenants and agrees not to amend or waive any provision of the Paying Agent Agreement that would frustrate the provisions of this Section 4.26(b).

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Consolidation, Merger and Sale of Assets.

Except in connection with the Target Merger, from and after the Issue Date, the Company may not consolidate with or merge with or into, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, any Person, or permit any Person to merge with or into it unless each of the following conditions is satisfied:

(1) immediately after giving effect to such transaction and any related incurrence of Indebtedness or issuance of Disqualified Stock, no Default or Event of Default shall have occurred and be continuing;

(2) either (i) the Company shall be the continuing Person, or (ii) the entity formed by such consolidation or into which the Company is merged, or the Person to which such properties and assets will have been conveyed, transferred or leased, assumes the Company’s obligation as to the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on the Notes and the performance and observance of every covenant to be performed by the Company under this Indenture, the Notes and the Security Documents; any such entity will be organized under the laws of the United States, one of the States thereof or the District of Columbia;

(3) the Company or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, except with respect to a consolidation or merger of the Company with or into a Person that has no outstanding Indebtedness, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Covenant Reference Period, have a Fixed Charge Coverage Ratio of at least 2 to 1; and

(4) the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the transaction complies with these conditions.

The foregoing shall not prohibit the merger or consolidation of a Wholly Owned Restricted Subsidiary with the Company; provided that, in connection with any such merger or consolidation, no consideration, other than Qualified Capital Stock in the Surviving Person or the Company, shall be issued or distributed to the holders of Capital Stock of the Company.

No Subsidiary Guarantor will be permitted to:

(i) consolidate with or merge with or into any Person; or

(ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(iii) permit any Person to merge with or into the Subsidiary Guarantor unless:

(A) the other Person is the Company or any Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(B) (1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

The sale, assignment, transfer, conveyance or other disposition by the Company of all or substantially all its property or assets taken as a whole to one or more of the Company’s Subsidiaries shall not relieve the Company from its obligations under this Indenture and the Notes. In addition, the Company will not lease all or substantially all its assets in one or more related transactions to another Person.

SECTION 5.02. Successor Person Substituted.

Upon any consolidation or merger, or any transfer of all or substantially all of the assets of either the Company or any Restricted Subsidiary in accordance with Section 5.01 above, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power the Company or such Restricted Subsidiary under this Indenture with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE SIX

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes, at maturity or otherwise;

(3) failure by the Company or any Subsidiary Guarantor to comply with the provisions in Sections 4.09, 4.11, 4.12, 4.15, 4.16, 4.25, 4.26 or 5.01;

(4) failure by the Company after receipt of notice by the Trustee or Significant Holders to comply with (x) the provisions in Sections 4.08, 4.10, 4.14 or 4.16A within a period of 10 days or (y) any of the other agreements in this Indenture, the Notes or the Security Documents within 45 days; provided, in each case, that all such periods specified from Trustee or Significant Holder notice are intended and agreed to by the Holders strictly for purposes of allowing the Company or applicable Subsidiary Guarantor(s) sufficient opportunity to effect a full and final cure of applicable Default events or circumstances at any time occurring or existing and shall in no event be deemed or construed as a waiver of or grace period with respect to any and all rights and entitlements to monetary damages or other compensation as may accrue to at law or in equity to any Holder(s) for injury or harm sustained by reason of any such Default, all of which rights and entitlements shall accrue to the affected Holder(s), in the absence of the Company’s or applicable Subsidiary Guarantor’s(s’) full and final remedy of Default as and when provided herein, immediately upon and from the moment of each such Default’s occurrence, without regard to any cure or notice period or accommodation as provided in this Section 6.01(4);

(5) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or any Indebtedness for money borrowed Guaranteed by the Company or any of its Significant Subsidiaries if the Company or a Significant Subsidiary does not perform its payment obligations under such Guarantee within any grace period provided for in the documentation governing such Guarantee), whether such Indebtedness or Guarantee exists on the Issue Date or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $1 million or more;

(6) failure by the Company or any of its Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $2.5 million, which judgment or judgments are not paid, discharged or stayed, for a period of 30 days;

(7) (A) a court having jurisdiction over the Company or any of its applicable Significant Subsidiaries enters (x) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging the Company or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant

Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days or (B) the Company or any Significant Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all the property and assets of the Company or any Significant Subsidiary, (iii) effects any general assignment for the benefit of creditors or (iv) states, admits or acknowledges in any context that it cannot pay its debts as they become due; or

(8) any Subsidiary Guarantee or any Security Document (or any security interest created thereby) shall be held in any judicial proceeding to be unperfected, unenforceable or invalid or shall cease for any reason to be in full force and effect or the Company or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under any Subsidiary Guarantee or any Security Document.

SECTION 6.02. Acceleration of Maturity; Rescission.

If an Event of Default (other than an Event of Default specified in 6.01(7) occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under this Indenture, the Trustee or the Significant Holders, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of and premium, if any, and accrued interest, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest, if any, shall be immediately due and payable. If an Event of Default specified in 6.01(7) occurs with respect to the Company or any Subsidiary Guarantor, the principal of and premium, if any, and accrued interest, if any, on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

The Required Holders by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration (except as made in respect of any failure in the timely payment of principal, interest or premium as herein provided) and its consequences if:

(i) all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest, if any, on such Notes that have become due solely by such declaration of acceleration, have been cured or waived; and

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative. Any costs associated with actions taken by the Trustee under this Section 6.03 shall be reimbursed to the Trustee by the Company.

SECTION 6.04. Waiver of Past Defaults and Events of Default.

Provided the Notes are not then due and payable by reason of a declaration of acceleration, the Required Holders may on behalf of the Holders of all the Notes waive any past Default with respect to such Notes and its consequences by providing written notice thereof to the Company and the Trustee, except a Default (1) in the payment of interest on or the principal of any Note or (2) in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected. In the case of any such waiver, the Company, the Trustee and the Holders of the Notes will be restored to their former positions and rights under this Indenture, respectively; provided that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

SECTION 6.05. Control by Required Holders.

The Required Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of the Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Significant Holders make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Required Holders do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

SECTION 6.06. Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Significant Holders make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Required Holders do not give the Trustee a direction that is inconsistent with the request.

A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

SECTION 6.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, member of the Board of Directors or holder of Capital Stock of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company and the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 6.08. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest, if any, on such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes shall not be impaired or affected without the consent of the Holder.

SECTION 6.09. Collection Suit by Trustee.

If an Event of Default in payment of principal, premium or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any Subsidiary Guarantor (or any other obligor on the Notes) for the whole amount of unpaid principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate set forth in the Notes, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.10. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Noteholders allowed in any judicial proceedings relative to the Company or any Subsidiary Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Noteholder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceedings. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Noteholders in respect of which such judgment has been recovered.

SECTION 6.11. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Noteholders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD: to the Company or, to the extent the Trustee collects any amount from any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.11.

SECTION 6.12. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Noteholder pursuant to Section 6.08 or a suit by Noteholders of more than 10% in principal amount of the Notes then outstanding.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default actually known to a Responsible Officer of the Trustee has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the same circumstances in the conduct of his or her own affairs. The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b) Except during the continuance of an Event of Default:

(1) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate, subject to the requirement in the preceding sentence, if applicable.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof.

(4) No provision of this Indenture or the Security Documents shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights, powers or duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, paragraphs (a), (b), (c) and (e) of this Section 7.01 shall govern every provision of this Indenture and the Security Documents that in any way relates to the Trustee.

(e) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company or any Subsidiary Guarantor. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

(g) The Trustee shall have no obligation or liability with respect to any transactions or other matters provided for in Section 2.19(b), as same shall for all purposes be deemed as occurring or existing strictly between the Company and applicable Holders without any action or involvement by or on behalf of the Trustee.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01:

(1) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 12.05. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(3) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers; provided that the Trustee’s conduct does not constitute gross negligence or bad faith.

(5) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(6) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other person employed to act hereunder.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the either of the Company or any Subsidiary Guarantor, or any Affiliates thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any Guarantee or the Security Agreement or the creation, perfection or priority of any security interest under any Security Document, it shall not be accountable for the Company’s or any Subsidiary Guarantor’s use of the proceeds from the sale of Notes or any money paid to the Company or any Subsidiary Guarantor pursuant to the terms of this Indenture and it shall not be responsible for any statement in the Notes, Guarantee or this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall give to each Noteholder a notice of the Default within 60 days after it occurs in the manner and to the extent provided in the TIA and otherwise as provided in this Indenture. Except in the case of a Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of this Indenture), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Noteholders.

SECTION 7.06. Reports by Trustee to Holders.

If required by TIA § 313(a), within 60 days after June 30 of any year, commencing 2007 the Trustee shall mail to each Noteholder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c) and TIA § 313(d).

Reports pursuant to this Section 7.06 shall be transmitted by mail:

(1) to all Holders of Notes, as the names and addresses of such Holders appear on the Registrar’s books; and

(2) to such Holders of Notes as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose.

A copy of each report at the time of its mailing to Noteholders shall be filed with the SEC and each stock exchange on which the Notes are listed. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.07. Compensation and Indemnity.

The Company and the Subsidiary Guarantors shall pay to the Trustee and Agents from time to time reasonable compensation for their services hereunder and under the Security Documents (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company and the Subsidiary Guarantors shall reimburse the Trustee and Agents upon request for all reasonable disbursements, expenses and advances incurred or made by them in connection with the Trustee’s duties under this Indenture and under the Security Documents, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and external counsel, except any expense disbursement or advance as may be attributable to its negligence or bad faith.

The Company and the Subsidiary Guarantors, jointly and severally, shall fully indemnify each of the Trustee and any predecessor Trustee for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including without limitation taxes (other than taxes based on the income of the Trustee or such Agent) and reasonable attorneys’ fees and expenses incurred by each of them in connection with the acceptance or performance of its duties under this Indenture and under the Security Documents including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including, without limitation, settlement costs). The Trustee or Agent shall notify the Company and the Subsidiary Guarantors in writing promptly of any claim of which a Responsible Officer of the Trustee has actual knowledge asserted against the Trustee or Agent for which it may seek indemnity; provided that the failure by the Trustee or Agent to so notify the Company and the Subsidiary Guarantors shall not relieve the Company and Subsidiary Guarantors of their obligations hereunder except to the extent the Company and the Subsidiary Guarantors are actually prejudiced thereby. In the event that a conflict of interest exists, the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.

Notwithstanding the foregoing, the Company and the Subsidiary Guarantors need not reimburse the Trustee for any expense or indemnify it against any loss or liability to have been incurred by the Trustee through its own gross negligence or bad faith.

To secure the payment obligations of the Company and the Subsidiary Guarantors in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee except such money or property held in trust to pay principal of and interest on particular Notes.

The obligations of the Company and the Subsidiary Guarantors under this Section 7.07 to compensate and indemnify the Trustee, Agents and each predecessor Trustee and to pay or reimburse the Trustee, Agents and each predecessor Trustee for expenses, disbursements and advances shall be joint and several liabilities of the Company and each of the Subsidiary Guarantors and shall survive the resignation or removal of the Trustee and the satisfaction, discharge or other termination of this Indenture, including any termination or rejection hereof under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

For purposes of this Section 7.07, the term “Trustee” shall include any trustee appointed pursuant to this Article 7.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign by so notifying the Company and the Subsidiary Guarantors in writing. The Required Holders may remove the Trustee by notifying the Company and the removed Trustee in writing at least 30 days prior to the date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent shall not be unreasonably withheld. The Company may remove the Trustee at its election upon at least 30 days prior written notice if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee with the approval (not to be unreasonably withheld, conditioned or delayed) of the Required Holders.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Required Holders may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.07, transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Consolidation, Merger, etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, subject to Section 7.10, the successor corporation without any further act shall be the successor Trustee; provided such entity shall be otherwise qualified and eligible under this Article 7.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1) and (2) in every respect. The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $100 million as set forth in the most recent applicable published annual report of condition. The Trustee shall comply with TIA § 310(b), including the provision in § 310(b)(1).

SECTION 7.11. Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311 (b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12. Paying Agents.

The Company shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:

(A) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Company or by any obligor on the Notes) in trust for the benefit of Holders of the Notes or the Trustee;

(B) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(C) that it will give the Trustee written notice within three (3) Business Days of any failure of the Company (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.

ARTICLE EIGHT

MODIFICATION AND WAIVER

SECTION 8.01. Without Consent of Noteholders.

(a) The Company and Trustee may amend, supplement or otherwise modify this Indenture or any Security Document without the consent of any Holder (including entering into additional or amended Security Documents prior to, on and after the Issue Date in order to give effect to the Holders’ rights in the Collateral as contemplated by this Indenture and/or the Security Documents as in effect as of the Issue Date), for any of the following purposes:

(i) to cure any ambiguity, omission, defect or inconsistency in this Indenture or any Security Document;

(ii) to provide for the assumption by a successor of the Company or any Subsidiary Guarantor of its obligations under this Indenture or any Security Document;

(iii) to provide for uncertificated Notes, subject to certain conditions;

(iv) to secure the Notes under this Indenture, to add Subsidiary Guarantees and Subsidiary Guarantors with respect to the Notes, or to confirm and evidence the release, termination or discharge of any such security or Subsidiary Guarantee or any Subsidiary Guarantor when such release, termination or discharge is permitted elsewhere in this Indenture or in the Security Documents;

(v) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company;

(vi) to make any other change that does not adversely affect the rights of any Holder; or

(vii) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the Trust Indenture Act or otherwise; or

(viii) to supplement, or obtain or make provision for additional assets and properties for inclusion in, the Collateral or, in addition to and without limiting any of the Trustee’s rights and authority to evidence any such release as provided in Section 8.01(a)(iv), to effect the release of Collateral at the written direction of Holders representing 66 2/3% of the then-outstanding principal balance of the Notes.

(b) In addition to and without limitation on the powers and authority conferred on the Trustee pursuant to the foregoing clause (a) of this Section 8.01, each Holder, by its acceptance of the Notes, irrevocably and unconditionally confirms and agrees that the Trustee shall be further authorized and empowered to, and, on and as of the Subordination Required Date, the Trustee, for and on behalf of such Holder, shall enter into with the Senior Facility Agent, for and on behalf of the Senior Facility Creditors, the Subordination Agreement in substantially the form thereof attached as Exhibit E hereto.

SECTION 8.02. With Consent of Noteholders.

(a) The Company and the Trustee, with the consent of the Required Holders, shall be entitled to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any provision of this Indenture or any Security Document or modifying the rights of such Holders (it being understood that the provisions of the Security Documents which may by their terms be amended or waived without the consent of the Noteholders do not require the consent of the Noteholders contemplated hereby).

(b) However, no modification or amendment may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note or alter the provisions with respect to redemption,

(2) reduce the principal amount of or premium, if any, or interest, if any, on any Note,

(3) reduce any amount payable upon the occurrence of an Event of Default,

(4) after the obligation has arisen to make a Change of Control Offer or an Asset Sale Offer, amend, change or modify in any material respect the obligation of the Company to make and complete such Change of Control Offer or make and complete such Asset Sale Offer,

(5) change the place or currency of payment of principal of or premium, if any, or interest, if any, on any Note,

(6) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

(7) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture,

(8) waive a default in the payment of principal of or premium, if any, or interest, if any, on the Notes;

(9) reduce the percentage or aggregate principal amount of outstanding Notes for determining the Required Holders, Significant Holders or other Holder constituency whose consent or approval is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults,

(10) modify or change any provision of this Indenture affecting the ranking of the Notes or the Subsidiary Guarantees in a manner adverse to the Holders of the Notes,

(11) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture other than in accordance with the other provisions of this Indenture, or amend or modify any provision relating to such release; or

(12) release Collateral other than in accordance with Section 8.01(a)(viii) or evidence any release of Collateral other than in accordance with Section 8.01(a)(iv).

(c) It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under Section 8.01 or this Section 8.02 becomes effective, the Company shall mail to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e) Upon the written request of the Company accompanied by a board resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Noteholders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

SECTION 8.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 8.04. Revocation and Effect of Consents.

(a) After an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder of a Note is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Noteholders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Noteholders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Noteholders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Noteholders has been obtained.

(c) After an amendment, supplement, waiver or other action becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (1) through (9) of Section 8.02. In that case the amendment, supplement, waiver or other action shall bind each Noteholder who has consented to it and every subsequent Noteholder or portion of a Note that evidences the same debt as the consenting Holder’s Note.

SECTION 8.05. Notation on or Exchange of Notes.

If an amendment, supplement, or waiver changes the terms of a Note, the Trustee (in accordance with the specific written direction of the Company) shall request the Holder of the Note (in accordance with the specific written direction of the Company) to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Noteholder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue, the Subsidiary Guarantors shall endorse, and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 8.06. Trustee To Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment, supplement or waiver does not affect the rights, duties, liabilities or immunities of the Trustee. If it does affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplement or waiver. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 7.01, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating, in addition to the matters required by Section 12.04, that such amendment, supplement or waiver is authorized or permitted by this Indenture and is a legal, valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms (subject to customary exceptions).

ARTICLE NINE

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 9.01. Discharge of Indenture.

Upon the request of the Company, this Indenture will cease to be of further effect and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Notes and this Indenture and the Guarantees when:

(1)	either:

(a)	all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance pursuant to Section 9.02 or 9.03) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation:

(i)	have become due and payable by the mailing of a notice of redemption or otherwise;

(ii)	will become due and payable within one year; or

(iii)	are to be called for redemption within 12 months under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the reasonable expense, of the Company;

and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	the Company has paid or caused to be paid all sums payable under this Indenture by the Company; and

(3)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in this Indenture relating to the satisfaction and discharge of the Notes and this Indenture and the Guarantees of the Notes have been complied with.

After such delivery, the Trustee upon request of the Company shall acknowledge in writing the discharge of the Company’s and the Subsidiary Guarantors’ obligations under the Notes, the Guarantees and this Indenture except for those surviving obligations specified below, and shall take such actions and provide such further assurances with respect to evidencing and effecting the release of the Collateral as provided for pursuant to the terms and conditions contained in the Security Agreement.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company in Sections 7.07, 9.05 and 9.06 shall survive such satisfaction and discharge.

SECTION 9.02. Legal Defeasance.

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes on a date the conditions set forth in Section 9.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall, subject to Section 9.06, execute instruments in form and substance reasonably satisfactory to the Trustee and Company acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of outstanding Notes to receive solely from the trust funds described in Section 9.04 and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (B) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2,07, 2.08, 2.11, 4.02, 4.03 and 4.05, (C) the rights, powers, trusts, duties, and immunities of the Trustee hereunder (including claims of, or payments to, the Trustee under or pursuant to Section 7.07) and the Company’s obligations in connection therewith and (D) this Article 9.

Concurrently with any Legal Defeasance, (x) the Company may, at its further option, cause to be terminated, as of the date on which such Legal Defeasance occurs, all of the obligations under any or all of the Guarantees, if any, then existing and obtain the release of the Guarantee(s) of any or all Subsidiary Guarantors. In order to exercise such option regarding a Guarantee, the Company shall provide the Trustee with written notice of its desire to terminate such Guarantee prior to the delivery of the Opinion of Counsel referred to in clause (f) of Section 9.04, and (y) the Trustee upon request of the Company shall acknowledge in writing the discharge of the Company’s and the Subsidiary Guarantors’ obligations under the Notes, the Guarantees and this Indenture except for those surviving obligations specified below, and shall take such actions and provide such further assurances with respect to evidencing and effecting the release of the Collateral from the Liens thereunder terminating as a consequence of such Legal Defeasance as provided for pursuant to the terms and conditions contained in the Security Agreement.

Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 with respect to the Notes notwithstanding the prior exercise of its option under Section 9.03 below with respect to the Notes.

SECTION 9.03. Covenant Defeasance.

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors under Sections 10.01, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18, 4.19 (except for obligations mandated by the TIA) and clauses (1) and (3) of Section 5.01 released with respect to the outstanding Notes on a date the conditions set forth in Section 9.04 are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may fail to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise of the option in this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04, Sections 6.01(5), (6) and (8) shall not constitute Events of Default.

Concurrently with any Covenant Defeasance, the Company may, at its further option, cause to be terminated, as of the date on which such Covenant Defeasance occurs, all of the obligations under any or all of the Guarantees, if any, then existing and obtain the release of the Guarantee(s) of any or all Subsidiary Guarantors. In order to exercise such option regarding a Guarantee, the Company shall provide the Trustee with written notice of its desire to terminate such Guarantee prior to the delivery of the Opinion of Counsel referred to in clause (g) of Section 9.04.

Notwithstanding any discharge or release of any obligations under this Indenture pursuant to Section 9.02 or this Section 9.03, the Company’s obligations in Sections 2.04, 2.06, 2.07, 2.08, 7.07, 9.05, 9.06 and 9.08 shall survive until such time as the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 9.05 and 9.08 shall survive.

SECTION 9.04. Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to application of Section 9.02 or Section 9.03 to the outstanding Notes:

(a)	(1) the Company has irrevocably deposited or caused to be deposited in trust for the benefit of the Noteholders with the Trustee or a Paying Agent or a trustee satisfactory to the Trustee and the Company, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee and any such Paying Agent, (x) money in an amount sufficient, or (y) U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient, in the opinion of a nationally recognized firm of independent public accountants or Independent Financial Advisors expressed in a written certification thereof delivered to the Trustee (without consideration of any reinvestment of such interest), or (z) a combination thereof in an amount, sufficient to pay the principal of (and premium, if any, on) and interest, if any, to Stated Maturity (or redemption) on such Notes, on the scheduled due dates therefor, (2) the trustee of the irrevocable trust has been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the Trustee and (3) the Trustee or Paying Agent shall have been irrevocably instructed in writing to apply the deposited money and the proceeds from U.S. Government Obligations in accordance with the terms of this Indenture and the terms of the Notes to the payment of principal of and interest on the Notes;

(b)	the deposit described in clause (a) above will not result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which either the Company is a party or by which it is bound;

(c)	no Default has occurred and is continuing (1) as of the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or (2) insofar as clause (7) or (8) of Section 6.01 is concerned at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to the Company in respect of such deposit (it being understood that the condition in this clause (c) is a condition subsequent and will not be deemed satisfied until the expiration of such period);

(d)	the Company has paid or caused to be paid all sums currently due and payable by the Company under this Indenture and under the Notes;

(e)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to the termination by the Company of its obligations have been complied with;

(f)	in the case of an election under Section 9.02 or 9.03, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance or Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or Covenant Defeasance had not occurred, and such opinion, in the case of defeasance under Section 9.02, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. The defeasance would in each case be effective when 91 days have passed since the date of the deposit in trust.

SECTION 9.05. Trust Holding of Deposited Money and U.S. Government Obligations; Related Provisions.

All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Subsidiary Guarantors shall (on a joint and several basis) pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.04 or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon a request of the Company any money or U.S. Government Obligations held by it as provided in Section 9.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 9.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01, 9.02 or 9.03 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Subsidiary Guarantor’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.01; provided that if the Company or the Subsidiary Guarantors have made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of their obligations, the Company or the Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

SECTION 9.07. Moneys Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture, all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon written demand of the Company, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to Section 9.04, to the Company upon a request of the Company (or, if such moneys had been deposited by the Subsidiary Guarantors, to such Subsidiary Guarantors), and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

SECTION 9.08. Moneys Held by Trustee.

Any moneys deposited with the Trustee or any Paying Agent or then held by the Company or the Subsidiary Guarantors in trust for the payment of the principal of, or premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of, or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Company (or, if appropriate, the Subsidiary Guarantors) upon a request of the Company, or if such moneys are then held by the Company or the Subsidiary Guarantors in trust, such moneys shall be released from such trust; and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Company and the Subsidiary Guarantors for the payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided that the Trustee or any such Paying Agent, before being required to make any such repayment, may, at the expense of the Company and the Subsidiary Guarantors, either mail to each Noteholder affected, at the address shown in the register of the Notes maintained by the Registrar pursuant to Section 2.04, or cause to be published once a week for two successive weeks, in a newspaper published in the English language, customarily published each Business Day and of general circulation in the City of New York, New York, a notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing or publication, any unclaimed balance of such moneys then remaining will be repaid to the Company. After payment to the Company or the Subsidiary Guarantors or the release of any money held in trust by the Company or any Subsidiary Guarantors, as the case may be, Noteholders entitled to the money must look only to the Company and the Subsidiary Guarantors for payment as general creditors unless applicable abandoned property law designates another Person.

ARTICLE TEN

GUARANTEE OF SECURITIES

SECTION 10.01. Guarantee.

Subject to the provisions of this Article 10, the Subsidiary Guarantors, by execution of this Indenture (or, in the case of the Target and Target Subsidiaries and, unless as otherwise directed in writing by the Required Holders, any other Persons becoming Company Subsidiaries at any time after the Issue Date pursuant to Section 4.24, by execution of an instrument of Guarantee and accession to this Indenture in the Form of Exhibit F hereto in the capacity of a Subsidiary Guarantor effective as of the Target Merger Closing (as to Target or Target Subsidiaries) or other date as of which such other Persons first become Company Subsidiaries), jointly and severally, guarantee and shall guarantee, as the case be, to each Holder (i) the due and punctual payment of the principal, premium and interest of or on each Note, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal, premium and interest of or on the Notes, to the extent lawful, and the due and punctual payment of all other Note Obligations and due and punctual performance of any and all other liabilities or obligations of the Company to the Holders or the Trustee of any nature or type whatsoever, all in accordance with the terms of such Note and, as applicable, the other Transaction

Documents, and (ii) in the case of any extension of time of payment or renewal of any Notes or of any Note Obligations or other liabilities or obligations as aforesaid, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise. Each Subsidiary Guarantor, by of this Indenture, agrees that its obligations hereunder shall be absolute and unconditional as direct obligations of such Subsidiary Guarantor, not merely as those of a surety, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any such Note or this Indenture, any failure to enforce the provisions of any such Note and, as applicable, the other Transaction Documents, any waiver, modification or indulgence granted to the Company with respect thereto by the Holder of such Note, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or such Subsidiary Guarantor.

Each Subsidiary Guarantor hereby waives diligence, presentment, demand for payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged as to any such Note except by payment in full of the principal thereof and interest thereon. Each Subsidiary Guarantor hereby agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of this Guarantee.

The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of any Holder under the Subsidiary Guarantees.

SECTION 10.02. Execution and Delivery of Subsidiary Guarantee.

To evidence the guarantee and accession to this Indenture by each of Target, each Target Subsidiary and each other Person becoming a Subsidiary of the Company pursuant to Section 4.24 or any Restricted Subsidiary at any time after this Issue Date pursuant to Section 10.01, the Company agrees to cause each of the foregoing to execute and deliver to the Trustee, effective simultaneously with each such Person’s becoming a Subsidiary of the Company or any Restricted Subsidiary, a Subsidiary Guarantee substantially in the form attached as Exhibit F hereto, whereupon such Person shall immediately become and shall thereafter constitute, for all purposes of this Indenture and the Transaction Documents, a Subsidiary Guarantor. Such Subsidiary Guarantee shall be executed by either manual or facsimile signature of an Officer or an Officer of a general partner, as the case may be, of each Subsidiary Guarantor. The validity and enforceability of any such Subsidiary Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Subsidiary Guarantors hereby agrees that its Guarantee set forth in Section 10.01 or in any Guarantee subsequently delivered in the form of Exhibit F hereto shall be in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of a Subsidiary Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Guarantee is endorsed or at any time thereafter, such Subsidiary Guarantor’s Guarantee of such Note shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantor.

SECTION 10.03. Release of Subsidiary Guarantors.

The Guarantee of any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon any of the following:

(A)	any transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock held by the Company or any of its Restricted Subsidiaries in such Subsidiary Guarantor (which transfer is made in accordance with this Indenture and, if the Company or any of its Restricted Subsidiaries intends to comply with Section 4.12 by making an investment or expenditure in replacement Assets, the Company or such Restricted Subsidiary delivers to the Trustee a written agreement that it will make such investment or expenditure within the time frame set forth in Section 4.12); or

(B)	the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

and in each such case, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transactions have been complied with and that such release is authorized and permitted hereunder.

The Trustee shall execute any documents reasonably requested by either the Company or a Subsidiary Guarantor in order to evidence the release of such Subsidiary Guarantor from its obligations under its Guarantee endorsed on the Notes and under this Article 10.

SECTION 10.04. Waiver of Subrogation.

Each Subsidiary Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Subsidiary Guarantor’s obligations under its Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or Note on account of such claim or other rights. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.06 is knowingly made in contemplation of such benefits.

SECTION 10.05. Notice to Trustee.

The Company or any Subsidiary Guarantor shall give prompt written notice to the Trustee of any fact known to the Company or any such Subsidiary Guarantor which would prohibit the making of any payment to or by the Trustee at its Corporate Trust Office in respect of the Guarantees. Notwithstanding the provisions of this Article 10 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Guarantees, unless and until the Trustee shall have received written notice thereof from the Company no later than one Business Day prior to such payment; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of this Section 10.05, and subject to the provisions of Sections 7.01 and 7.02, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice referred to in this Section 10.07 at least one Business Day prior to the date upon which by the terms hereof any such payment may become payable for any purpose under this Indenture (including, without limitation, the payment of the principal of, premium, if any, or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it less than one Business Day prior to such date.

ARTICLE ELEVEN

SECURITY DOCUMENTS

SECTION 11.01. Security Documents.

The due and punctual payment of the principal, premium and interest of or on, and all other Note Obligations relating to, the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption, special redemption or otherwise, and interest on the overdue principal of, interest on and Note Obligations related to the Notes and performance of all other obligations of the Company and the Subsidiary Guarantors to the Holders or the Trustee under and in accordance with all applicable terms and conditions of this Indenture, the Notes and the Security Documents shall be secured as provided in the Security Documents. Each Holder, by its acceptance of the Notes, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee to enter into such Security Documents and to perform their obligations and exercise their rights thereunder in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to any Person(s) other than the Trustee pursuant to the Security Documents, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured thereby, according to the intent and purposes herein and therein expressed. The Company shall take, upon request of the Trustee, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Company hereunder, a valid and enforceable perfected lien on and security interest in all the Collateral in favor of the Trustee and the Holders, which lien and security interest shall be a first-priority Lien, subject only to the prior rights of the Senior Lien as expressly provided for under (and as such term is defined in) the Subordination Agreement for so long as in effect from and after the Subordination Required Date, entitled to any and all of the rights, priorities and benefits provided for in accordance with the terms and conditions of the Security Documents.

SECTION 11.02. Recording and Opinions.

(a) The Company and, if applicable, the Subsidiary Guarantors shall take or cause to be taken all action required to perfect, maintain, preserve and protect the Lien on and security interest in the Collateral granted by the Security Documents (subject only to Permitted Liens), including without limitation, the filing of financing statements, continuation statements, Mortgages and any instruments of further assurance, in such manner and in such places as may be required by law fully to preserve and protect the rights of the Holders and the Trustee under this Indenture and the Security Documents to all property comprising the Collateral. The Company and the Subsidiary Guarantors shall from time to time promptly pay all financing, continuation statement and mortgage recording, registration and/or filing fees, charges and taxes relating to this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance required hereunder or pursuant to the Security Documents. The Trustee shall have no obligation to, nor shall it be responsible for any failure to, so register, file or record.

(b) The Company shall at all times comply with the provisions of TIA § 314(b), whether or not the TIA is then applicable to the obligations of the Company and, if applicable, the Subsidiary Guarantors under this Indenture by furnishing the opinions of counsel specified therein.

SECTION 11.03. Release of Collateral.

(a) Collateral may (and, as applicable, shall) be released or substituted only in accordance with the terms of the Security Documents.

(b) The release of any Collateral from the terms of this Indenture and the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents.

SECTION 11.04. Certificates of the Company.

To the extent applicable, the Company shall comply (or cause compliance) with TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the lien and security interest of the Security Documents. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.

SECTION 11.05. Certificates of the Trustee.

In the event that the Company wish to release Collateral in accordance with the Security Documents, it shall deliver to the Trustee the certificates and documents required by the Security Documents and Sections 11.03 and 11.04 hereof, including an Opinion of Counsel pursuant to Section 12.04(2), and the Trustee shall determine whether it has received all documentation required by TIA § 314(d) in connection with such release. The Trustee, however, shall have no duty to confirm the legality or validity of such documents, its sole duty being to ascertain that it has received such documentation which on their face conform to this Indenture and Section 314(d) of the TIA.

SECTION 11.06. Authorization of Trustee Actions To Be Taken Under Security Documents.

Subject to the provisions of Sections 7.01 and 7.02 hereof, the Trustee may, in its sole discretion on behalf of and without the consent of the Holders, take or direct the taking of all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents and (b) collect and receive any and all amounts payable in respect of the obligations of the Company hereunder. The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or to the Trustee).

SECTION 11.07. Authorization of Trustee Receipt of Funds Under Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

SECTION 11.08. Termination of Security Interest.

Upon the payment in full of all obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee shall, at the request of the Company, deliver a certificate to the Company and/or the Other stating that such obligations have been paid in full.

SECTION 11.09. Security Documents.

By their acceptance of the Notes, upon the Target Merger, the Holders hereby authorize and instruct the Trustee to enter into (or to accept the Company’s and each Subsidiary Guarantor’s execution and delivery of), for its benefit and the benefit of the Noteholders, the Security Agreement and, upon the Subordination Date , the Subordination Agreement, in substantially the forms thereof attached as Exhibits G and E, respectively.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls.

As to each provision or requirement of this Section 12.01 from and after qualification of this Indenture thereunder, if any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. If any provision of this Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Indenture.

The provisions of TIA §§ 310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by this Indenture) are a part of and govern this Indenture, whether or not physically contained herein.

SECTION 12.02. Notices.

Except for notice or communications to Holders, any notice or communication shall be given in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

If to the Company:

Velocity Express Corporation

One Morningside Drive North

Building B Suite 300

Westport, CT 06880

Attn: Ted Stone

Facsimile: (952) 835-4997

with copies to each of:

Budd Larner

150 John F. Kennedy Parkway

Short Hills, New Jersey 07078

Attn: Mark Larner

Facsimile: 973-379-7734

and

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: Avron L. Gordon

Facsimile: 612-977-8650

If to the Trustee, Registrar or Paying Agent:

Wells Fargo Bank, N.A.

Corporate Trust Services

Sixth and Marquette

Mac N9303-120

Minneapolis, MN 55479

Attn: Lynn M. Steiner, Vice President

Fax No. 612-667-9825

with copies to each of:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn: Stephen P. Farrell, Esq.

Fax No. 212-309-6001

and

Kelley Drye & Warren LLP

8000 Towers Crescent Drive, Suite 1200

Vienna, VA 22182

Attn: Jay Schifferli

Facsimile: (703) 918-2450

Such notices or communications shall be effective when received and shall be sufficiently given if so given within the time prescribed in this Indenture.

The Company, the Subsidiary Guarantors or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be mailed to him by first-class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication to a Noteholder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

SECTION 12.03. Communications by Holders with Other Holders.

Noteholders may communicate pursuant to TIA § 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Subsidiary Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Subsidiary Guarantor to the Trustee to take any action under this Indenture, the Company or such Subsidiary Guarantor shall furnish to the Trustee:

(1) an Officers’ Certificate (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel (which shall include the statements set forth in Section 12.05 below) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate and Opinion.

Each certificate and opinion with respect to compliance by or on behalf of the Company or any Subsidiary Guarantor with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

SECTION 12.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or meetings of Noteholders. The Registrar and Paying Agent may make reasonable rules for their functions.

SECTION 12.07. Business Days; Legal Holidays.

A “Business Day” or “business day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday or other day on which (i) commercial banks in the City of New York or in the city where the Trustee’s Corporate Trust Office is located are authorized or required by law to close or (ii) the New York Stock Exchange is not open for trading. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 12.08. Governing Law.

This Indenture, the Notes and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Company or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Indenture.

SECTION 12.10. Successors.

All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Indenture shall bind its successor.

SECTION 12.11. Multiple Counterparts.

The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

SECTION 12.12. Table of Contents, Headings, etc.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.13. Separability.

Each provision of this Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

VELOCITY EXPRESS CORPORATION, as the Company

By:	/s/ Edward W. Stone
Name: Edward W. Stone
Title: Chief Financial Officer

WELLS FARGO BANK, N.A., as the Trustee

By:	/s/ Jane Y. Schweiger
Name: Jane Y. Schweiger
Title: Vice President

Each of the following Subsidiary Guarantors, jointly and severally:

VELOCITY EXPRESS, INC.

VXP MID-WEST, INC.

CORPORATE EXPRESS DISTRIBUTION SERVICES, INC.

VELOCITY EXPRESS LEASING, INC.

VXP LEASING MID-WEST, INC.

CD&L ACQUISITION CORP.

By:	/s/ Edward W. Stone
Name: Edward W. Stone
Title: Chief Financial Officer

Signature Page to

Indenture

EXHIBIT A

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE INFORMATION REPORTING REQUIREMENTS SET FORTH IN TREASURY REGULATION 1.1275-3. THE ISSUE PRICE OF THIS NOTE IS $44,261,683.85. THE AMOUNT OF OID ON THIS NOTE IS $66,789,416.15. THE ISSUE DATE OF THIS NOTE IS JULY 3, 2006. THE PER ANNUM YIELD TO MATURITY OF THIS NOTE IS 24.42% COMPOUNDED SEMI-ANNUALLY.

CUSIP 92257TAA1

VELOCITY EXPRESS CORPORATION

No. 1	$78,205,000

12% SENIOR SECURED NOTE DUE 2010

VELOCITY EXPRESS CORPORATION, a Delaware corporation, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of Seventy-Eight Million Two Hundred Five and No/100 U.S. Dollars, subject to increase pursuant to Section 2.15 of the Indenture, on June 30, 2010.

Interest Payment Dates: June 30 and December 30, commencing June 30, 2007

Record Dates: May 31 and November 30.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized Officers.

VELOCITY EXPRESS CORPORATION

By:
Name:
Title:

A-1

[FORM OF REVERSE OF NOTE]

VELOCITY EXPRESS CORPORATION

12% SENIOR SECURED NOTE DUE 2010

1. Interest. VELOCITY EXPRESS CORPORATION, a Delaware corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, cash interest on the principal amount set forth on the face hereof at a rate of 12% per annum commencing June 30, 2007. Cash interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including December 30, 2006 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each June 30 and December 30, commencing June 30, 2007. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay Defaulted Interest (to the full extent permitted by law) as specified by (and as such term in defined in) Section 2.13 of the Indenture referred to below.

2. Method of Payment. The Company will pay interest hereon (except Defaulted Interest, which shall be payable to Persons who are registered Holders on any earlier date of written demand therefor) to the Persons who are registered Holders at the close of business on May 31 or November 30 next preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Interest may be paid by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A. (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice. Neither the Company nor any of its Affiliates may act as Paying Agent or Registrar.

4. Indenture. The Company issued the Notes under an Indenture dated as of July 3, 2006 (the “Indenture”) between the Company and the Trustee. This is one of the Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture. In the event of any conflict between the terms and conditions of this Note and those contained in the Indenture, the latter shall prevail and control.

5. Company Optional Redemption and Holder Optional Redemption. The Notes are subject to optional redemption by the Company on the terms and subject to the conditions specified in Section 3.01 and related provisions of the Indenture and redemption at the option of the Holders on the terms and subject to the conditions specified in Section 3.11 and related provisions of the Indenture.

6. Special Mandatory Redemption. The Notes are subject to Special Mandatory Redemption by the Company on the terms and subject to the conditions specified in Sections 3.07 through 3.10 and related provisions of the Indenture.

7. Notice of Redemption. Except in the cases of Special Mandatory Redemption, notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date (as subject to any allowances provided for in the Indenture) to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notice of the Special Mandatory Redemption will be mailed promptly to each Holder of Notes at its registered address, the Trustee and the Paying Agent.

8. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Company shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes or portion of a Note selected for redemption, or register the transfer of or exchange any Notes for a period of 15 days before a mailing of notice of redemption.

10. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

12. Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining any qualification of the Indenture under the Trust Indenture Act of 1939, as amended, providing for the assumption by a successor to the Company of its obligations under the Indenture or any Security Documents and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Required Holders, subject to certain exceptions requiring the consent of all Holders of the particular Notes to be affected.

13. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, pay dividends on, redeem or repurchase its Capital Stock, make certain investments, sell assets, create restrictions on the payment of dividends or other amounts to the Company from its Restricted Subsidiaries, enter into transactions with Affiliates, expand into unrelated businesses, create liens, enter into sale and leaseback transactions or consolidate, merge or sell all or substantially all of the assets of the Company and its Restricted Subsidiaries and requires the Company to provide reports to Holders of the Notes. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.06 of the Indenture, the Company must annually report to the Trustee on compliance with such limitations.

14. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article 5 of the Indenture, the predecessor corporation will, except as provided in Article 5, be released from those obligations.

15. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.01(7) of the Indenture with respect to the Company or any Subsidiary Guarantor, if any) occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Significant Holders, by notice in writing to the Company and the Trustee, may, and the Trustee at the request of the Significant Holders shall, declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(7) of the Indenture occurs with respect to the Company or any Subsidiary Guarantor, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, the Required Holders may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes or a default in the observance or performance of any of the obligations of the Company under Article 5 of the Indenture) if it determines that withholding notice is in their best interests.

16. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

17. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Subsidiary Guarantors under the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and Guarantees by accepting a Note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

18. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States Dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

19. Guarantees; Security Documents. This Note is entitled to the benefits of certain Guarantees made and Security Documents entered into for the benefit of the Trustee and the Holders. Reference is hereby made to the Indenture and such Security Documents for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Subsidiary Guarantors, the Trustee and the Holders.

20. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

21. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Trustee, the Company and the Subsidiary Guarantors agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

22. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Velocity Express Corporation

One Morningside Drive North

Building B Suite 300

Westport, CT 06880

Attn: Ted Stone

Facsimile: (952) 835-4997

With a copy to:

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: Avron L. Gordon

Facsimile: 612-977-8650

Certificate of Authentication

This is one of the 12% Senior Secured Notes Due 2010 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, N.A., as Trustee

By:
Authorized Signatory

Dated:

Acknowledged:

VELOCITY EXPRESS CORPORATION

By:
Name:
Title:

1

ASSIGNMENT

I or we assign and transfer this Note to:

                                                                                                                                                                                                                                                                     a

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

1

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 3.11 or Section 4.12 of the Indenture, check the appropriate box:

☐ Section 3.11	☐ Section 4.12

If you want to have only part of the Note purchased by the Company pursuant to Section 3.11 or Section 4.12 of the Indenture, state the amount you elect to have purchased:

$

(multiple of $1,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guaranteed

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

2

EXHIBIT E

INTERCREDITOR AND SUBORDINATION AGREEMENT

This Intercreditor and Subordination Agreement is entered into as of                                  , 2006, among                     , a                     , in its capacity as agent (in such capacity, together with any successor in such capacity, the ”Senior Facility Agent”) for the lenders that are from time to time parties to the Senior Facility Agreement referred to below (the ”Senior Facility Creditors”), Wells Fargo Bank, N.A,, a national banking association, in its capacity as trustee (in such capacity, together with any successor in such capacity, the “Trustee”) for the holders of the Notes (as defined below) issued under the Indenture referred to below (the “Noteholders”).

RECITALS

A. Concurrently herewith, Velocity Express Corporation, a Delaware corporation (“Parent”), each Subsidiary of the Parent identified on the signature pages hereof as a Borrower (such Subsidiaries, together with the Parent, each individually as a “Borrower” and individually and collectively, jointly and severally as “Borrowers”) and each Subsidiary of the Parent identified on the signature pages hereof as a Guarantor (such Subsidiaries, each individually as a “Guarantor”, and individually and collectively, jointly and severally as “Guarantors”) are entering into that certain Credit Agreement, of even date herewith (as such agreement may be amended, replaced (including any replacement in connection with a refinancing thereof), substituted or restated, the “Senior Facility Agreement”), with the Senior Facility Agent and the Senior Facility Creditors pursuant to which the Senior Facility Creditors have agreed to extend certain financial accommodations to the Borrowers.

B. Concurrently herewith, (i) each Borrower is entering into certain mortgages, security agreements, pledge agreements, collateral assignments and other security documents (as such agreements may be amended, replaced (including, any replacement in connection with a refinancing), substituted or restated, collectively, the ”Senior Security Documents”) pursuant to which each Borrower is granting a lien on and a security interest in substantially all of its assets to the Senior Facility Agent, for the benefit of the Senior Facility Agent and the Senior Facility Creditors, as security for the prompt payment and performance of its obligations under the Senior Facility Agreement and the Senior Facility Documents and (ii) each Guarantor is guaranteeing pursuant to a Guaranty or pursuant to the Senior Facility Agreement (as such agreements may be amended, replaced (including, any replacement in connection with a refinancing), substituted or restated, each a “Senior Guaranty”) the obligations of the Borrower owing to the Senior Facility Agent and the Senior Facility Creditors under the Senior Facility Agreement and, as security for the prompt payment and performance of its obligations under the Senior Guaranty, each Guarantor is entering into certain mortgages, security agreements, pledge agreements, collateral assignments and other security documents (as such agreements may be amended, replaced (including, any replacement in connection with a refinancing), substituted or restated, collectively, the ”Senior Guaranty Documents”), pursuant to which each Guarantor is granting a lien on and a security interest in substantially all of its assets to the Senior Facility Agent for the benefit of the Senior Facility Creditors.

C. Parent has entered into, and each other Obligor has, in a “Subsidiary Guarantor” capacity, acceded to, an Indenture, dated as of July 3, 2006 (as such Indenture may be amended, replaced (including, any replacement in connection with a refinancing thereof), substituted or restated, the “Indenture”), among each of the Obligors and the Trustee, pursuant to which the Parent has issued $78,205,000 aggregate principal amount of its 12% Senior Secured Notes due 2010 (as amended, restated, or otherwise modified, the “Notes”).

D. In connection with the Indenture, (i) as security for the prompt payment and performance of the Noteholder Indebtedness (as hereinafter defined), the Parent has entered into certain mortgages, security agreements, pledge agreements, collateral assignments and other security documents (as such agreements may be amended, replaced (including, any replacement in connection with a refinancing), substituted or restated, the ”Noteholder Security Documents”) pursuant to which the Parent has granted a lien on and a security interest in substantially all of its assets to the Trustee for the benefit of the Noteholders, and (ii) each of the Guarantors has guaranteed the obligations of the Parent owing to the Noteholders under the Indenture (each such guaranty, as may be amended, replaced (including, any replacement in connection with a refinancing), substituted or restated, a “Noteholder Guaranty”) and, as security for the prompt payment and performance of its guaranty obligations, each Guarantor has acceded and become party to the Noteholder Security Documents, pursuant to which each such Guarantor has granted a lien on and a security interest in all of its assets to the Trustee for the benefit of the Noteholders.

E. The Senior Facility Agent and the Trustee wish to agree as to the priority of their respective liens upon and security interests in the Collateral (as hereinafter defined) and as to certain other rights, priorities, and interests as between and among the Senior Facility Agent and the Senior Facility Creditors and the Trustee and the Noteholders.

AGREEMENT

In consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which the Senior Facility Agent and the Trustee hereby acknowledge, the Senior Facility Agent and the Trustee hereby agree as follows:

1. Definitions and Rules of Construction.

(a) Definitions. The following terms, as used in this Agreement, shall have the following meanings:

“Agreement” means this Intercreditor and Subordination Agreement together with any and all amendments, extensions, modifications, riders, addenda, exhibits, and schedules hereto.

“Bank Product Agreement” means any Hedging Agreement or other agreement for any letter of credit facility extended to any Obligor by the Senior Facility Agent or the Senior Facility Creditors pursuant to or expressly authorized by the Senior Facility Agreement.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligor or its Subsidiaries to the Senior Facility Agent, any Senior Facility Creditor or any of its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Obligor is obligated to reimburse to Senior Facility Agent or any Senior Facility Creditor as a result of such Person purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Obligor or its Subsidiaries pursuant to the Bank Product Agreements.

“Bankruptcy Case” means any proceeding commenced by or against any Obligor, under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and all converted or succeeding cases in respect thereof.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute as in effect from time to time.

“Base Maximum Principal Amount” means principal Senior Indebtedness of $5,000,000 plus, to the extent comprised entirely and exclusively of the undrawn portions of, or reimbursement obligations to Senior Facility Creditors incurred under, letters of credit issued pursuant to the Senior Facility Documents for Senior LOC Preferred Uses as described (and defined) in the Indenture within the first 180 days immediately following execution hereof, an additional $5,000,000, or, upon and at all times after the first delivery to the Senior Facility Agent of a certificate, certified by the chief financial officer of the Parent, stating that Consolidated Cash Flow of Parent for the applicable Covenant Reference Period is not less than: (x) $25,000,000, $15,000,000; (y) $30,000,000, $20,000,000 or (z) 35,000,000, $25,000,000.

“Borrower” and “Borrowers” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which national banks are authorized or required to close in New York City.

“Casualty” has the meaning set forth in Section 8(b) of this Agreement.

“Collateral” means all assets and property of each Obligor, whether real, personal or mixed, in which any Secured Creditor now or hereafter has a lien as security for any Secured Creditors Indebtedness.

“Consolidated Cash Flow” and “Covenant Reference Period” shall have the respective meanings set forth in the Indenture in the form originally executed on the “Issue Date” as therein defined.

“Currency Protection Agreement” means a currency swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in currency values, either generally or under specific contingencies.

“Documents” means, collectively, the Senior Facility Documents and the Noteholder Documents.

“Exigent Circumstances” shall have the meaning set forth in Section 16(b) of this Agreement.

“Governmental Authority” means any federal, state, local or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” and Guarantors” has the meaning set forth in the Recitals to this Agreement, and shall include any Person that becomes a guarantor of the Senior Indebtedness or the Noteholder Indebtedness after the date hereof.

“Hedging Agreement” means any Currency Protection Agreement or any Interest Rate Protection Agreement.

“Indenture” has the meaning set forth in the Recitals to this Agreement.

“Interest Rate Protection Agreement” an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

“Maximum Senior Principal Amount” means, at any time of determination, the then-applicable Base Maximum Principal Amount less the aggregate amount (other than by virtue of any initial or subsequent refinancing of Senior Indebtedness in whole or in part in circumstances where the Noteholder Refinance Option is either inapplicable or has lapsed) applied from time to time to repay the principal amount of the Senior Indebtedness which is accompanied by a corresponding permanent reduction of the Revolver Commitment (as defined in the Senior Facility Agreement); provided, however, that in no event shall Indebtedness constituting Related Senior Indebtedness be included in the calculation of Maximum Senior Principal Amount.

“Noteholder Documents” means, collectively, the Indenture, the Noteholder Security Documents, the Noteholder Guaranties and any other document, instrument, mortgage or agreement now existing or in the future entered into evidencing, documenting, securing, or otherwise relating to the Noteholder Indebtedness or the Collateral, together with any amendments, replacements (including, any replacements in connection with a refinancing), substitutions, or restatements thereof.

“Noteholder Guaranty” has the meaning set forth in the Recitals to this Agreement.

“Noteholder Indebtedness” means any and all presently existing or hereafter arising indebtedness, claims, debts, liabilities, obligations (including any prepayment premium), fees, expenses or indemnities of the Obligors owing to the Noteholders and the Trustee under the Noteholder Documents, whether direct or indirect, whether contingent (including in respect of any Noteholder Guaranty) or of any other nature, character, or description (including all interest fees and expenses and other amounts accruing after commencement of any Bankruptcy Case, and any interest, fees and expenses and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts.

“Noteholder Refinance Option” means the rights afforded the Noteholders under Section 4.16A(a) of the Indenture to effect, at their option, a refinancing of, among other things, the Senior Indebtedness in the circumstances and on the terms specified therein.

“Noteholder Security Documents” has the meaning set forth in the Recitals to this Agreement.

“Noteholders” has the meaning set forth in the Preamble to this Agreement.

“Notes” has the meaning set forth in the Recitals to this Agreement.

“Obligors” means, collectively, each Borrower, each Guarantor and each other Person who becomes a Borrower or a Guarantor under the Documents.

“Payment in Full” means, as of the applicable payment date, the final payment in full in cash (other than in connection with the refinancing of any Senior Indebtedness as permitted hereby) of all then-outstanding Senior Indebtedness plus Related Senior Indebtedness, in each case up to the full amount thereof at such time entitled, in accordance with Section 2 of this Agreement and the Maximum Senior Principal Amount then in effect, to be secured by and entitled to the priorities and related benefits of the Senior Lien conferred on the Senior Facility Creditors pursuant to this Agreement.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Purchase Notice” shall have the meaning set forth in Section 16(a) of this Agreement.

“Purchasing Noteholders” shall have the meaning set forth in Section 16(a) of this Agreement.

“Recovery” shall have the meaning set forth in Section 9(e) of this Agreement.

“Related Senior Indebtedness” means the indebtedness of any Obligor under the Senior Facility Documents with respect to interest, fees, indemnities, costs and expenses (including all interest, fees, costs and expenses accrued or accruing or payable (or which would, absent the commencement of a Bankruptcy Case, accrue or be payable) after the commencement of a Bankruptcy Case in accordance with the Senior Facility Agreement whether or not the claim for such interest, fees, costs and expenses is allowed as a claim in such Bankruptcy Case), in each case, whether or not charged to the loan account(s) of the Obligors pursuant to the Senior Facility Agreement, including, without limitation, in connection with any amendment (including any amendment and restatement thereof), supplement, replacement, restatement or other modification from time to time, including any agreements (and related instruments and documents) extending the maturity of, refinancing, replacement or other restructuring of all or any portion of the indebtedness under any Senior Facility Document or any successor or replacement agreements (and related instruments and documents).

“Secured Creditor” means any of the Senior Facility Agent, the Senior Facility Creditors, the Trustee or the Noteholders, or any successor or assignee of any of them, or any future holder of Senior Indebtedness or Noteholder Indebtedness, respectively.

“Secured Creditor Remedies” means any action by a Secured Creditor in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including, without limitation: (i) the exercise of any remedies or rights of a “Secured Creditor” under Article 9 of the UCC, such as, without limitation, the notification of account debtors; (ii) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any Collateral; (iii) the exercise of any remedies available to a judgment creditor; (iv) the exercise of any rights of forfeiture, recession or repossession of any assets; (v) the exercise of any set-off rights (other than those certain rights and remedies in the nature of set-off, exchange or their equivalents as expressly provided for in the Documents and subject to the further limitations provided in Section 2 below); or (vi) any other remedy available in respect of the Collateral available to such Secured Creditor under any Document to which it is a party or under applicable law, provided that Secured Creditor Remedies shall not include any action taken by a Secured Creditor solely to (A) correct any mistake, omission or ambiguity in any Documents or (B) remedy or cure any defect in, or lapse of perfection of, the lien of a Secured Creditor in the Collateral.

“Secured Creditors’ Indebtedness” means, collectively, the Senior Indebtedness and the Noteholder Indebtedness.

“Senior Facility Agent” has the meaning set forth in the Preamble to this Agreement and shall include any successor agent under the Senior Facility Agreement or any replacement or refinancing thereof.

“Senior Facility Agreement” has the meaning set forth in the Recitals to this Agreement.

“Senior Facility Creditors” has the meaning set forth in the Preamble to this Agreement and shall include all subsequent holders of the Senior Indebtedness.

“Senior Facility Documents” means, collectively, the Senior Facility Agreement, the Senior Security Documents, any Loan Documents (as defined in the Senior Facility Agreement), any Senior Guaranty, the

Senior Guaranty Documents and any other document, instrument or agreement now existing or in the future entered into evidencing, documenting, securing or otherwise relating to the Senior Indebtedness or the Collateral provided as security for the Senior Indebtedness, together with any amendments, replacements (including, any replacements in connection with a refinancing), substitutions, or restatements thereof.

“Senior Guaranty” has the meaning set forth in the Recitals to this Agreement.

“Senior Guaranty Documents” has the meaning set forth in the Recitals to this Agreement.

“Senior Indebtedness” means any and all presently existing or hereafter arising indebtedness, reimbursement obligations, claims, debts, liabilities, obligations (including all Bank Product Obligations), fees (including all fees and premiums set forth in the Fee Letter (as defined in the Senior Facility Agreement)), expenses or indemnities of the Obligors owing to the Senior Facility Agent and the Senior Facility Creditors under the Senior Facility Documents (including any Bank Product Agreement), whether direct or indirect, whether contingent (including in respect of any Senior Guaranty) or of any other nature, character, or description (including all interest, fees and expenses and other amounts accruing after commencement of any Bankruptcy Case, and all interest, fees and expenses and other amounts that, but for the provisions of the Bankruptcy Code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts.

“Senior Lien” has the meaning set forth in Section 2 of this Agreement.

“Senior Security Documents” has the meaning set forth in the Recitals to this Agreement.

“Specified Collateral” has the meaning set forth in Section 11 of this Agreement.

“Taking” has the meaning set forth in Section 8(a) of this Agreement.

“Trigger Event” has the meaning set forth in Section 16(a) of this Agreement.

“Trigger Notice” has the meaning set forth in Section 16(a) of this Agreement.

“Trustee” shall have the meaning set forth in the Preamble to this Agreement and shall include any successor trustee under the Indenture or any replacement or refinancing thereof.

“Trustee Lien” has the meaning set forth in Section 2 of this Agreement.

“UCC” means the Uniform Commercial Code as adopted in the State of New York, or in such other jurisdiction as governs the perfection of the liens and security interests in the Collateral for the purposes of the provisions hereof relating to such perfection or effect of perfection.

(b) UCC Definitions. All other capitalized terms used in this Agreement that are defined in the UCC shall have the meanings given to them in the UCC unless otherwise expressly defined herein.

(c) Other Definitional Provisions. When used in this Agreement: (i) the words “herein,” “hereof,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement; (ii) the words “include,” “includes,” and “including” are not limiting; the word “or” has, except where otherwise required by the context, the inclusive meaning represented by the phrase “and/or”; (iii) unless otherwise specified, the words “Section,” “Schedule” and “Exhibit” refer to Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified; and (iv) the singular number includes the plural, and vice versa, whenever the context so requires.

2. Permitted Liens and Relative Priorities. As among the Secured Creditors, and notwithstanding the terms (including the description of Collateral), dating, execution, or delivery of any agreement, instrument, or other document; the time, order, method, or manner of granting of any security interest or lien; or the time of filing or recording of any financing statements, assignments, deeds of trust, mortgages, or any agreements, instruments, or other documents under the UCC or any other applicable law; the Secured Creditors agree:

(a) The lien and security interest of the Senior Facility Agent, on behalf of and for the benefit of the Senior Facility Creditors, upon the Collateral created or evidenced by the Senior Facility Documents, to the extent perfected and securing Senior Indebtedness consisting of (x) principal that is not in excess of the Maximum Senior Principal Amount, plus (y) Related Senior Indebtedness in respect of such principal up to and in no event exceeding such Maximum Senior Principal Amount (such Senior Facility Agent lien and security interest, as subject to the foregoing qualifications as aforesaid, “Senior Lien”), shall be senior and prior in right to the lien and security interest of the Trustee, on behalf of and for the benefit of the Noteholders, upon the Collateral created or evidenced by the Noteholder Documents (the “Trustee Lien”); and

(b) The Trustee Lien shall be junior and subordinate to the Senior Lien.

The Senior Facility Creditor Agent, on behalf of the Senior Facility Creditors, covenants to and agrees with the Trustee, for the benefit of the Noteholders, that, in each instance where (A) Collateral shall be collected or received by the Senior Facility Creditor Agent or any Senior Facility Creditor upon any Senior Lien execution or enforcement action for application to repayment or reduction in then-outstanding Senior Indebtedness or (B) the Senior Facility Creditor Agent shall receive a certificate from the Trustee certifying, for itself and on behalf of the Noteholders, that the Required Holders have directed that Excess Proceeds (as such terms are defined in the Indenture) be applied pursuant to Sections 4.12 and 4.16(c) of the Indenture in the amount specified in such certificate to the permanent repayment of Senior Indebtedness, a permanent reduction in the Revolving Commitment (as defined in the Senior Facility Agreement) shall be promptly effected (with each Obligor having already given its advance consent thereto pursuant to Section 4.16(c) of the Indenture) in an amount equal to, in the case of the foregoing clause (x), the Senior Indebtedness amount paid or reduced upon prompt application (or, to the extent same remains unapplied after a reasonable time following collection or receipt, deemed application) of the Collateral so collected or received, or, in the case of the foregoing clause (y), the Excess Proceeds amount certified in the Trustee certificate referred to above. Notwithstanding any delay in or failure of any actions or procedures required to be undertaken by the Senior Facility Creditor Agent or Senior Facility Creditors in order to effect such reduction in accordance with all applicable Senior Facility Document formalities, the Maximum Senior Principal Amount shall, for all purposes of this Agreement, be deemed to have been permanently reduced by a Revolving Commitment reduction as aforesaid immediately and automatically upon the application (or deemed application) of Collateral or Collateral proceeds as described above in clause (x) or the delivery of the Trustee certificate referred to in clause (y), whichever is applicable; provided, in each case that, no commitment reduction occurring or deemed to occur pursuant to this Section 2 shall have the effect of or be deemed or construed as limiting or impairing the priority of the Senior Lien with regard to any and all amounts of Senior Indebtedness as were secured thereby immediately prior to giving effect to such reduction.

For purposes of the foregoing allocation of priorities, any claim of a right to a setoff (other than cashless Warrant exercises, Notes exchanges and other rights and transactions in the nature of setoff, exchange or any equivalent thereof that are expressly provided for in the Noteholder Documents or setoffs, exchanges or equivalents that are expressly provided for in the Senior Facility Documents, in each case short of the taking of lien enforcement action) shall be treated in all respects as a security interest and no claimed right of setoff shall be asserted to defeat or diminish the rights or priorities provided for herein.

3. No Alteration of Priority. The lien and security interest priorities provided in Section 2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of any of the Senior Indebtedness (except for refinancings as to which the Noteholder Refinance Option is applicable and has been exercised) or any Noteholder Indebtedness, or by any action or inaction (except for any action or inaction constituting fraud, deceit, willful misconduct or gross negligence or a deficiency in the perfection of a Senior Lien) which any Secured Creditor may take or fail to take in respect of the Collateral. The Secured Creditors consent to the Obligors’ granting to each other Secured Creditor the liens and security interests reflected in Section 2.

4. Perfection.

(a) Each of the Secured Creditors shall be solely responsible for, and nothing herein shall prohibit any Secured Creditor from, perfecting and maintaining the perfection of its lien and security interest in any of the Collateral in which such party has been granted a lien or security interest. The provisions of this Agreement are intended solely to govern the respective priorities as among the Secured Creditors. The Trustee, on behalf of the Noteholders agrees that it will not directly or indirectly take any action to contest or challenge the validity, legality, priority, availability, or enforceability of the Senior Lien or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise. The Senior Facility Creditor Agent, on behalf of the Senior Facility Creditors agrees that, except as necessary and appropriate to protect and give effect to the rights and priorities specifically conferred in this Agreement on and in respect of the Senior Lien, it will not directly or indirectly take any action to contest or challenge the validity, legality, priority, availability, or enforceability of the Trustee Lien or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise.

(b) The Trustee acknowledges and agrees, for itself and on behalf of the Noteholders, that the Senior Facility Documents provide that, notwithstanding any term of the Noteholder Documents to the contrary, if and to the extent that any Collateral is or becomes subject to the Trustee Lien but is not at such time also subject to the Senior Lien, the applicable Obligor(s) shall be immediately required to cause such Collateral to be or become subject to such Senior Lien on a perfected and prior basis, and such Obligor(s) shall, for all purposes of this Agreement, be deemed as having caused the attachment and perfection of such Senior Lien on and in Collateral, in all respects prior in time and in right to the attachment and perfection of the Trustee Lien whensoever and howsoever actually occurring.

5. Exercise of Remedies; Management of Collateral. Notwithstanding anything to the contrary contained in any of the Documents:

(a) Subject to clause (b) of Section 6, until Payment in Full: (i) the Senior Facility Agent and the Senior Facility Creditors shall have the exclusive right to manage, perform, and enforce the terms of the Senior Facility Documents with respect to the Collateral and to exercise and enforce all privileges and rights thereunder in their sole discretion, including, without limitation, the exclusive right to enforce or settle insurance claims with respect to Collateral, take or retake control or possession of Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate Collateral; (ii) the Trustee on behalf of the Noteholders shall not exercise any Secured Creditor Remedies with respect to Collateral; and (iii) subject to Section 15, any and all proceeds of Collateral collected or received by or otherwise coming into the possession, control, or custody of the Trustee or the Noteholders other than pursuant to express provisions of the Indenture (in all such cases, short of Trustee Lien enforcement action or exercise of any other Secured Creditor Remedies) will be deemed to have been received for the account of the Senior Facility Creditors and shall be immediately paid over to the Senior Facility Agent for the benefit of the Senior Facility Creditors. In connection with the provisions of clause 5(a)(i) above, the Trustee and the Noteholders waive any and all rights to alter the method or challenge the appropriateness of any action by the Senior Facility Agent and the Senior Facility Creditors with respect to the Collateral taken in a commercially reasonable manner, and waive any claims or defenses they may have against the Senior Facility Agent and the Senior Facility Creditors, including any such claims or defenses based on any actions or omissions (other than those taken or made in a deceitful, willful, gross negligent or commercially unreasonable manner) of any such Person in connection with the perfection, maintenance, enforcement, foreclosure, sale, liquidation or release of any lien or security interest therein, or any modification or waiver of any Senior Facility Documents.

(b) The rights and priorities set forth in this Agreement shall remain binding irrespective of the terms of any plan of reorganization in a Bankruptcy Case or other provisions of the Bankruptcy Code or any similar federal or state statute.

6. Sale of Collateral.

(a) Subject to clause (b) of this Section 6, until Payment in Full: (i) without in any manner limiting Trustee’s rights to ensure the Obligors’ compliance with the various covenants, restrictions, permissions, approvals or disapprovals expressly provided for in Article Four of the Indenture (but only to the extent that the Trustee Lien is not otherwise required to be released as provided in the immediately following clause (ii)), only the Senior Facility Creditors shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of the Collateral and (ii) upon an event of default under any Senior Facility Document, the Trustee will, immediately upon the request of the Senior Facility Agent, release or otherwise terminate the Trustee Lien with respect to all Collateral other than with respect to any proceeds of any sale or disposition of the Collateral as contemplated by this Section 6(a) (which Trustee Lien shall, accordingly, remain subject and subordinate to the Senior Lien until Payment in Full, to the extent such Collateral is sold or otherwise disposed of by the Senior Facility Agent and the Senior Facility Creditors or, with any such workout or similarly consensual arrangement being in all respects subject to conformity with all covenants of the Obligors pursuant to Article Four of the Indenture, by any Obligor with the consent of the Senior Facility Agent and the Senior Facility Creditors in accordance with the Senior Facility Documents, and the Trustee will immediately deliver such release documents as the Senior Facility Agent may require in connection therewith to the extent the proceeds of such sale or other dispositions are applied to the Senior Indebtedness until Payment in Full; provided, however, that if any such sale or other disposition results in a surplus after Payment in Full, such surplus shall be paid to the Trustee, for the benefit of the Noteholders, for application in accordance with the terms of the Noteholder Documents.

(b) Upon the occurrence and during the continuance of an event of default under any Noteholder Documents, subject at all times to the provisions of Section 5(a)(iii), commencing 120 days after receipt by the Senior Facility Agent of the written declaration of the Trustee on behalf of the Noteholders of such event of default, the Trustee, on behalf of the Noteholders, may take action to exercise its Secured Creditor Remedies, but, in the case of such action to exercise their Secured Creditor Remedies, only so long as the Senior Facility Agent and the Senior Facility Creditors are not diligently pursuing in good faith the exercise of their Secured Creditor Remedies, or attempting to vacate any stay of enforcement of the Senior Lien on, a material portion of the Collateral, including, without limitation, any or all of the following: solicitation of bids from third parties to conduct the liquidation of all or a material portion of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers or auctioneers for the purposes of, and the diligence pursuit with such parties of, valuing, marketing, promoting and selling a material portion of the Collateral, the commencement of any action to foreclose on the Senior Lien on all or any material portion of the Collateral, notification of and diligent follow-up efforts with account debtors to make or cause the remittance of payments to the Senior Facility Agent or its agents, any action to take possession of all or any material portion of the Collateral or commencement of any legal proceedings or actions against or with respect to all or any material portion of the Collateral, provided that, notwithstanding the foregoing, such 120 day period shall be tolled during such time as both the Senior Facility Agent and the Trustee are stayed from enforcing their liens on a material portion of the Collateral so long as the Senior Facility Agent is diligently attempting to obtain relief from such stay. In addition to and not by way of limitation of the foregoing, at no time shall the Noteholders take any action that will impede, interfere with, restrict, or restrain the exercise by the Senior Facility Agent and the Senior Facility Creditors of their rights and remedies under the Senior Facility Documents to the full extent of the Senior Lien herein provided. If the Noteholders shall attempt any Secured Creditor Remedies or attempt any other action prohibited or restricted under this Agreement, any Obligor or the Senior Facility Agent and the Senior Facility Creditors may interpose as a defense or plea the making of this Agreement and the Senior Facility Agent and the Senior Facility Creditors may intervene and interpose such defense in their name or in the name of any Obligor and any Obligor or the Senior Facility Agent and the Senior Facility Creditors may by virtue of this Agreement restrain the enforcement thereof in the name of any Obligor or the Senior Facility Agent and the Senior Facility Creditors. Any Collateral or proceeds thereof received by the Trustee or any Noteholder in connection with the exercise of any Secured Creditor Remedies in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Senior Facility Agent for the benefit of the Senior Facility Creditors to the full extent of the Senior Lien as herein provided in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Senior Facility Agent is hereby authorized to make any such endorsements as agent for the Trustee or any such Noteholder. This authorization is coupled with an interest and is irrevocable.

(c) This Section 6 shall not be construed in any way to limit or impair the right of (i) any Secured Creditor to bid for and purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any other Secured Creditor, (ii) the Trustee to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by the Senior Facility Agent and the Senior Facility Creditors thereon, so long as it does not delay or interfere with the exercise by the Senior Facility Agent and the Senior Facility Creditors of their rights and (iii) subject to the terms of this Agreement, the right of the Noteholders to receive payments from the proceeds of the collection, sale or other disposition of the Collateral.

7. Sections 9-611 and 9-613 Notice and Waiver of Marshalling. Each Secured Creditor hereby acknowledges that this Agreement shall constitute notice of the other Secured Creditors’ respective interests in the Collateral as provided by Sections 9-611 and 9-613 of the UCC and each of the Secured Creditors waives any right to compel the other Secured Creditors to marshal any of the Collateral or to seek payment from any particular assets of any Obligor or from any third party.

8. Insurance or Condemnation. In the event of, in each case unless and until Payment in Full (including from the proceeds of any such event):

(a) a taking or threatened taking by condemnation or other eminent domain of all or any portion of any Real Property (collectively, a “Taking”) or

(b) the occurrence of a fire or other casualty resulting in damage to all or any portion of any Collateral (collectively, a “Casualty”):

(i) the Trustee and the Noteholders hereby waive any right to participate or join in any adjustment, compromise, or settlement of any claims resulting from a Taking or a Casualty with respect to any Collateral;

(ii) all proceeds received or to be received on account of a Taking and/or Casualty shall be applied in the manner or manners provided for in the Senior Facility Documents; and

(iii) the Trustee agree to execute and deliver any documents, instruments, agreements or further assurances required to effectuate any of the foregoing.

9. Bankruptcy Issues.

(a) This Agreement shall continue in full force and effect after the commencement of a Bankruptcy Case (all references herein to Obligors being deemed to apply to Obligors as debtors and debtors-in-possession and to a trustee for Obligors’ estate in a Bankruptcy Case), and shall apply with full force and effect with respect to all Collateral acquired by such Obligors, and to all Secured Creditors’ Indebtedness incurred by Obligors as is then subject to the Senior Lien and the Trustee Lien, as the case may be, subsequent to such commencement.

(b) The Trustee and the Noteholders shall not (i) object on any grounds (other than grounds available to an unsecured creditor) to any use of cash collateral permitted by, or post-petition financing provided by, the Senior Facility Agent or any Senior Facility Creditor, provided that, the aggregate principal amount of pre-petition Senior Indebtedness together with the aggregate principal amount of use of cash collateral or financing in such Bankruptcy Case will not exceed, at the time of determination, the Maximum Senior Principal Amount plus Related Senior Obligations as are then secured by (or, in the absence of such Bankruptcy Case, would otherwise have been secured or been permitted to have been secured by the Senior Lien), (ii) seek adequate protection for the Trustee Lien in connection with any Bankruptcy Case (other than in the form of any replacement lien and security interest to the Trustee Lien on post-petition assets of the Obligors which liens and security interests are subordinated to the Senior Lien securing the Senior Indebtedness and such financing in the Bankruptcy Case (and all Indebtedness related thereto) on the same basis as the Trustee Lien is subordinated to the Senior Lien under this Agreement) or (iii) object to any motion by the Senior Facility Agent and the Senior Facility Creditors for relief from the automatic stay in respect of the Senior Lien in any proceeding under the Bankruptcy Code to exercise any Secured Creditor Remedies.

(c) Without limiting the generality of the foregoing, until Payment in Full, the Trustee and the Noteholders agree that the Senior Facility Agent and the Senior Facility Creditors may consent to the sale or other disposition of all or any portion of the Collateral in any Bankruptcy Case pursuant to Section 363 of the Bankruptcy Code, and the Trustee and the Noteholders shall not object to any such sale (except upon ground available to an unsecured creditor); provided that such waiver of objection shall not limit or impair the Trustee’s or any Noteholder’s rights to proceeds thereof or therefrom immediately after Payment in Full.

(d) Nothing contained herein shall prohibit or in any way limit the Senior Facility Agent or any Senior Facility Creditor from objecting in any Bankruptcy Case or otherwise to any action taken by the Trustee or any of the Noteholders, including, without limitation, the seeking by the Trustee or any Noteholder of adequate protection or the asserting by the Trustee or any Noteholder of any of its rights and remedies in respect of the Trustee Lien.

(e) If the Senior Facility Agent or any Senior Facility Creditor is required in any Bankruptcy Case or otherwise to turn over or otherwise pay to the estate of any Obligor any amount (a “Recovery”), then the relevant Senior Indebtedness shall be reinstated to the extent of the lesser of such Recovery and the balance of Senior Indebtedness then remaining secured by the Senior Lien, subject, in each case to any such Recovery being the result of any actions taken or omissions made by or on behalf of the Senior Facility Creditor Agent or any Senior Facility Creditors that constitute fraud, willful misconduct or bad faith, whereupon the Senior Lien on and with respect to such Recovery shall be equitably subordinated to the Trustee Lien. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(f) If, in any Bankruptcy Case, debt obligations of the reorganized debtor secured by liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of Senior Indebtedness and Noteholder Indebtedness, then, to the extent the debt obligations distributed on account of Senior Indebtedness and Noteholder Indebtedness are secured by liens on the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect, as subject to the same terms and limitations applicable to the Senior Lien and the Junior Lien hereunder, to the liens securing such debt obligations.

10. Notice of Default and Certain Events. Each of the Senior Facility Agent and the Trustee shall, for and on behalf of the Senior Facility Creditors and the Noteholders, respectively, send written notice to each other upon the occurrence of any of the following as applicable:

(a) the declaration of any default under such Secured Creditor’s Documents, or the acceleration of any of such Secured Creditor’s Indebtedness; or

(b) the commencement of any sale or liquidation of, or realization upon, any of the Collateral.

Each such notice shall be sent to each other Secured Creditor contemporaneously with the sending of such notice to Obligors if and when sent under the applicable Documents. The failure of any Secured Creditor to give such notice shall not affect the relative lien or security interest priorities or the other privileges of such Secured Creditor as provided in this Agreement or give rise to any liability.

11. Bailment. With respect to any Collateral in which a security interest may be perfected pr the priority thereof may be maintained under the UCC or other relevant law only by possession or ‘control’ (“Specified Collateral”), the Senior Facility Agent will act as pledgeholder and/or bailee and/or agent for control for the Noteholders until Payment in Full, whereupon possession of any such Specified Collateral remaining shall be immediately transferred to the Trustee for the benefit of the Noteholders; and immediately upon such transfer of possession the Trustee shall become the pledgeholder and/or the bailee of the Specified Collateral for the benefit of the Noteholders. The Trustee acknowledges and agrees that: (a) the Senior Facility Agent and the Senior Facility Creditors do not make any representation or warranty whatsoever as to the nature, extent, description, validity or priority of any Specified Collateral or the security interests in or liens upon any Specified Collateral; (b) while any Specified Collateral is held by the Senior Facility Agent, the Senior Facility Agent and the Senior Facility Creditors shall not have any liability to, and shall be held harmless by, the Noteholders, for any losses, damages, claim, or liability of any kind to the extent arising out of the holding of such Specified Collateral, other than losses, damages, claims, or liabilities arising out of the Senior Facility Agent’s gross negligence or willful misconduct; (c) the Trustee and the Noteholders shall immediately deliver to the Senior Facility Agent any Specified Collateral that is now in or in the future comes into their possession until Payment in Full; and (d) the priority of the Secured Creditors’ security interests in and liens upon the Specified Collateral shall be governed by the terms of this Agreement.

12. Authority of the Senior Facility Agent and the Trustee.

(a) The Senior Facility Agent represents and warrants that the execution, delivery and performance by it of this Agreement has been duly authorized by the Senior Facility Creditors and that this Agreement constitutes the legal, valid and binding obligation of the Senior Facility Agent and the Senior Facility Creditors, enforceable against each of them in accordance with its terms.

(b) The Trustee represents and warrants that the execution, delivery and performance by it of this Agreement has been duly authorized by the Noteholders and that this Agreement constitutes the legal, valid and binding obligation of the Trustee and the Noteholders, enforceable against each of them in accordance with its terms.

(c) The Trustee agrees that any assignment or transfer of an interest in any of the Noteholder Indebtedness shall be made expressly subject to the terms and conditions of this Agreement. The Senior Facility Agent is the agent for the Senior Facility Creditors for all purposes of this Agreement and each Person that becomes a Senior Facility Creditor after the date of this Agreement shall execute and deliver to the Senior Facility Agent an acknowledgment and consent to the terms of this Agreement. The Trustee is the trustee for the Noteholders for all purposes of this Agreement and each Person that becomes a Noteholder after the date of this Agreement shall execute and deliver to the Trustee an acknowledgement and consent to the terms of this Agreement.

13. Modification of Documents; Additional Covenants.

(a) The Trustee agrees that the Senior Facility Agent and the Senior Facility Creditors shall have absolute power and discretion, without notice to the Noteholders, to deal in any manner with the Senior Indebtedness, including, without limitation, the power and discretion to do any of the following, in each case until Payment in Full: (i) any demand for payment of any Senior Indebtedness may be rescinded in whole or in part, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of the Obligors upon or for any part thereof, or any Collateral or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released; and (ii) except for such amendments as would cause the interest, fee or expense components of Related Senior Indebtedness to be increased by a rate equaling or exceeding 3% on a per annum basis or would extent maturities or scheduled repayments by more than 12 months, the Senior Facility Documents may be amended, modified, supplemented, refinanced (subject to any applicable Noteholder Refinance Option), renewed, refunded, extended or terminated, in whole or in part, as the Senior Facility Agent and the Senior Facility Creditors may deem advisable from time to time, provided that, notwithstanding clauses (i) and (ii) above and except as provided in Section 9(b), the Senior Facility Creditors shall not increase the principal amount of the Senior Indebtedness (excluding any Related Senior Indebtedness) to a principal amount in excess of the Maximum Senior Principal Amount, and (iii) any Collateral may be sold, exchanged, waived, surrendered, or released. The Noteholders will remain bound under this Agreement, and the subordination the Trustee Lien provided for herein shall not be impaired, abridged, released, or otherwise affected notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender, or release, in each case, to the extent permitted by this Agreement. The Senior Indebtedness as may from time to time be subject to the Senior Lien shall conclusively be deemed to have been created, contracted, or incurred in reliance upon this Agreement, and all dealings between the Senior Facility Agent and the Senior Facility Creditors on the one hand, and the Obligors, on the other hand, shall be deemed to have been consummated in reliance upon this Agreement.

(b) Without the prior written consent of the Senior Facility Agent and the Senior Facility Creditors, the Noteholders agree not to amend, modify or supplement, in whole or in part, any terms or provisions of any Noteholder Document in any manner directly and adversely affecting the rights and priorities appertaining to the Senior Lien pursuant to the terms and conditions of this Agreement.

14. The Noteholders’ Waivers. Each Noteholder (a) waives any and all notice of the creation, modification, renewal, extension, or accrual of any of the Senior Indebtedness and notice of or proof of reliance by Senior Facility Agent and the Senior Facility Creditors upon this Agreement; and (b) prior to Payment in Full, waives any right of subrogation, contribution, reimbursement, or indemnity which it may have against any Obligor arising directly or indirectly out of this Agreement.

15. Rights As Unsecured Creditors. The Trustee and the Noteholders may exercise rights and remedies as an unsecured creditor against the Obligors in accordance with the terms of the Noteholder Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by the Trustee or any Noteholders of the payments of interest and principal and indemnities, fees, expenses and all other amounts which have become due and payable so long as such receipt is not the direct or indirect result of the exercise by the Trustee or any Noteholder of Secured Creditor Remedies in contravention of this Agreement. In the event the Trustee or any Noteholder becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subordinated to the liens securing Senior Indebtedness on the same basis as the other liens securing the Noteholder Indebtedness are so subordinated to such Senior Indebtedness under this Agreement.

16. Noteholders’ Purchase Option.

(a) Upon receipt by the Trustee of a notice (a “Trigger Notice”) by the Senior Facility Agent of its intent to (i) accelerate any Senior Indebtedness, (ii) take any lien enforcement action with respect to the Collateral (other than any notification of account debtors) or (iii) request that the Trustee (or any agent thereof) release its liens on the Collateral pursuant to Section 6(a) (each a “Trigger Event”), one or more of the Noteholders shall have the option, exercised by delivery of a notice to the Senior Facility Agent (a “Purchase Notice”), to purchase from the Senior Facility Creditors all (but not less than all) of the Senior Indebtedness that then remains secured by the Senior Lien (such Noteholders electing to exercise such purchase right, the “Purchasing Noteholders”), whereupon that portion of Senior Indebtedness not so purchased shall remain outstanding and subject to the priority of the Trustee Lien then continuing. The Purchase Notice shall be irrevocable.

(b) The Senior Facility Creditor shall deliver to Trustee any Trigger Notice referred to in Section 16(a) above (i) in the absence of an Exigent Circumstance (as defined below), not less than 5 Business Days prior to the taking of the earliest of the actions described in Section 16(a) above or (ii) if Exigent Circumstances exist, as soon as commercially reasonable and in any event contemporaneously with the taking of such action. The Purchasing Noteholders may send to the Senior Facility Agent a Purchase Notice within 5 Business Days of the receipt by the Senior Facility Agent of a Trigger Notice, in which event, the Senior Facility Agent and the Senior Facility Creditors shall not accelerate the Senior Indebtedness or take any Secured Creditor Remedy to the extent such action has not been taken, or release, or request that the Trustee release, its liens on the Collateral pursuant to Section 6(a), as the case may be, provided, that, the purchase and sale with respect to the Senior Indebtedness provided for in this Section 16 shall have closed within 10 Business Days after receipt by the Senior Facility Agent of the Purchase Notice and the Senior Facility Agent shall have received payment in full of the Senior Obligations as provided for herein within such 3 Business Day period. As used herein, “Exigent Circumstance” shall mean an event or circumstance that materially and imminently threatens the ability of the Senior Facility Agent, acting in good faith and in a commercially reasonable manner, to realize upon all or a material part of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or the failure of any Obligor after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto.

(c) On the date specified by the Purchasing Noteholders in the Purchase Notice (which shall not be more than 10 Business Days after the receipt by the Senior Facility Agent of the Purchase Notice), the Senior Facility Creditors shall sell to the Purchasing Noteholders, and the Purchasing Noteholders shall purchase from the Senior Facility Creditors, the Senior Indebtedness then remaining secured by the Senior Lien as provided for herein, which shall include the rights and claims of the Senior Facility Agent and the Senior Facility Creditors in respect of the reimbursement obligations arising in connection with letters of credit and the unreimbursed obligations with respect to Bank Products.

(d) Upon the date of such purchase and sale, the Purchasing Noteholders shall (i) pay to the Senior Facility Agent, for the benefit of the Senior Facility Creditors, as the purchase price therefor the full amount of all the Senior Indebtedness then remaining secured by the Senior Lien, (ii) furnish cash collateral to the Senior Facility Agent in such amounts as the Senior Facility Agent determines is reasonably necessary to secure the Senior Facility Agent and the Senior Facility Creditors in connection with (A) any issued and outstanding letters of credit included within the foregoing Senior Indebtedness amount provided by the Senior Facility Creditors (or letters of credit that the Senior Facility Agent and the Senior Facility Creditors have arranged to be provided by third parties pursuant to the Senior Facility Documents) to any Obligor (but not in any event in an amount greater than 105% of the aggregate undrawn face amount of such letters of credit) and (B) Bank Product Obligations owing to the Bank Product Providers (but not in any event in an amount greater than 105% of such Bank Product Obligations), (iii) agree to reimburse the Senior Facility Agent and the Senior Facility Creditors for all expenses to the extent earned or due and payable in accordance with the Senior Facility Documents and constituting Related Senior Indebtedness in respect of the foregoing Senior Indebtedness amount (including the reimbursement of legal expenses, financial examination expenses and appraisal fees), (iv) to the extent not covered by the foregoing provisions, agree to reimburse the Senior Facility Agent and the Senior Facility Creditors for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the Senior Indebtedness, and/or as to which the Senior Facility Agent and the Senior Facility Creditors has not yet received final payment, in each case constituting Related Senior Indebtedness in respect of the foregoing Senior Indebtedness amount, and (v) agree to reimburse the Senior Facility Agent and the Senior Facility Creditors in respect of indemnification obligations of the Obligors under the Senior Facility Documents as to matters or circumstances known to the Noteholders (or any of them) at the time of the purchase and sale that would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Senior Facility Agent and the Senior Facility Creditors, provided that, in no event will the Noteholders have any liability for such amounts in excess of the proceeds of Collateral actually received by the Noteholders. Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of the Senior Facility Agent as the Senior Facility Agent may designate in writing to the Purchasing Noteholders for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Noteholders to the bank account designated by the Senior Facility Agent are received in such bank account prior to 12:00 noon, New York City time, and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Noteholders to the bank account designated by the Senior Facility Creditor are received in such bank account later than 12:00 noon, New York City time.

(e) Such purchase shall be expressly made without representation or warranty of any kind by the Senior Facility Agent and the Senior Facility Creditors as to the Senior Indebtedness so purchased or otherwise and without recourse to the Senior Facility Agent and the Senior Facility Creditors, except that the Senior Facility Creditors shall represent and warrant: (i) the principal amount of the Senior Indebtedness being purchased from it, including the amount of Senior Indebtedness consisting of unreimbursed obligations with respect to letters of credit and Bank Products, (ii) that each Senior Facility Creditor owns its portion of the Senior Indebtedness so purchased free and clear of any liens and (iii) each Senior Facility Creditor has the right to assign its portion of such Senior Indebtedness and the assignment is duly authorized by such Senior Facility Creditor and (iv) that the Senior Facility Creditor Agent and Senior Facility Creditors know of no matters referred to in clause (v) of paragraph (d) above, other than any set forth in the purchase and assignment documents.

17. Binding Effect; Other. This Agreement shall be a continuing agreement, shall be binding upon and shall inure to the benefit of the parties hereto from time to time and their respective successors and assigns, shall be irrevocable, and shall remain in full force and effect until Payment in Full, but shall continue to be effective, or be reinstated, as the case may be, if any payment, or any part thereof, of any amount paid by or on behalf of any Obligor with regard to any Senior Indebtedness is rescinded or must otherwise be restored or returned upon or as a result of any Bankruptcy Case, or for any other reason, all as though such payments had not been made. Any waiver or amendment hereunder must be evidenced by a signed writing of the party to be bound thereby, and shall only be effective in the specific instance, provided, however, that, such waivers or amendments shall not require the signature of any Obligor but shall be binding upon each Obligor as if each such Obligor were a signatory to such waiver or amendment. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The parties agree that any actions arising out of or in connection with this Agreement shall be tried and litigated in the state and federal courts located in the County of New York, in the State of New York. The headings in this Agreement are for convenience of reference only, and shall not alter or otherwise affect the meaning hereof.

18. Parties Intended to be Benefited. All of the understandings, covenants, and agreements contained herein are solely for the benefit of the Senior Facility Agent, the Senior Facility Creditors, the Trustee and the Noteholders, their respective successors and assigns, and future holders of the Senior Indebtedness and the Note holder Indebtedness respectively, and there are no other parties, including the Obligor or any of their creditors, successors, or assigns, which are intended to be benefited, in any way, by this Agreement.

19. No Limitation Intended. Nothing contained in this Agreement is intended to or shall affect or limit, in any way, the rights that the Senior Facility Agent, the Senior Facility Creditors, the Trustee and the Noteholders have with respect to any third parties. The Senior Facility Agent, the Senior Facility Creditors, the Trustee and the Noteholders hereby specifically reserve all of their respective rights against the Obligors and all other third parties.

20. Notice. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration, or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties desires to give or serve upon the other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration, or other communication shall be in writing and shall be delivered either in person by facsimile transmission, by recognized overnight courier service or by registered, or certified United States mail, postage prepaid, addressed as follows:

If to the Senior Facility Agent, at:

_______________________

_______________________

_______________________

Attn:    _________________

Fax No. ________________

with a copy to:

_______________________

_______________________

_______________________

Attn:    _________________

Fax No. ________________

If to the Trustee, at:

Wells Fargo Bank, N.A.

Corporate Trust Services

Sixth and Marquette

Mac N9303-120

Minneapolis, MN 55479

Attn:          Lynn M. Steiner, Vice President

Fax No.     612-667-9825

with copies to each of:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn:          Stephen P. Farrell, Esq.

Fax No.     212-309-6001

and

Kelley Drye & Warren LLP

8000 Towers Crescent Drive, Suite 1200

Vienna, VA 22182

Attn: Jay Schifferli

Fax No. (703) 918-2450

If to the Obligors, at:

Velocity Express Corporation

One Morningside Drive North

Building B Suite 300

Westport, CT 06880

Attn: Ted Stone

Fax No. (952) 835-4997

with copies to each of:

Budd Larner

150 John F. Kennedy Parkway

Short Hills, New Jersey 07078

Attn: Mark Larner

Fax No. 973-379-7734

and

Briggs and Morgan, P.A.

2200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: Avron L. Gordon

Fax No. 612-977-8650

or at such other address as may be substituted by notice given as herein provided. Giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. All notices, demands, requests, consents, approvals, declarations, or other communications shall be deemed duly given, made or received: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by registered, or certified United States mail, postage prepaid, five (5) days after mailing to the parties at their addresses set forth above (or to such other addresses as the parties may designate in accordance with the provisions of this Section).

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

22. Complete Agreement. This Agreement constitutes the complete agreement and understanding of each of the Secured Creditors, and supersedes all prior or contemporaneous oral and written negotiations, agreements and understandings, express or implied, with respect to the subject matter hereof.

23. No Joint Venture. Each of the Secured Creditors acknowledges and confirms that this Agreement shall not create a joint venture, agency or fiduciary relationship.

24. Counterparts. This Agreement may be executed in any number of counterparts, and by the parties each in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

25. Waiver of Jury Trial. THE SENIOR FACILITY AGENT, THE SENIOR LENDERS, THE TRUSTEE AND THE NOTEHOLDERS HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE SENIOR FACILITY AGENT, THE SENIOR LENDERS, THE TRUSTEE AND THE NOTEHOLDERS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED BY THEM IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE SENIOR FACILITY AGENT, THE SENIOR LENDER, THE TRUSTEE AND THE NOTEHOLDERS HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT JURY, AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF RIGHT TO TRIAL BY JURY.

26. Specific Performance. Each of the parties agrees and acknowledges that in the event of any breach of this Agreement, the non-breaching party would be irrevocably harmed and would not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they made be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the Supreme Court of the State of New York in the County of New York or the United States District Court of the Southern District of New York, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such actions.

27. Further Assurances. The Noteholders and the Obligors will mark their books or accounts or take such other action as shall be effective to give reasonable notice of the effect of this Agreement. The Noteholders and the Obligors will, at the Obligors’ expense and at any time and from time to time, promptly execute and deliver all further instruments and other documents, and take all further action, that may be necessary or, in the opinion of the Senior Facility Agent, desirable, or that the Senior Facility Agent may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the Senior Facility Agent and the Senior Facility Creditors to exercise and enforce their rights and remedies hereunder.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first herein above set forth.

, as Senior Facility Agent

By
Title:

WELLS FARGO BANK, N.A., as Trustee

By
Title:

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions. By its signature below, each of the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof.

Each of the undersigned agrees that any Secured Creditor holding Collateral does so as bailee (under the UCC) for each other Secured Creditor that has a lien on such Collateral and is hereby authorized to and may turn over to such other Secured Creditor upon request therefor any such Collateral, after all obligations and indebtedness of the undersigned to the bailee Secured Creditor have been fully paid and performed.

Each of undersigned acknowledges and agrees that: (i) although it may sign this Intercreditor and Subordination Agreement it is not a party hereto for purposes of receiving any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor and Subordination Agreement, and (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Secured Creditors to effectuate the provisions and purposes of the foregoing Intercreditor and Subordination Agreement.

VELOCITY EXPRESS CORPORATION, as a [Borrower]/[Guarantor]

By:
Name:
Title:

VELOCITY EXPRESS, INC., as a [Borrower]/[Guarantor]

By:
Name:
Title:

VXP MID-WEST, INC., as a [Borrower]/[Guarantor]

By:
Name:
Title:

CORPORATE EXPRESS DISTRIBUTION SERVICES, INC., as a [Borrower]/[Guarantor]

By:
Name:
Title:

VELOCITY EXPRESS LEASING, INC., as a [Borrower]/[Guarantor]

By:
Name:
Title:

VXP LEASING MID-WEST, INC., as a [Borrower]/[Guarantor]

By:
Name:
Title:

CD&L ACQUISITION CORP (f/k/a Cobra Acquisition Corp.), as a [Borrower]/[Guarantor]

By:
Name:
Title:

EXHIBIT F

GUARANTEE

The undersigned (the “Subsidiary Guarantor”), having of even date become a direct or indirect Subsidiary of Velocity Express Corporation, a Delaware corporation (the “Company”), hereby irrevocably and unconditionally (A) guarantees, to the extent set forth in the Indenture dated as of July 3, 2006 by and among the Company, as issuer, the other Subsidiary Guarantors named or provided for therein, as guarantors, and Wells Fargo Bank, N.A., a national banking association, as Trustee (as amended, restated or supplemented from time to time, the “Indenture”), and subject to the Indenture, (i) the due and punctual payment of the principal of, and premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other Note Obligations of the Company to the Noteholders or the Trustee, all in accordance with the terms set forth in Article 10 of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (B) assumes, adopts and accedes to the Indenture and each of the Security Documents as a “Subsidiary Guarantor”, “Subsidiary Pledgor” or functionally-equivalent capacity, as applicable, under each thereof, whereupon such Subsidiary Guarantor and the respective assets and properties owned or held thereby shall become and remain bound by and subject to the requirements and provisions of the Indenture and Security Documents applicable Persons party thereto in such capacity(ies).

The obligations of the undersigned Subsidiary Guarantor to the Noteholders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Note to which this Guarantee is endorsed, by accepting such Note, agrees to and shall be bound by such provisions.

IN WITNESS WHEREOF, the undersigned Subsidiary Guarantor has caused this Guarantee to be signed by its duly authorized Officer.

E-1

EXHIBIT G

SECURITY AGREEMENT

SECURITY AGREEMENT (this “Agreement”) dated as of July 3, 2006 (the “Effective Date”), by VELOCITY EXPRESS CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”); each of the Subsidiaries of the Company identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto or that become “Subsidiary Guarantors” hereunder pursuant to Section 6.06 after the date hereof (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Company, individually a “Grantor Party” and, collectively, the “Grantor Parties”); to and in favor of WELLS FARGO BANK, N.A., as Trustee for and on behalf of the Holders under (and as defined in) the Indenture referred to (and defined) below, acting, for purposes of this Agreement, on behalf and for the benefit of the Holders as their duly-appointed representative and agent with regard to all matters pertaining to the Collateral (as defined below) and the various other rights, interests, obligations and liabilities created or evidenced hereby (in such Trustee capacity and as so acting hereunder, the “Trustee”).

BACKGROUND

The Company has entered into an even-dated Indenture (the “Indenture”—capitalized terms used and not otherwise defined in this Agreement being defined herein as therein provided) with and in favor of the Trustee, pursuant to which the Company has issued its 12% Senior Secured Notes Due 2010 (the “Notes”), in an aggregate principal amount of $78,205,000 and, in connection therewith has executed and/or delivered to and in favor of the Holders (and/or the Trustee acting on their behalf) various other Transaction Documents providing for certain further undertakings of the Company in connection with the Indenture transaction.

Pursuant to Section 10.01 of the Indenture, each Subsidiary Guarantor has, by its even-dated signature (or, as contemplated by such Section 10.01 and the provisions hereof, by its later accession) to the Indenture, jointly and severally guaranteed any and all Note Obligations at any and all times arising or outstanding thereunder in favor of the Holders (and/or the Trustee acting on their behalf) and has provided certain additional assurances to the Holders or the Trustee as to the due and punctual performance of any and all Company liabilities or obligations of any other nature or type provided for under the Transaction Documents (the Note Obligations and such other Company liabilities and obligations, collectively, the “Secured Obligations”).

On and subject to the terms, conditions and limitations contained in Sections 4.16 and 4.16A of the Indenture, the Grantor Parties, may, at any time or from time to time after the Effective Date, be entering into the Senior Facility Agreement with the Senior Facility Creditors providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by the Senior Facility Creditors to the Company and/or applicable Subsidiary Guarantors in an aggregate principal amount not exceeding the Applicable Facility Cap and requiring the Company’s and/or applicable Subsidiary Guarantors’ execution and/or delivery to and in favor of the Senior Facility Creditors and the Senior Facility Agent, as applicable, of the various promissory notes, security agreements, mortgages, pledges, guarantees and other agreements, instruments and documents as constituting, together with the Senior Facility Agreement, the Senior Facility Documents referred to in the Indenture.

Accordingly, as a material inducement and fundamental condition to each Holder’s willingness and agreement to extend and maintain, to and for the benefit of the Company and the Subsidiary Guarantors, the financing and other accommodations provided for in the Indenture and the other Transaction Documents, each Grantor Party hereby agrees with, covenants to and undertakes in favor of the Trustee as follows:

Section 1. Definitions. In addition to the incorporation into this Agreement of Indenture definitions as above noted, the following terms shall be defined as follows:

“Accounts” shall have the meaning assigned to such term in Article 9 of the Uniform Commercial Code.

Security Agreement

“Collateral” has the meaning assigned to such term in Section 3.

“Collateral Account” means the deposit account established and maintained in accordance with Section 4.01.

“Copyright Collateral” means all material Copyrights, whether now owned or hereafter acquired by any Grantor Party, including each Copyright identified in Annex 4.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Deposit Account” shall mean and include the Collateral Account, the Designated Account (as defined in the Control Agreement) and each other deposit account (as defined in Article 9 of the Uniform Commercial Code) and securities account as defined in Article 8 of the Uniform Commercial Code) at any time titled in the name of or in trust for, or otherwise held or maintained by, any Grantor Party, including, without limitation, any such account into which funds are deposited or to be deposited as contemplated by the Transaction Documents.

“Document” has the meaning assigned to such term in Section 3(g).

“Financial Assets” shall have the meaning assigned to such term in Article 8 of the Uniform Commercial Code.

“Instruments” has the meaning assigned to such term in Section 3(d).

“Intangibles” means, with respect to any Grantor Party, all Intellectual Property, together with such Grantor Party’s other “general intangibles” (including goodwill, registrations, licenses, franchises, tax refund claims, guarantee claims, contract rights, security interests and rights to indemnification, etc.) as defined in Uniform Commercial Code.

“Intellectual Property” means collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, software, production methods, proprietary information, know-how and trade secrets with respect to any of the foregoing; (b) all licenses or user or other agreements granted to any Grantor Party with respect to any of the foregoing, including software licenses, in each case whether now or hereafter owned or used including the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral, listed in Annex 7 and (c) all information, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs with respect to any of the foregoing.

“Inventory” shall have the meaning assigned to such term in Article 9 of the Uniform Commercial Code.

“Investment Property” shall have the meaning assigned to such term in Article 9 of the Uniform Commercial Code.

Security Agreement

“Issuers” means, collectively, (a) the respective corporations, partnerships or other entities identified under the names of the Grantor Parties on Annex 3 under the caption “Issuer” and (b) any other entity that shall at any time be a Subsidiary Guarantor that is not a Restricted Subsidiary.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof), or the assignment or conveyance of any right to receive income therefrom.

“Patent Collateral” means all material Patents of the Grantor Parties as identified in Annex 5.

“Patents” means to the extent used, registered or applied for within the United States of America or in any other jurisdiction, all patents, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof.

“Perfection Certificate” means the Perfection Certificate completed, executed and delivered of even date with the Effective Date by the Company to the Trustee, whereby the Company has, for itself and on behalf of each Subsidiary Guarantor, furnished and certified to the Trustee certain data pertaining to the Collateral as requested therein for the Trustee’s reliance in making determinations as to the filings, actions and undertakings as are necessary and appropriate to result in the duly-perfected, first-priority Liens in the Collateral for the Trustee’s’ benefit as required hereby.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity of any kind.

“Pledged Debt” means any Indebtedness of a Subsidiary (as such terms are defined in the Indenture) held by any Grantor Party, other than any Restricted Subsidiary Indebtedness.

“Pledged Stock” has the meaning assigned to such term in Section 3(a).

“Permitted Investments” shall mean: (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (b) certificates of deposit or time deposits issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof; (c) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (b) of this definition; and (d) commercial paper rated A-1 or better or P-1 by Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc., or Moody’s Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof; in each case so long as the same (x) provide for the payment of principal and interest (and not principal alone or interest alone) and (y) are not subject to any contingency regarding the payment of principal or interest.

“Secured Obligations” has the meaning assigned to such term in the recitals hereto.

“Stock Collateral” has the meaning assigned to such term in Section 3(a)(ii).

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“Trademark Collateral” means all material Trademarks, whether now owned or hereafter acquired by any Grantor Party, including each Trademark identified in Annex 6. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means, to the extent used, registered or applied for in the United States of America or in any other jurisdiction, all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the United States of America and any other jurisdiction, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, or, to the extent governing or mandatorily applicable to the attachment, perfection or priority of any Lien created or evidenced (or purported to be created or evidenced) hereby in, on or with respect to any particular item(s) of Collateral subject or purported to be subject to any such Lien(s) and/or the terms and conditions of this Agreement, the Uniform Commercial Code as in effect from time to time in such other jurisdiction(s) to which such Lien(s) or Collateral is or are so governed and subject.

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SECTION 1A. SUBORDINATION AGREEMENT; EFFECT ON TRUSTEE RIGHTS AND REMEDIES. THE TRUSTEE ACKNOWLEDGES AND AGREES WITH EACH GRANTOR PARTY THAT THIS AGREEMENT, TOGETHER WITH ANY AND ALL RIGHTS, REMEDIES, INTERESTS AND BENEFITS HEREIN CONFERRED ON THE TRUSTEE FOR THE BENEFIT OF THE HOLDERS, ON AND SUBJECT TO THE TERMS AND CONDITIONS OF THE INDENTURE PERTAINING TO THE OCCURRENCE AND EFFECT OF THE SUBORDINATION REQUIRED DATE DESCRIBED THEREIN, MAY BE MADE SUBJECT TO THE SUBORDINATION AGREEMENT IF AND WHEN EXECUTED ON THE SUBORDINATION REQUIRED DATE BY AND BETWEEN THE SENIOR FACILITY AGENT AND THE TRUSTEE SUBSTANTIALLY IN THE FORM ATTACHED AS EXHIBIT B. IMMEDIATELY UPON THE SUBORDINATION REQUIRED DATE AND FOR SO LONG THEREAFTER AS THE SAME SHALL REMAIN APPLICABLE AND IN EFFECT PURSUANT TO ITS TERMS, THE SUBORDINATION AGREEMENT SHALL IN ALL RESPECTS GOVERN AND CONTROL THE RELATIVE PRIORITIES, RIGHTS, INTERESTS, LIENS AND REMEDIES AS BETWEEN THE TRUSTEE, ON THE ONE HAND, AND THE SENIOR FACILITY AGENT, ON THE OTHER HAND, AND NO ACTIONS TAKEN OR OMISSIONS MADE AT ANY AND ALL SUCH TIMES BY ANY PERSON PURSUANT TO AND IN COMPLIANCE WITH ALL APPLICABLE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT SHALL RESULT IN ANY MISREPRESENTATION, BREACH OR DEFAULT BY ANY GRANTOR PARTY HEREUNDER NOR GIVE RISE TO ANY RIGHT, REMEDY OR CLAIM OF THE TRUSTEE IN RESPECT THEREOF. UPON AND AT ALL TIMES DURING THE EFFECTIVENESS OF THE SUBORDINATION AGREEMENT, ALL TERMS AND CONDITIONS THEREOF AS ATTACHED TO THIS AGREEMENT ON THE EFFECTIVE DATE AS EXHIBIT B HERETO SHALL BE INCORPORATED INTO AND MADE A PART OF THIS AGREEMENT AS IF FULLY WRITTEN AND SET FORTH HEREIN. THE TRUSTEE FURTHER AGREES THAT, UPON AND AFTER THE SUBORDINATION REQUIRED DATE (IF AND WHEN OCCURRING), IT SHALL, AT THE SOLE COST AND EXPENSE OF THE COMPANY, COOPERATE WITH THE COMPANY IN TAKING SUCH ACTIONS AND PROVIDE SUCH ASSURANCES (INCLUDING, WITHOUT LIMITATION, THE HANDING OVER OF COLLATERAL ITEMS IN OR UNDER THE SOLE POSSESSION AND CONTROL OF TRUSTEE, AS SECURED PARTY, FOR PERFECTION PURPOSES OR OTHERWISE) AS ARE REASONABLY REQUESTED BY THE SENIOR FACILITY AGENT AS BEING NECESSARY TO GIVE FULL EFFECT TO THE LIEN PRIORITIES AND ASSOCIATED RIGHTS EXPRESSLY PROVIDED IN THE LATTER’S FAVOR PURSUANT TO THE SUBORDINATION AGREEMENT TERMS AS ATTACHED IN EXHIBIT B HERETO.

EACH GRANTOR PARTY ACKNOWLEDGES AND AGREES THAT: (1) THE FOREGOING PROVISIONS OF THIS SECTION 1A ARE STRICTLY LIMITED AS EXPRESSLY WRITTEN INTO THIS AGREEMENT, SUCH THAT, OTHER THAN THE LIMITED EXCEPTION MADE IN FAVOR OF THE SENIOR FACILITY AGENT PER THE SUBORDINATION AGREEMENT AS AFORESAID, THE FIRST-PRIORITY LIEN AND SECURITY INTEREST CREATED AND GRANTED TO AND IN FAVOR OF TRUSTEE SHALL AT ALL TIMES BE AND REMAIN ABSOLUTE AND UNCONDITIONAL; (2) FOR SO LONG AS ANY SECURED OBLIGATIONS SHALL REMAIN OUTSTANDING, NO PERSON OTHER THAN THE SENIOR FACILITY AGENT, ACTING IN ACCORDANCE WITH AND TO THE LIMITED EXTENT OF ITS PRIORITY RIGHTS AND INTERESTS AS EXPRESSLY STATED IN THE SUBORDINATION AGREEMENT TERMS ATTACHED TO THIS AGREEMENT, SHALL AT ANY SUCH TIME HAVE, RELATIVE TO THE LIENS AND SECURITY INTERESTS IN FAVOR OF THE TRUSTEE CREATED OR EVIDENCED HEREBY OR BY ANY OTHER TRANSACTION DOCUMENTS, ANY SENIOR, PARI PASSU OR OTHERWISE COMPETING OR CONFLICTING RIGHTS, INTERESTS, ENTITLEMENTS OR CLAIMS WHATSOEVER IN, TO OR WITH RESPECT TO THE COLLATERAL OR ANY OF THE VARIOUS RIGHTS, INTERESTS, REMEDIES AND BENEFITS OTHERWISE CONFERRED (OR PURPORTED TO BE CONFERRED) ON TRUSTEE PURSUANT HERETO; AND (3) IMMEDIATELY UPON TERMINATION OF, OR OTHERWISE TO THE EXTENT OF THE INAPPLICABILITY IN ANY INSTANCE OR CIRCUMSTANCES OF, THE PRIORITIES GRANTED TO THE SENIOR FACILITY AGENT UNDER THE SUBORDINATION AGREEMENT, THE TRUSTEE’S LIENS AND SECURITY INTERESTS CREATED OR EVIDENCED HEREBY SHALL CONTINUE IN EFFECT ON A FIRST-PRIORITY, PERFECTED BASIS AS IF SUCH SUBORDINATION AGREEMENT AND ASSOCIATED PRIORITIES HAD NEVER BEEN GRANTED OR EXISTED AT ANY TIME OR FOR ANY PURPOSE.

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Section 2. Representations and Warranties. Each Grantor Party represents and warrants to the Trustee that:

(a) Title and Priority. Such Grantor Party is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists or will exist upon such Collateral at any time, except for Permitted Liens. The security interest created pursuant hereto constitutes a valid and perfected security interest in the Collateral in which such Grantor Party purports to grant a security interest pursuant to Section 3, subject to no senior, equal or prior Lien except as created hereby and no other Lien whatsoever except for Permitted Liens.

(b) Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Grantor Party as of the date hereof are correctly set forth in Annex 1. Annex 1 correctly specifies the place of business of each Grantor Party or, if such Grantor Party has more than one place of business, the location of the chief executive office of such Grantor Party.

(c) Changes in Circumstances. Such Grantor Party has not (i) within the period of four months prior to the date hereof, changed its “location” (as defined in Section 9-307 of the Uniform Commercial Code), (ii) except as specified in Annex 1, heretofore changed its name, or (iii) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the Uniform Commercial Code) with respect to a currently effective security agreement previously entered into by any other Person.

(d) Pledged Stock. The Pledged Stock, if any, identified under the name of such Grantor Party in Annex 3 is, and all other Pledged Stock in which such Grantor Party shall hereafter grant a security interest pursuant to Section 3 will be, duly authorized, validly issued, fully paid and non-assessable and none of such Pledged Stock is or will be subject to any contractual restriction, or any restriction under the charter, by-laws or other organizational document of the respective Issuer of such Pledged Stock, upon the transfer of such Pledged Stock (except for any restriction contained herein or under such organizational documents).

(e) Ownership of Pledged Stock. The Pledged Stock, if any, identified under the name of such Grantor Party in Annex 3 constitutes in the case of each Issuer that is (i) a Restricted Subsidiary, 100% of all the issued and outstanding shares of capital stock of whatever class of such Restricted Subsidiary beneficially owned by such Grantor Party on the date hereof (whether or not registered in the name of such Grantor Party) and (ii) an Unrestricted Subsidiary, 65% of the issued and outstanding shares of voting stock of such Unrestricted Subsidiary and 100% of all other issued and outstanding shares of capital stock of whatever class of such Unrestricted Subsidiary beneficially owned by such Grantor Party on the date hereof (whether or not registered in the name of such Grantor Party); Annex 3 correctly identifies, as at the date hereof, the respective Issuers of such Pledged Stock and the respective class and par value of the shares constituting such Pledged Stock and the respective number of shares (and registered owners thereof) represented by each such certificate.

(f) Intellectual Property. Annexes 4, 5, and 6, respectively, set forth under the name of such Grantor Party a complete and correct list of all material Copyrights, material Patents and material Trademarks (in each case to the extent encompassed within the definition of “Intellectual Property” in Section 1(b) hereof) owned by such Grantor Party on the date hereof, and all registrations listed in Annexes 4, 5, and 6, are properly issued and in full force and effect. Annex 7 sets forth under the name of such Grantor Party all licenses and other user agreements pursuant to which such Grantor Party has been granted the right to use any Copyrights, Patents or Trademarks owned by others and material to the business of such Grantor Party.

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To such Grantor Party’s knowledge, (i) except as set forth in Annex 4, 5 or 6, there is no violation by others of any right of such Grantor Party with respect to any material Copyright, Patent or Trademark listed in Annexes 4, 5, and 6, respectively, under the name of such Grantor Party and (ii) such Grantor Party is not infringing in any material respect upon any copyright, patent or trademark of any other Person by virtue of the conduct of its business or, in the case of any such patent, use in connection with production at any of such Grantor Party’s facilities, as applicable; and no proceedings have been instituted or are pending against such Grantor Party or, to such Grantor Party’s knowledge, threatened, and no claim against such Grantor Party has been received by such Grantor Party, alleging any such violation, except as may be set forth in Annex 7.

As of the date hereof, such Grantor Party does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

Section 3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Grantor Party hereby pledges and grants to the Trustee, for the benefit of the Holders, a first-priority Lien on and security interest in all of such Grantor Party’s right, title and interest in the following property, whether now owned by such Grantor Party or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as “Collateral”):

(a) the shares of voting stock of the Issuers identified in Annex 3 under the name of such Grantor Party and all other shares of capital stock of whatever class of the Issuers together with all rights, privileges, authority and power of such Issuer with respect to such shares, in each case together with the certificates, instruments and agreements, if any, evidencing the same (collectively, the “Pledged Stock”), together with:

(i) all shares, securities, moneys or property representing a dividend on any of the Pledged Stock, or representing a distribution or return of capital upon or in respect of the Pledged Stock, or resulting from a split-up, revision, reclassification or other like change of the Pledged Stock or otherwise received in exchange therefor, and any subscription warrants, rights, agreements or options issued to the holders of, or otherwise in respect of, the Pledged Stock; and

(ii) in the event of any consolidation or merger in which an Issuer is not the surviving corporation, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is such Grantor Party itself) formed by or resulting from such consolidation or merger (the Pledged Stock, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to this clause (ii) and clause (i) above being herein collectively called the “Stock Collateral”);

provided that, notwithstanding the foregoing, the Stock Collateral of any Unrestricted Subsidiary shall be limited to 65% of the issued and outstanding shares of voting stock of such Unrestricted Subsidiary and 100% of all other issued and outstanding shares of capital stock of whatever class of such Issuer;

(b) the Pledged Debt;

(c) all Deposit Accounts (including all cash, Cash Equivalents, Investment Property, Financial Assets and other funds and assets deposited or maintained therein), Cash Equivalents and Accounts;

(d) all instruments, chattel paper (whether tangible or electronic), letter of credit rights (each as defined in the Uniform Commercial Code) of such Grantor Party, including (but not limited to) promissory notes, drafts, bills of exchange and trade acceptances (herein collectively called “Instruments”);

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(e) all Inventory and all computer hardware/software, equipment and fixtures (as defined in the Uniform Commercial Code), and all improvements and accessions hereto;

(f) each contract and other agreement of such Grantor Party relating to the Permitted Business and all Intellectual Property and other Intangibles (including payment intangibles) of such Grantor Party relating to the Permitted Business;

(g) all documents of title (as defined in the Uniform Commercial Code) or other receipts of such Grantor Party covering, evidencing or representing Inventory (herein collectively called “Documents”);

(h) all rights, claims and benefits of such Grantor Party against any Person arising out of, relating to or in connection with the Permitted Business conducted by such Grantor Party;

(i) all Investment Property and Financial Assets maintained in the Collateral Account (including any Cash Equivalents constituting either of the foregoing that are so maintained);

(j) the balance from time to time in the Collateral Account; and

(k) all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Collateral and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Grantor Party or any computer bureau or service company from time to time acting for such Grantor Party.

Section 4. Cash Proceeds of Collateral.

4.01 Collateral Account. The Trustee will cause to be established at a banking institution to be selected by the Trustee one or more cash collateral accounts (collectively, the “Collateral Account”), which

(i) to the extent of all Investment Property or Financial Assets (other than cash) shall be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code) in respect of which the Trustee shall be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code) and

(ii) to the extent of any cash, shall be a deposit account in respect of which the Trustee is the customer (as contemplated by Section 9-104(a)(3) of the Uniform Commercial Code) and

into which there shall be deposited from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) that the Trustee requests pursuant to Section 4.02 be delivered hereunder and into which a Grantor Party may from time to time deposit any additional amounts that any of them wishes to pledge to the Trustee as additional collateral security hereunder. The balance from time to time in the Collateral Account shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. If at any time following request by the Trustee pursuant to Section 4.02 no Event of Default shall be continuing, the Trustee shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the respective Grantor Party as such Grantor Party through the Company shall from time to time instruct, provided that at any time during the continuance of an Event of Default, the Trustee may in its discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of any Secured Obligation then due and payable in the manner specified in Section 5.09. In addition, the Company may at any time request that the balance from time to time standing to the credit of the Collateral Account be applied to the payment of any Secured Obligations then due and payable in the

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manner specified in Section 5.09. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

4.02 Proceeds of Accounts and Pledged Debt. If requested by the Trustee at any time after the occurrence and during the continuance of an Event of Default, each Grantor Party shall instruct (i) all account debtors and other Persons obligated in respect of all Accounts of such Grantor Party to make all payments in respect of the Accounts of such Grantor Party either (a) directly to the Trustee (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Trustee) or (b) to one or more other banks in the United States of America (by instructing that such payments be remitted to a post office box which shall be in the name and under the control of the Trustee) under arrangements, in form and substance reasonably satisfactory to the Trustee, pursuant to which such Grantor Party shall have irrevocably instructed such other bank (and such other bank shall have agreed) to remit all proceeds of such payments directly to the Trustee for deposit into the Collateral Account and (ii) all Domestic Subsidiaries obligated in respect of all Pledged Debt to make all payments in respect of the Pledged Debt directly to the Trustee. All payments made to the Trustee, as provided in the preceding sentence, shall be immediately deposited by the Trustee in the Collateral Account. In addition to the foregoing, each Grantor Party agrees that after the occurrence and during the continuance of an Event of Default, if the proceeds of any Collateral hereunder (including the payments made in respect of Accounts and Pledged Debt) shall be received by it, such Grantor Party shall, upon the request of the Trustee, as promptly as possible deposit such proceeds into the Collateral Account. Until so deposited, all such proceeds shall be held in trust by such Grantor Party for and as the property of the Trustee and shall not be commingled with any other funds or property of such Grantor Party.

4.03 Investment of Balance in Collateral Account. The cash balance standing to the credit of the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Grantor Party through the Company (or, after the occurrence and during the continuance of a Default, the Trustee) shall determine, which Permitted Investments shall be held in the name and be under the control of the Trustee (and, if the Collateral Account is a securities account, credited to the Trustee), provided that at any time after the occurrence and during the continuance of an Event of Default, the Trustee may in its discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations then due and payable in the manner specified in Section 5.09.

4.04 Designated Account Control Agreement. Each Grantor Party hereby agrees to execute and deliver to and in favor of the Trustee and the Securities Intermediary referred to therein, a Designated Account Control Agreement (the “Control Agreement”) in substantially the form attached as Exhibit A hereto. Such Control Agreement shall apply to and in all respects govern and control any and all items of Collateral meeting the definition of “Article 8 Collateral” as contained therein and not otherwise subject to perfection of Liens in accordance with the methods and procedures of perfection as contemplated hereby.

Section 5. Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Grantor Parties hereby jointly and severally agree with the Trustee as follows:

5.01 Delivery and Other Perfection. Each Grantor Party shall:

(a) if any of the shares, securities, moneys or property required to be pledged by such Grantor Party under clauses (a)(i) or (a)(ii) of Section 3 are received by such Grantor Party forthwith, transfer and deliver to the Trustee such shares or securities so received by such Grantor Party (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank), all of which thereafter shall be held by the Trustee, pursuant to the terms of this Agreement, as part of the Collateral;

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(b) deliver and pledge to the Trustee any and all Instruments constituting part of the Collateral in which such Grantor Party purports to grant a security interest hereunder, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Trustee may request; provided, that so long as no Event of Default shall have occurred and be continuing, such Grantor Party may retain for collection in the ordinary course any Instruments received by such Grantor Party in the ordinary course of its business and the Trustee shall, promptly upon request of such Grantor Party through the Company, make appropriate arrangements for making any Instrument pledged by such Grantor Party available to such Grantor Party for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Trustee, against trust receipt or like document);

(c) deliver and pledge to the Trustee any and all promissory notes or other instruments evidencing any of the Pledged Debt, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Trustee may request;

(d) give, execute, deliver, file, register and record, authorize or obtain all such financing statements, notices, instruments, documents, agreements or other papers, and take such other action, as may be necessary or desirable (in the reasonable judgment of the Trustee) to create, preserve, publish notice of, perfect, validate or preserve the perfection and priority of the security interest granted pursuant hereto or to enable the Trustee to exercise and enforce its rights hereunder with respect to such pledge and security interest, including causing any or all of the Stock Collateral to be transferred of record into the name of the Trustee or its nominee (and the Trustee agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Trustee will thereafter promptly give to the respective Grantor Party copies of any notices and communications received by it with respect to the Stock Collateral pledged by such Grantor Party hereunder), provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of clause (h) below;

(e) keep accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Trustee may reasonably require in order to reflect the security interests granted by this Agreement;

(f) permit representatives of the Trustee, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and, during the continuance of an Event of Default, permit representatives of the Trustee to be present at such Grantor Party’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Grantor Party with respect to the Collateral, all in such manner as the Trustee may reasonably require;

(g) execute and deliver and, subject to the execution thereof by the Trustee, cause to be filed, such continuation statements, and do such other acts and things, as may be necessary to maintain the perfection of the security interest granted pursuant hereto; and

(h) without limiting the provisions of Section 4.02 hereof, upon the occurrence and during the continuance of any Default, upon request of the Trustee, promptly notify (and such Grantor Party hereby authorizes the Trustee so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Trustee hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Trustee.

5.02 Perfection Certificates and Updated Collateral Reporting. The Company hereby represents, warrants and covenants as follows, for itself and on behalf of each of the Subsidiary Guarantors, to and

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in favor of the Trustee for its express reliance in taking or refraining from taking action with respect to the Secured Obligations and/or the Collateral for and on behalf of the Holders:

(a) the Perfection Certificate truly, accurately and completely reflects, in all material respects on and as of the Effective Date, the composition, location, nature, ownership and other requested data with respect to all assets, rights and interests of the Company and/or the Subsidiary Guarantors that are or may be subject to definition as, or purported or otherwise required to be pledged for the benefit of the Trustee as, part of the Collateral subject to this Agreement and the other Security Documents;

(b) the Perfection Certificate initially delivered on and with respect to the Effective Date shall thereafter be updated (including, in the case of any updates of a material nature or scope such as would be required, for example, upon the Merger Closing, by means of restatement of the Perfection Certificate in its entirety in order to truly, accurately and completely reflect any and all Collateral as then constituted and existing) simultaneously with any additions to, subtractions from or other changes in or to the Collateral occurring on or after the Effective Date (including by reason of the Merger Closing and the immediate and automatic inclusion among the Collateral subject hereto of the various assets, rights, interests or Capital Stock acquired by applicable Grantor Parties simultaneously therewith), except, in each case, for such additions, subtractions and/or other changes as relate to Collateral items having de minimus value relative to the properly-reflected Collateral as a whole; and

(c) matters set forth with respect to the Collateral in the Perfection Certificate and/or applicable updates as and when required thereto shall constitute representations and warranties made and, with each such update, affirmed in and pursuant to the Security Documents and, accordingly, any misrepresentation, inaccuracy or incompleteness therein or thereof shall constitute, except as and unless (x) relating to Collateral items having de minimus value relative to the properly-reflected Collateral as a whole or (y) otherwise fully and promptly remedied (by the Company’s written delivery of true, accurate and complete updating data and the taking of all appropriate Company/Subsidiary Guarantor actions as requisite to the valid attachment and due perfection of the Trustee’s first-priority Liens as required hereby in and on all Collateral as reflected among such updates) within fifteen (15) Business Days following Trustee’s notice, an Event of Default as described in Section 6.01(5) or, to the extent that the Notes are not then accelerated by virtue thereof, Section 6.01(4) of the Indenture.

5.03 Preservation of Rights. The Trustee shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral or to create, perfect or maintain the perfection or priority of any security interest in any of the Collateral.

5.04 Special Provisions Relating to Certain Collateral.

(a) Stock Collateral.

(1) Percentage Pledged. The Grantor Parties will cause the Stock Collateral to constitute at all times, in the case of all Issuers that are (i) Restricted Subsidiaries, 100% of all the total number of shares of capital stock of each such Issuer then issued and outstanding and (ii) Unrestricted Subsidiaries, 65% of the total number of shares of the voting stock and 100% of the total number of shares of all other classes of capital stock of such Issuer then issued and outstanding.

(2) Voting and Other Rights. So long as no Event of Default shall have occurred and be continuing, the Grantor Parties shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Stock Collateral for all purposes not inconsistent with the terms of this Agreement; provided that the Grantor Parties jointly and severally agree that they will not vote the Stock Collateral in any manner that results in a violation of the terms of this Agreement; and the Trustee shall execute and deliver to the Grantor Parties or cause to be executed and delivered to the Grantor Parties all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as

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the Grantor Parties may reasonably request for the purpose of enabling the Grantor Parties to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(a)(2).

(3) Dividends. Unless and until an Event of Default has occurred and is continuing, the Grantor Parties shall be entitled to receive and retain any dividends on the Stock Collateral paid in cash out of earned surplus.

(4) Rights Following Default. If any Event of Default shall have occurred, then so long as such Event of Default shall continue, and whether or not the Trustee exercises any available right to declare any Secured Obligation due and payable or seeks or pursues any other relief or remedy available to it under applicable law or under or in respect of this Agreement or the Indenture, all dividends and other distributions on the Stock Collateral shall be paid directly to the Trustee and retained by it in the Collateral Account as part of the Stock Collateral, subject to the terms of this Agreement, and, if the Trustee shall so request in writing, the Grantor Parties jointly and severally agree to execute and deliver to the Trustee appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Trustee shall, upon request of the Grantor Parties (except to the extent theretofore applied to the Secured Obligations), be returned by the Trustee to the Grantor Parties.

(b) Intellectual Property.

(1) For the purpose of enabling the Trustee to exercise rights and remedies under Section 5.05 at such time as the Trustee shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor Party hereby grants to the Trustee, to the extent assignable, an irrevocable, non-exclusive right (exercisable without payment of royalty or other compensation to such Grantor Party) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor Party, wherever the same may be located, including in such right reasonable access to all media in which any of the Intellectual Property may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(2) Notwithstanding anything contained herein to the contrary, the Grantor Parties will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantor Parties. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing the Trustee shall from time to time, upon the request of the respective Grantor Party, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor Party through the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the right provided pursuant to clause (1) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral, the Trustee shall grant back to the Grantor Parties the right granted pursuant to clause (1) immediately above. The exercise of rights and remedies under Section 5.05 by the Trustee shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantor Parties in accordance with the first sentence of this clause (2).

(3) The Grantor Parties will furnish to the Trustee from time to time upon its request (but, unless a Default (as defined in the Indenture) shall have occurred and be continuing, no more frequently than semi-annually) statements and schedules further identifying and describing the Copyright Collateral, the Patent Collateral and the Trademark Collateral, respectively, and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral as the Trustee may reasonably request, all in reasonable detail; and promptly upon request of the Trustee, following receipt by the Trustee of any statements, schedules or reports pursuant to this clause (3), modify this Agreement by amending

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Annexes 4, 5 and/or 6, as the case may be, to include any Copyright, Patent or Trademark that becomes part of the Collateral under this Agreement.

(4) Until termination of this Agreement pursuant to Section 5.12 upon payment in full of all Secured Obligations, each Grantor Party hereby undertakes to, at its own cost and expense, submit or deliver to, and/or file or record with, the United States Patent and Trademark Office such notices, statements and other filings and recordings as may be necessary or appropriate to evidence the Liens and security interests in favor of Trustee for the benefit of the Holders on, in or with respect to the Copyright Collateral, the Patent Collateral and the Trademark Collateral and appoints, constitutes and empowers the Trustee, as its agent and attorney-in-fact, to effect any or all of the foregoing actions in such Grantor Party’s name and stead and on its behalf, which appointment shall be coupled with and interest and irrevocable until such termination as aforesaid.

5.05 Events of Default, Etc. During the period during which an Event of Default shall have occurred and be continuing:

(a) each Grantor Party shall, at the request of the Trustee, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Trustee and such Grantor Party, designated in the Trustee’s request;

(b) the Trustee may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(c) the Trustee shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Trustee were the sole and absolute owner thereof (and each Grantor Party agrees to take all such action as may be appropriate to give effect to such right);

(d) the Trustee in its discretion may, in its name or in the name of any Grantor Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e) the Trustee may, upon 10 Business Days’ prior written notice to the Grantor Parties of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Trustee, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Trustee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Trustee or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter, to the fullest extent permitted by law, hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor Parties, any such demand, notice and right or equity being hereby expressly waived and released, to the fullest extent permitted by law. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included,

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and the Grantor Parties shall supply to the Trustee or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral. The Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 5.05 shall be applied in accordance with Section 5.09.

The Grantor Parties recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Trustee may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor Parties acknowledge that any such private sales may be at prices and on terms less favorable to the Trustee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the Company or issuer thereof to register it for public sale.

5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Grantor Parties shall remain liable for any deficiency.

5.07 Locations; Names. Without at least 30 days’ prior written notice to the Trustee, no Grantor Party shall change its “location” (as defined in Section 9-307 of the Uniform Commercial Code) or change its name from the name shown as its current legal name on Annex 1.

5.08 Private Sale. The Trustee shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. Each Grantor Party hereby waives any claims against the Trustee arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Trustee accepts the first offer received and does not offer the Collateral to more than one offeree.

5.09 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Trustee under this Section 5, shall be applied by the Trustee:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Trustee and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Trustee in connection therewith;

Second, to the payment in full of the Secured Obligations in such manner of application as required under the Indenture, the Notes and/or the other Transaction Documents; and

Finally, to the payment to the respective Grantor Parties, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

5.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Trustee while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Trustee is hereby appointed the attorney-in-fact of each Grantor Party for the purpose of

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carrying out the provisions of this Section 5 and taking any action and executing any instruments which the Trustee may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Trustee shall be entitled under this Section 5 to make collections in respect of the Collateral, the Trustee shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor Party representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

5.11 Perfection. Prior to or concurrently with the execution and delivery of this Agreement, each Grantor Party shall (i) file such financing statements and other documents in such offices as the Trustee may reasonably request to perfect the security interests granted by Section 3 of this Agreement, (ii) deliver to the Trustee all certificates evidencing any of the Pledged Stock, accompanied by undated stock powers duly executed in blank, and, to the extent required by Section 3(b), all promissory notes and other instruments evidencing any Pledged Debt identified in Annex 8 and (iii) execute and deliver such short form assignments or security agreements relating to Collateral consisting of the Intellectual Property as the Trustee may reasonably request. Without limiting the foregoing, each Grantor Party consents that Uniform Commercial Code financing statements may be filed describing the Collateral as set forth in Section 3.

5.12 Termination. When all Secured Obligations shall have been paid in full, this Agreement, together with all security interests and Liens created or evidenced hereby, shall immediately and automatically terminate and be of no further force or effect, and the Trustee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Grantor Party. The Trustee shall, at the expense of the Company, also execute and deliver to the respective Grantor Party upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be reasonably requested by the respective Grantor Party to effect the termination and release of the Liens on the Collateral.

5.13 Further Assurances. Each Grantor Party agrees that, from time to time upon the written request of the Trustee, such Grantor Party will execute and deliver such further documents and do such other acts and things as the Trustee may reasonably request in order fully to effect the purposes of this Agreement.

Section 6. Miscellaneous.

6.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the respective parties hereto in the manner and at the locations specified for such parties in Section 12.02 of the Indenture.

6.02 No Waiver. No failure on the part of the Trustee or any Holder to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Trustee of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

6.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor Party and the Trustee.

6.04 Expenses. The Grantor Parties jointly and severally agree to reimburse the Trustee for all reasonable costs and expenses incurred by the Trustee (including the expenses and reasonable fees of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Trustee of any obligations of the Grantor Parties in respect of the Collateral that the Grantor Parties have failed or refused to perform,

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(x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Trustee in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Grantor Party, the Trustee and each holder of any of the Secured Obligations; provided that no Grantor Party shall assign or transfer its rights or obligations hereunder without the prior written consent of the Trustee.

6.06 Additional Subsidiary Guarantors. New Subsidiaries of the Company formed or acquired by the Company after the date hereof and any Subsidiary that ceases to be an “Unrestricted Subsidiary” (as defined in the Indenture) which become a Subsidiary Guarantor under the Indenture shall become a “Subsidiary Guarantor” under this Agreement, by executing and delivering to the Trustee an instrument of assumption of guaranty and accession hereto in form and substance reasonably satisfactory to the Trustee. Accordingly, upon such execution and delivery by any such Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Subsidiary Guarantor” and an “Grantor Party” for all purposes of this Agreement.

6.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

6.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

6.09 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.10 Agents and Attorneys-in-Fact. The Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or willful misconduct of any such agents or attorneys-in-fact selected by it with due care.

6.11 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

[Signatures appear on following pages]

Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

THE COMPANY VELOCITY EXPRESS CORPORATION

By:
Name:
Title:

SUBSIDIARY GUARANTORS VELOCITY EXPRESS, INC VXP MID-WEST, INC. CORPORATE EXPRESS DISTRIBUTION SERVICES, INC. VELOCITY EXPRESS LEASING, INC. VXP LEASING MID-WEST, INC. CD&L ACQUISITION CORP.

By:
Name:
Title:

THE `TRUSTEE WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:

Security Agreement